UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant
☒
                                               Filed by a Party other than the Registrant
☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Air Lease Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

March 17, 2023

Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) at 7:30 a.m. Pacific Time, on Wednesday, May 3, 2023. The Annual Meeting will be held online in a virtual only meeting format via a live audio webcast at www.cesonlineservices.com/al23_vm. There will not be a physical location for the Annual Meeting. Stockholders may only participate online and must pre-register to attend.

If you plan to attend the virtual meeting, you will need to pre-register at www.cesonlineservices.com/al23_vm by 7:30 a.m. Pacific time on Tuesday, May 2, 2023. To pre-register for the Annual Meeting, please follow the instructions provided under “Other Matters – General Information – How do I pre-register to attend the Annual Meeting?” found in the accompanying Proxy Statement. Once registered, you will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live online webcast by visiting www.cesonlineservices.com/al23_vm.

The expected items of business for the Annual Meeting are described in detail in the attached Notice of 2023 Annual Meeting of Stockholders and Proxy Statement.

We look forward to your participation on May 3rd. We encourage you to submit your vote as soon as possible, whether or not you expect to attend the Annual Meeting. Your vote is very important to us.

Sincerely,

Steven F. Udvar-Házy

Executive Chairman of the Board

Notice of 2023 Annual Meeting of Stockholders

Time and Date:	7:30 a.m., Pacific Time, on Wednesday, May 3, 2023

Location:	www.cesonlineservices.com/al23_vm

Agenda:	(1)	Elect nine directors, each to serve for a one-year term until the next annual meeting of stockholders, and until their respective successors are duly elected and qualified or until his or her resignation or removal;

	(2)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2023;

	(3)	Advisory vote to approve named executive officer compensation;

	(4)	Approve the Air Lease Corporation 2023 Equity Incentive Plan; and

	(5)	Act upon such other matters as may properly come before the meeting or any postponement or adjournment.

Record Date:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record as of the close of business on March 6, 2023. A list of all stockholders entitled to vote at the meeting will be available for examination at our principal executive offices at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90067, for 10 days before the meeting, and during the meeting, such list will be available to registered stockholders as a link on the meeting platform.

Voting:	Please vote as soon as possible, even if you plan to attend the meeting, to ensure that your shares will be represented. You do not need to attend the meeting to vote if you vote your shares before the meeting. If you are a record holder, you may vote your shares by mail, telephone or the Internet. If your shares are held by a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee to vote your shares. To vote at the Annual Meeting, you must pre-register at www.cesonlineservices.com/al23_vm by 7:30 a.m. Pacific time on Tuesday, May 2, 2023. See additional instructions in section “Other Matters – General Information – How do I vote in the Annual Meeting webcast?” found in the accompanying Proxy Statement.

Annual Report:	Copies of our 2022 Annual Report to Stockholders (the “Annual Report”), including our 2022 Annual Report on Form 10-K, are being made available to stockholders concurrently with the accompanying Proxy Statement. We anticipate that these materials will first be made available to stockholders on or about March 23, 2023. You may also access our 2022 Annual Report on Form 10-K, which we have filed with the Securities and Exchange Commission (the “SEC”), on the investor section of our website at http://www.airleasecorp.com. The other information on our website does not constitute part of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to be Held on May 3, 2023: Our Proxy Statement and Annual Report are available online at http://www.proxyvote.com.

By Order of the Board of Directors,

Carol H. Forsyte

Executive Vice President, General Counsel, Corporate

Secretary and Chief Compliance Officer

Los Angeles, California

March 17, 2023

FORWARD-LOOKING STATEMENTS

Statements in this proxy statement that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on our current intent, belief and expectations. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results, performance or achievements, or industry results to differ materially from those expressed in such statements. Our actual results, performance or achievements, or industry results could differ materially from those anticipated in such forward-looking statements as a result of the following factors, among others: our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations; increases in our cost of borrowing or changes in interest rates; our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing; our failure to close our aircraft acquisition commitments; the failure of an aircraft or engine manufacturer to meet its delivery obligations to us, including or as a result of technical or other difficulties with aircraft before or after delivery; our ability to pursue insurance claims to recover losses related to aircraft detained in Russia; obsolescence of, or changes in overall demand for, our aircraft; changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, rising inflation, appreciation of the U.S. Dollar, and other factors outside of our control; impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings; increased competition from other aircraft lessors; the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us; increased tariffs and other restrictions on trade; changes in the regulatory environment, including changes in tax laws and environmental regulations; other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings we make with the SEC, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from our expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed throughout the documents incorporated by reference in this proxy statement. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our Annual Report on Form 10-K before voting. We anticipate that these materials will first be made available to stockholders on or about March 23, 2023.

References throughout this Proxy Statement to “Air Lease Corporation,” “we,” “us,” and “our” refer to Air Lease Corporation and its subsidiaries, unless the context indicates otherwise.

Proposals to be Voted On

Proposal	Description		Board Recommendation	More Information
Proposal 1	Election of Nine Director Nominees		✓ FOR Each Nominee	pages 17 to 26
	Matthew J. Hart Yvette Hollingsworth Clark Cheryl Gordon Krongard Marshall O. Larsen Susan McCaw	Robert A. Milton John L. Plueger Ian M. Saines Steven F. Udvar-Házy
Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm		✓ FOR	page 27
Proposal 3	Approve the Air Lease Corporation 2023 Equity Incentive Plan		✓ FOR	page 28
Proposal 4	Advisory Vote to Approve Named Executive Officer Compensation		✓ FOR	page 38

2023 Proxy Statement   |  Air Lease Corporation  |  i

2022 Financial and Business Highlights

Air Lease Corporation had several key accomplishments in 2022. Our total assets reached $28 billion and our total revenues reached $2.3 billion, both the highest in our company’s history. The lease utilization rate for our owned fleet of 417 aircraft was 99.6% for 2022. Our orderbook of new, fuel-efficient commercial aircraft is 90% placed for aircraft delivering through the end of 2024, and we ended 2022 with $31.4 billion in committed minimum future rental payments. During the year, we issued $2.2 billion in aggregate principal amount of senior unsecured notes with a weighted average interest rate of 3.59% and we ended the year with $6.9 billion in liquidity.

*	Lease utilization rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

Aircraft Activity. During the year ended December 31, 2022, we purchased and took delivery of 60 aircraft from our new order pipeline and sold six aircraft, ending the period with a total of 417 aircraft in our owned aircraft portfolio. The weighted average age of our fleet was 4.5 years, and the weighted average lease term remaining was 7.1 years as of December 31, 2022. The net book value of our fleet grew by 7.2%, to $24.5 billion as of December 31, 2022 compared to $22.9 billion as of December 31, 2021. Our managed fleet was comprised of 85 aircraft as of December 31, 2022 as compared to 92 aircraft as of December 31, 2021. We have a globally diversified customer base comprised of 117 airlines in 62 countries as of

ii  |  Air Lease Corporation  |  2023 Proxy Statement

December 31, 2022. As of February 16, 2023, all aircraft in our fleet, except for one aircraft, were subject to lease agreements or letters of intent and our lease utilization rate for 2022 was 99.6%.

New Aircraft Pipeline. As of December 31, 2022, we had commitments to purchase 398 aircraft from Boeing and Airbus for delivery through 2029 with an estimated aggregate commitment of $25.5 billion. We have placed approximately 90% of our committed orderbook on long-term leases for aircraft delivering through the end of 2024 and have placed 60% of our entire orderbook. We ended 2022 with $31.4 billion in committed minimum future rental payments, consisting of $15.6 billion in contracted minimum rental payments on the aircraft in our existing fleet and $15.8 billion in minimum future rental payments related to aircraft which will deliver between 2023 through 2028.

Financing. In 2022, we issued $2.2 billion in aggregate principal amount of senior unsecured notes with maturities ranging from 2027 to 2032 with a weighted average interest rate of 3.59%. Additionally, we ended 2022 with an aggregate borrowing capacity under our revolving credit facility of $6.1 billion and total liquidity of $6.9 billion. We had total debt outstanding of $18.8 billion, of which 91.3% was at a fixed rate and 99.3% was unsecured. As of December 31, 2022, our composite cost of funds was 3.07%.

Financial Highlights. Our total revenues for the year ended December 31, 2022 increased by 11.0% to $2.3 billion as compared to 2021. The increase in total revenues was primarily driven by the continued growth in our fleet, and significantly lower COVID-19 related lease restructuring and cash basis losses. For the year ended December 31, 2022, we reported consolidated net loss attributable to common stockholders of $138.7 million, or net loss of $1.24 per diluted share, compared to a consolidated net income attributable to common stockholders of $408.2 million, or $3.57 per diluted share, for the year ended December 31, 2021. Despite the growth of our fleet, our net income attributable to common stockholders and diluted earnings per share decreased due to the impact of the write-off of our Russian fleet. During the year ended December 31, 2022, our adjusted net income before income taxes was $659.9 million compared to $589.7 million for the year ended December 31, 2021. Our adjusted diluted earnings per share before income taxes for the full year 2022 was $5.89 compared to $5.15 for the full year 2021. The increase for the year ended December 31, 2022 as compared to 2021 was primarily due to the continued growth of our fleet and the increase in revenues as discussed above. Our adjusted net income before income taxes and adjusted diluted earnings per share before income taxes exclude the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items, such as the net impact of the write-off of our Russian fleet. Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes are measures of financial and operational performance that are not defined by U.S. Generally Accepted Accounting Principles (“GAAP”). See Appendix A for a discussion of adjusted net income before income taxes and adjusted diluted earnings per share before income taxes as non-GAAP measures and a reconciliation of these measures to net income attributable to common stockholders.

Return of Capital. On November 2, 2022, our Board of Directors approved an increase in our quarterly cash dividend on our Class A Common Stock by approximately 8%, from $0.185 per share to $0.20 per share. This dividend, paid on January 10, 2023, marked our 40th consecutive dividend since we declared our first dividend in 2013, and our tenth consecutive annual dividend increase over that time. In addition, our Board of Directors approved a new share repurchase program, which authorized repurchase of up to $150.0 million of our Class A Common Stock through September 30, 2022. During the year ended December 31, 2022, we repurchased 3,420,874 shares of Class A Common Stock under our stock repurchase program at an average purchase price of $43.85 per share. Such repurchases completed the repurchase of the entire $150.0 million of outstanding shares authorized under our stock repurchase program. We completed the share repurchase program in April 2022.

2023 Proxy Statement   |  Air Lease Corporation  |  iii

Productivity. As of December 31, 2022, we had 151 employees and $28.4 billion of total assets. Per employee, our revenue, net loss before income taxes and adjusted net income before income taxes for the year ended December 31, 2022 was approximately $15.3 million, $(0.9) million and $4.4 million, respectively.

For a comprehensive discussion of our financial results, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 16, 2023 and is available at http://www.airleasecorp.com/investors.

Environmental Highlights

Since our inception in 2010, we have been dedicated to growing our business responsibly as we serve our airline customers. Our core strategy is to work with our airline customers to replace their older aircraft with the most modern, fuel-efficient aircraft available.

•

As of December 31, 2022, our owned fleet of 417 aircraft had a weighted average age of 4.5 years, making it approximately 7 years younger than the average of the world’s fleet of commercial passenger aircraft.

•	As of December 31, 2022 our orderbook was comprised of 398 of the most environmentally friendly commercial passenger aircraft available.

•

The new aircraft we have on order from the manufacturers are generally 20% to 25% more fuel-efficient than those they will replace, as shown in the chart below, and have a significantly smaller noise footprint.

Source: Boeing & Airbus 2022. Aircraft comparisons: A220-300 compared to A319ceo. A320neo compared to A320ceo. A321neo compared to A321ceo. A330-900neo compared to B767-300ER. A350-900 compared to B777-200ER. A350-1000 compared to B777-300ER. 737-8 compared to 737NG (no winglet). 787 compared to 767-300ER. 737-8 is 20% lower and 737-9 is 21% lower. 787-9 and 787-10 are both 25% lower. A320neo is 20% lower, A321neo is 22% lower. A350-900 and A350-1000 are both 25% lower.

•	Our headquarters in Los Angeles are located in a LEED GOLD certified building.

iv  |  Air Lease Corporation  |  2023 Proxy Statement

Social Highlights

We are committed to operating with the highest standard for social responsibility. As such, we strive to cultivate an environment where all our employees can succeed. We seek out partners that uphold these ethical standards and we aim to support the communities in which we do business and educational and charitable organizations within the aviation industry.

•

We provide a comprehensive benefits package benchmarked in the 90th percentile of coverage for similarly sized companies. Our benefits package includes various employee assistance programs that provide wellness benefits.

•

We offer competitive compensation to our employees worldwide. U.S. employees, and, to the extent permissible, those outside the U.S., are eligible to participate in our long-term stock-based incentive plan.

•	We are building a diverse organization that respects different backgrounds and experiences. More than 30% of our employees were multicultural and over 50% were female as of December 31, 2022.

•

We have codes and policies in place which outline expectations for our employees and the companies with which we do business, such as a Code of Business Conduct and Ethics, Supplier Code of Conduct, Anti-Corruption Policy, and Human Rights Policy.

•

We support and pay for training and education programs that provide continual improvement for our employees, including continuing education, leasing seminars, and conferences related to the employee’s role in the Company.

•	We require all employees to participate in our training programs, including anti-harassment, compliance and cybersecurity.

•	We require all employees to participate in training focused on promoting equity in the workplace.

•	We support various charitable causes with both financial and human resources to advance aviation, education and humanitarian assistance.

•	As of December 31, 2022, we had aircraft in our owned fleet leased to customers across 29 countries considered emerging markets and developing economies.

2023 Proxy Statement   |  Air Lease Corporation  |  v

Corporate Governance Highlights

We maintain governance practices that we believe establish meaningful accountability for our company and our Board, including:

•	All Directors except Executive Chairman and Chief Executive Officer are Independent

•	All Standing Board Committees Comprised Entirely of Independent Directors

•	Independent Lead Director with Clearly Defined Role and Responsibilities

•	Commitment to Board Refreshment with Two New Directors in Last Four Years

•	Commitment to Board Diversity with Three Female Directors, One of Whom is from an Underrepresented Community

•	Requirement to Actively Include Women and Individuals From Minority Groups in the Pool of Potential Director Candidates

•	Majority Vote Standard for Director Elections With Mandatory Director Resignation if Not Elected

•	All Directors Elected on an Annual Basis

•	Annual Board and Committee Evaluations

•	All Audit Committee Members are Financial Experts

•	Focus on Critical Risk Oversight Role

•	Ongoing Board Succession Planning—Management and Board Dialogue to Ensure Successful Oversight of Succession Planning

•	Active Board Oversight of the Company’s Governance

•	Robust Director and Executive Officer Stock Ownership Guidelines

•	Prohibition on Short Sales, Transactions in Derivatives and Hedging of Company Stock by Directors and all Employees

•	Prohibition on Pledging of Company Stock by Directors and Executive Officers

•	Clawback Policy for Executive Compensation

•	All Independent Directors are Invited to Attend Meetings of Committees they are not Members of and Regularly Attend those Meetings

vi  |  Air Lease Corporation  |  2023 Proxy Statement

Director Nominees

Name	Age	Director Since	Independent	Committee Memberships			Other Public Boards
				Audit	Nominating and Corporate Governance	Leadership Development and Compensation
Matthew J. Hart Retired President & COO, Hilton Hotels Corporation	70	2010	✓	●	●		American Airlines Group, Inc. American Homes 4 Rent
Yvette Hollingsworth Clark Executive Vice President and Global Chief Compliance Officer, State Street Corporation	56	2021	✓	●
Cheryl Gordon Krongard Retired Senior Partner, Apollo Management	67	2013	✓		●	●
Marshall O. Larsen Retired Chairman, President & CEO, Goodrich Corporation	74	2014	✓		●	●	Becton, Dickinson and Company
Susan McCaw President of SRM Capital Investments	60	2019	✓			●	Lionsgate Entertainment Corp.
Robert A. Milton Retired Chairman & CEO, ACE Aviation Holdings and Air Canada	62	2010	✓	●	●	●
John L. Plueger CEO & President, Air Lease Corporation	68	2010					Spirit AeroSystems Holdings
Ian M. Saines Former Chief Executive, Funds Management Challenger Limited	60	2010	✓	●			Macquarie Bank Limited
Steven F. Udvar-Házy Executive Chairman, Air Lease Corporation	77	2010

● Member     ● Chair

2023 Proxy Statement   |  Air Lease Corporation  |  vii

Board Matrix

Our nine director nominees are highly experienced and possess the necessary skills and balance of perspectives to oversee our unique business. Set forth below is a summary of each director nominee’s qualifications, background and experience. More detailed information is provided in each director nominee’s biographical information beginning on page 18. In response to stakeholder feedback, we are also including enhanced disclosure regarding diversity demographics for each of our nine director nominees.

	Udvar-Házy	Plueger	Milton	Hart	Krongard	Hollingsworth Clark	Larsen	McCaw	Saines

Qualifications, Background and Experience
Executive Leadership Experience	●	●	●	●	●	●	●	●	●
Airline Industry/Aviation Expertise	●	●	●	●	●		●
Financial/Capital Allocation Expertise	●	●	●	●	●		●	●	●
International Experience	●	●	●	●	●	●	●	●	●
Risk Management and Oversight Experience	●	●	●	●	●	●	●	●	●
Other Public Company Board Experience	●	●	●	●	●		●	●	●

Demographics
Gender
Female					●	●		●
Male	●	●	●	●			●		●
Race/Ethnicity
African American or Black						●
White	●	●	●	●	●		●	●	●
Board Tenure
Years	13	13	13	13	9	2	9	3	13

viii  |  Air Lease Corporation  |  2023 Proxy Statement

Executive Compensation Highlights

Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice and retain successful senior executives. We also believe it is important that our compensation program attracts the highly talented executive who is experienced and capable of managing our aircraft fleet with a small team to help drive our profitability.

At the end of 2022, we had total revenues of $2.3 billion and we had 151 employees, resulting in 2022 revenue per employee of approximately $15.3 million and total compensation expense representing 3.7% of revenues. We believe that the ratio of employees to total revenue and total compensation as a percentage of revenues compares favorably to other companies in capital-intensive businesses.

Pay-for-Performance Philosophy

Our executive compensation program is also designed to reward our executives for contributing to the achievement of our annual and long-term objectives. We set robust goals to align performance-based compensation with the creation of long-term value for our stockholders. In 2022, we made changes to our compensation program based on stockholder feedback. These changes included returning to our historical long-term incentive award structure which we had modified in 2021 due to the impact of the COVID-19 pandemic. As a result, the relative split between performance and time-based long-term incentive awards for 2022 consisted of 50% Book Value RSUs, 25% TSR RSUs and 25% time-based RSUs. In addition, we returned the measurement period for all of the financial and strategic objectives under our annual cash bonus plan to a full year and added a new strategic objective tied to ESG and leadership development related metrics.

Our 2022 long-term incentive performance award payouts (for awards granted in 2020) demonstrate the rigor of the long-term performance targets set by the leadership development and compensation committee:

2022 TSR RSU Vesting (2020-2022 performance)	2022 Book Value RSU Vesting (2020-2022 performance)
0% vesting	0% vesting

We believe that our directors’ and employees’ ownership of our stock is critical to alignment with our stockholders. Our employees and independent directors collectively owned approximately 7% of the Company’s outstanding Class A Common Stock as of March 6, 2023.

2023 Proxy Statement   |  Air Lease Corporation  |  ix

Compensation Governance

Our leadership development and compensation committee regularly reviews our compensation governance practices to ensure we are incentivizing hard work and high performance while also managing risk. Highlights of our executive compensation program include:

What We Do:

✓	Pay for Performance
✓	Double-Trigger Change in Control Provisions
✓	Manage the use of equity incentives conservatively with a net equity burn rate of less than 1% in 2022
✓	Tally Sheets
✓	Robust Stock Ownership Guidelines for Directors and Executive Officers
✓	Mitigate Undue Risk
✓	Independent Compensation Consultant
✓	Annual Compensation Analysis Against Custom Benchmark Group
✓	Clawback Policy
✓	Annual “Say-on-Pay”
✓	Robust Stockholder Engagement Program

What We Don’t Do:

x	Directors or Employee Hedging
x	Executive Officer or Director Pledging
x	Tax Gross-Ups (except in connection with foreign assignments)
x	Dividend or Dividend Equivalents on Unvested Equity Awards
x	Re-Price Stock Options
x	Pension Benefits (other than 401(k))
x	Employment Agreements (except in connection with foreign assignments)
x	Equity awards with less than 1-year vesting
x	Stock Option Awards
x	Equity plan evergreen provisions
x	Guaranteed cash incentives, equity compensation or salary increases for NEOs (except upon death or disability)
x	Excessive perquisites or other benefits

Extensive Stockholder Engagement and Demonstrated Responsiveness

To better understand our investors’ perspectives regarding our executive compensation program as well as a variety of corporate governance and environmental, social and governance (“ESG”) topics, we engage with our investors throughout the year via individual or group meetings, at industry and bank conferences, as well as through our investor relations team. This engagement helps us better understand evolving stockholder priorities and perspectives, gives us an opportunity to elaborate upon our initiatives with relevant experts, and fosters constructive dialogue. We take feedback and insights from our engagement with investors into consideration as we review and evolve our business and governance practices and disclosures, and further share them with our Board of Directors as appropriate.

x  |  Air Lease Corporation  |  2023 Proxy Statement

After issuing our proxy statement in March 2022, we engaged with holders of over 60% of outstanding shares of our Class A Common Stock (none of whom were our employees or directors). We continued our outreach during 2022 and early 2023, focusing conversations on investor feedback on our compensation practices and ESG disclosures. Based on this engagement, we took the following actions in 2022 and 2023:

Actions that Support Stronger Executive Pay with Company Performance Alignment
✓

Returned to our Historical Long-Term Incentive Award Structure.    We structured our 2022 and 2023 long-term incentive awards to return to our historical long-term incentive award structure which we had modified in 2021 due to the impact of the COVID-19 pandemic. As a result, the relative split between performance and time-based awards for 2022 consisted of 50% Book Value RSUs, 25% TSR RSUs and 25% time-based RSUs. Time-based RSUs vest ratably each year over three years, while Book Value RSUs and TSR RSUs cliff vest at the end of three years.

All performance-based long-term incentive awards have three-year performance periods where performance is measured at the end of year three.

✓

All Performance-Based Awards Forfeited for the 3-Year Performance Period Ending in 2022.    100% of the outstanding Book Value RSUs and TSR RSUs that were eligible to vest at the end of the 3-year performance period ending on December 31, 2022 were forfeited by our NEOs. Despite the headwinds created during the performance period by the COVID-19 pandemic and Russia’s invasion of Ukraine, our leadership and development committee determined not to make any adjustments to the original performance targets, and our 3-year performance resulted in a 0% payout for the outstanding performance-based awards eligible to vest at the end of 2022.

Our leadership development and compensation committee strongly believes in setting rigorous performance goals for our long-term incentive awards and limiting after-the-fact adjustments to the underlying performance goals.

✓

Added First ESG Metrics to our Strategic Performance Metrics for our Annual Bonus Opportunity.    For our 2022 annual bonus program, our leadership development and compensation committee added new ESG and leadership development metrics to our strategic performance objectives. Our 2023 annual bonus program continues to include an ESG metric.

We believe including an ESG performance metric in our annual bonus plan structure will help drive accountability for progress on our sustainability strategy.

✓

Added Disclosure of the Strategic Objective Performance Goals Included in our Annual Bonus Opportunity.    We are providing additional disclosure of the performance goals underlying the strategic objectives included in our annual bonus opportunity in response to stakeholder feedback.

We believe additional disclosure of the goals underlying each performance objective included in our annual bonus program will better help stockholders evaluate our pay for performance goals.

✓

Increased the Weighting of the Financial Metrics in our Annual Bonus Opportunity.    For our 2023 annual bonus program, our leadership development and compensation committee increased the weighting of the financial metrics from 60% to 70%, while simultaneously reducing the weighting of the strategic objectives from 40% to 30%. We had reduced the relative weighting of the financial metrics included in our annual bonus program during the COVID-19 pandemic given the difficulty in forecasting our financial performance during that period.

Returning our annual bonus program to be more heavily weighted towards financial performance metrics will incentivize our executives to achieve profitable, long-term growth.

2023 Proxy Statement   |  Air Lease Corporation  |  xi

Actions that Support Additional Information Requests about ESG Topics
✓

Added Scope 1 and 2 Emissions to our ESG Report.    In response to stakeholder feedback, we included Scope 1 and 2 emissions in our annual ESG Report in 2022. We believe our ESG Report helps provide stakeholders with additional information regarding our business strategies, including our efforts to assist our airline customers as they work to achieve their sustainability goals and reduce their carbon footprint. As in prior years, our ESG Report also addressed our efforts and accomplishments in creating and supporting a diverse and inclusive workplace and diversifying our Board of Directors.

By annually publishing our ESG Report, we are better able to provide our stakeholders with information about our commitment to environmental, social and governance matters and more effectively engage on these topics in our outreach and interactions with stakeholders as we continue to evolve the program.

✓

Enhanced Focus on Climate-Related Risks and Opportunities.    Our core strategy is helping our airline customers modernize their fleets through our fleet planning services and our portfolio of aircraft that are generally 20-25% more fuel-efficient and have a significantly smaller noise footprint than the aircraft they will replace. Our dedicated ESG committee regularly discusses how we can best address and move forward our priorities related to environmental sustainability, and we have included this topic as a reporting item at each of our regularly scheduled Board of Directors meetings.

By engaging more frequently with our Board of Directors about climate-related risks and opportunities, we benefit from their experiences and views on these critical issues.

xii  |  Air Lease Corporation  |  2023 Proxy Statement

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

Proxy Statement for the 2023 Annual Meeting of Stockholders

Our Board of Directors

Members and Meetings of the Board of Directors

The Board of Directors (the “Board of Directors”) of Air Lease Corporation (“we,” “our,” “us,” or the “Company”) is currently composed of nine members: Matthew J. Hart, Yvette Hollingsworth Clark, Cheryl Gordon Krongard, Marshall O. Larsen, Susan McCaw, Robert A. Milton, John L. Plueger, Ian M. Saines, and Steven F. Udvar-Házy. Our directors serve for one-year terms until the next annual meeting of stockholders, and until their respective successors are duly elected and qualified or until his or her resignation or removal. Certain information regarding our directors is set forth below in Proposal 1: Election of Directors.

Our Board of Directors held six meetings in 2022. Each of the director nominees standing for election at the Annual Meeting attended 100% of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served in 2022 other than one director who attended 92% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served in 2022. We expect, but do not require, our directors to attend the annual meeting of stockholders each year. All director nominees attended the 2022 annual meeting.

Director Independence

Under the corporate governance rules of the New York Stock Exchange (the “NYSE”), a majority of the members of the Board of Directors must satisfy the NYSE criteria for “independence.” No director qualifies as independent unless the Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The Board of Directors has determined that seven of our nine current directors, Mr. Hart, Ms. Hollingsworth Clark, Ms. Krongard, Mr. Larsen, Ms. McCaw, Mr. Milton and Mr. Saines were independent in accordance with NYSE rules during the periods in 2022 and 2023 that such directors served on the Board of Directors. Messrs. Udvar-Házy and Plueger are not independent because they are employees of the Company.

2023 Proxy Statement   |  Air Lease Corporation  |  1

Board of Directors’ Leadership

The Board of Directors currently has no firm policy as to whether the roles of Chairman of the Board of Directors and Chief Executive Officer should be combined or separate. Instead, our Board of Directors believes that our leadership structure should be considered in the context of our Company’s circumstances at any given time, including company culture, strategic objectives and any challenges we may be facing. Therefore, our Board of Directors evaluates its leadership structure annually to ensure that the most optimal structure is in place for our Company’s needs, which may evolve over time.

Our Corporate Governance Guidelines provide that in the event that the Chairman of the Board of Directors is not an independent director, the nominating and corporate governance committee may designate an independent director to serve as “Lead Director,” who shall be approved by a majority of the independent directors. The Board of Directors believes having an independent Lead Director provides an appropriate balance between strong Company leadership and appropriate oversight by independent directors.

Mr. Udvar-Házy, our founder and former Chief Executive Officer, serves as the Executive Chairman of the Board of Directors, and in addition to his executive officer role, chairs the meetings of the Board of Directors and works closely with Robert A. Milton, our independent Lead Director. The role of the independent Lead Director helps ensure oversight by an active and involved independent Board of Directors, while Mr. Udvar-Házy’s continued engagement as Executive Chairman of the Board enables the Company and the Board of Directors to benefit from his deep knowledge, industry relationships, and operational experience. John L. Plueger, our Chief Executive Officer, also works closely with Mr. Milton in his role as independent Lead Director.

In this role, Mr. Milton has the following responsibilities as set forth in our Corporate Governance Guidelines and as requested by the Board of Directors:

•	chair meetings of the non-management or independent directors;

•	call meetings of the non-management or independent directors, if deemed appropriate;

•	provide input on the selection of any new director;

•	lead the annual Board of Directors and committee self-evaluations;

•	meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	facilitate communications between other members of the Board and the Executive Chairman and/or Chief Executive Officer;

•	work with the Executive Chairman in the preparation of the agenda for each meeting;

•	work with the Executive Chairman in determining the need for special meetings;

•	otherwise consult with the Executive Chairman and/or the Chief Executive Officer on matters of governance and Board performance;

•	report the results of the annual performance evaluation of the Executive Chairman and the Chief Executive Officer, to each individual; and

•	be available, as appropriate, for consultations and direct communication with stockholders.

Mr. Milton also serves on each committee of the Board. The Board of Directors believes that Mr. Milton’s extensive aviation industry experience, chief executive officer experience, as well as other board experience make him well suited to serve as its independent Lead Director.

The Board of Directors believes that the leadership structure with a strong independent Lead Director on the one hand, and knowledgeable and experienced Executive Chairman of the Board of Directors on the other, provides balance and is in the best interest of the Company.

2  |  Air Lease Corporation  |  2023 Proxy Statement

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to assist it in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. The Guidelines describe (i) the Lead Director’s and the Board of Directors’ responsibilities, (ii) the qualification criteria for serving as a director, including diversity considerations and over-boarding limits, (iii) the requirement that a director must offer to resign if the Board has determined that an actual conflict of interest arises with respect to the director which is not waived by the Board or such director fails to receive a majority vote at an annual meeting, (iv) the requirement that directors are subject to the Company’s Code of Business Conduct described below in the section captioned “The Board of Directors’ Role in Governance Oversight” and (v) the standards for the conduct of meetings and establishing and maintaining committees. In addition the Guidelines (i) confirm that the directors will have full and free access to officers and employees of the Company and have authority to retain independent advisors as necessary and appropriate in carrying out their activities, (ii) establish frameworks for director compensation, director orientation and continuing education, and an annual evaluation of the Board and its committees and of the Guidelines, (iii) charge the leadership development and compensation committee with oversight of management evaluation and succession, and (iv) detail the Company’s policies regarding confidentiality and communications between our Board of Directors and the press and media on matters pertaining to the Company and clarify our practices regarding communications to our Board of Directors by stockholders and other interested parties.

Our Board of Directors periodically reviews the Guidelines and makes amendments from time to time. For example, in 2021, our Board of Directors amended the Guidelines to, among other items, adopt a (i) “Rooney Rule” requirement to actively include women and minority candidates in the pool of qualified director candidates from which directors are to be selected and (ii) mandatory resignation policy for directors who fail to receive a majority vote at an annual meeting of stockholders. Any such resignation is subject to review and acceptance by the full Board of Directors.

Our Guidelines are available on our website at www.airleasecorp.com.

Executive Sessions of Non-Employee Directors

As part of the Board of Directors’ regularly scheduled meetings, the non-employee directors meet in executive session. Any non-employee director can request additional executive sessions. Mr. Milton, as independent Lead Director, schedules and chairs the executive sessions.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an audit committee, a leadership development and compensation committee and a nominating and corporate governance committee. Our Board of Directors has determined that each of these committees is composed solely of independent directors under the applicable NYSE rules. Our Board of Directors has adopted a charter for each committee that is available on our website at www.airleasecorp.com.

All of the independent members of the Board of Directors are invited to attend all committee meetings and it is the practice of the independent directors to attend the meetings of committees upon which they do not serve. The independent directors believe that their attendance at these meetings enhances their understanding of the business and permits them to more substantively contribute at the meetings of the full Board of Directors.

2023 Proxy Statement   |  Air Lease Corporation  |  3

Audit Committee
Members Mr. Hart (Chair) Ms. Hollingsworth Clark Mr. Milton Mr. Saines All Independent/Financially Literate/Financial Experts(1)	2022 Meetings • Held four meetings • 100% attendance

Responsibilities. The responsibilities of the audit committee include, but are not limited to, overseeing:

•  the integrity of the financial statements of the Company;

•  the independent registered public accounting firm’s qualifications and independence;

•  the performance of our internal audit function and independent registered public accounting firm;

•  our compliance with legal and regulatory requirements;

•  our accounting and system of internal controls;

•  our cybersecurity program; and

•  our overall policies and practices with respect to risk assessment and risk management.

(1)

Our Board of Directors has determined that each member of our audit committee is “financially literate” under applicable rules of the NYSE and is an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission (“SEC”). In addition, each member of our audit committee also meets the enhanced independence requirements pursuant to Rule 10A-3(b)(i) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and NYSE rules for purposes of serving on an audit committee.

Nominating and Corporate Governance Committee
Members Mr. Milton (Chair) Mr. Hart Ms. Krongard Mr. Larsen All Independent	2022 Meetings • Held four meetings • 100% attendance

Responsibilities. Our nominating and corporate governance committee monitors the implementation of sound corporate governance principles, practices and risks and will, among other things:

•  identify individuals qualified to become a member of our Board and recommend to the Board of Directors candidates to be appointed to fill vacancies and newly created directorships consistent with criteria approved by the Board and as further described under the section captioned “Consideration of Director Candidates”;

•  periodically review and recommend changes, as appropriate, to our corporate governance documents;

•  review stockholder proposals submitted in accordance with our bylaws;

•  annually oversee the evaluation of the Board of Directors and its committees; and

•  review and approve all related person transactions in accordance with our Related Persons Transaction Policy.

4  |  Air Lease Corporation  |  2023 Proxy Statement

Leadership Development and Compensation Committee
Members Ms. Krongard (Chair) Ms. McCaw Mr. Larsen Mr. Milton All Independent(1)	2022 Meetings • Held five meetings • 100% attendance

Responsibilities. The responsibilities of the leadership development and compensation committee include, but are not limited to:

•  overseeing our overall compensation structure, policies and programs;

•  reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and Executive Chairman, reviewing the performance of each such individual in light of those goals and objectives and recommending to the independent directors of the Board the compensation level for each such individual based on this evaluation;

•  reviewing and approving corporate goals and objectives relevant to the compensation of our other named executive officers, reviewing the performance of each such individual in light of those goals and objectives and determining the compensation level for each such individual based on this evaluation and the recommendation of our Chief Executive Officer and/or Executive Chairman;

•  administering, and making recommendations to the Board of Directors with respect to our incentive-compensation and equity-based compensation plans that are subject to Board approval;

•  reviewing and evaluating the Company’s programs and practices related to leadership development and human capital management, including periodically reviewing diversity and inclusion programs and practices and succession plans relating to positions held by executive officers and making recommendations to the Board regarding the selection of individuals to fill these positions;

•  at least annually reviewing the compensation (both cash and equity-based compensation) of non-employee directors for service on the Board and its committees and recommending any changes to the Board for approval;

•  broadly overseeing matters relating to the attraction, motivation, development and retention of employees; and

•  reviewing the risk exposure related to the areas of its responsibility.

(1)

Our Board of Directors has determined that each member of the leadership development and compensation committee satisfies the additional independence requirements specific to compensation committee membership under NYSE rules and qualifies as a “non-employee director” under SEC rules for purposes of serving on a compensation committee. In making this determination, the Board of Directors considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the leadership development and compensation committee.

In fulfilling its responsibilities, the leadership development and compensation committee may delegate to management or to a subcommittee of the leadership development and compensation committee. The leadership development and compensation committee has delegated to the Company’s Executive

2023 Proxy Statement   |  Air Lease Corporation  |  5

Chairman and the Chief Executive Officer, each of whom is a member of the Board of Directors, the authority to make RSU grants in 2022 and 2023 to employees (other than executive vice presidents) on the same terms as grants made by the leadership development and compensation committee to executive officers, subject to a cap on both the aggregate number of RSUs approved for issuance by the leadership development and compensation committee and the dollar amount of any individual award.

The leadership development and compensation committee also oversees preparation of the compensation discussion and analysis to be included in our annual proxy statement, recommends to the Board of Directors whether to include the compensation discussion and analysis, and provides an accompanying report to be included in our annual proxy statement. The committee also considers the results of the most recent stockholder advisory vote on executive compensation and to the extent the committee determines it appropriate to do so, takes such results into consideration in connection with its review and approval of executive officer compensation.

In accordance with the leadership development and compensation committee’s charter, the leadership development and compensation committee may retain independent compensation advisors and other management consultants. In 2022, the leadership development and compensation committee retained Exequity LLP (“Exequity”), a nationally recognized independent compensation consultant, to provide advice with respect to compensation decisions for the non-employee directors of our Board of Directors and our executive officers.

Compensation Committee Interlocks and Insider Participation

Each of Ms. Krongard, Ms. McCaw, Mr. Larsen and Mr. Milton served on the leadership development and compensation committee for all of 2022. None of the members of our leadership development and compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or the leadership development and compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or leadership development and compensation committee.

The Board and Committee Annual Self-Evaluation

To ensure that the Board of Directors and each Board committee functions effectively, the nominating and corporate governance committee annually conducts a self-evaluation to identify and assess areas for improvement. The written assessment focuses on the Board composition and its role, the operation of the Board, the Board’s processes relating to the Company’s strategy, financial position and corporate governance and the function and effectiveness of the Board committees. The independent Lead Director leads the evaluation process which includes collecting the assessment feedback and conducting a one-on-one conversation with each director.

In connection with the one-on-one conversation with each director, the Lead Director asked the directors to discuss with him several additional questions on critical topics impacting the Company in 2022, including the Board’s oversight of succession planning and diversity, equity and inclusion efforts, climate change and environmental sustainability priorities and commitments, as well as the Company’s risk management strategy in light of ongoing geopolitical instability in certain regions.

The Lead Director discusses the results of the evaluations and feedback received with the non-employee directors in executive session at its February meeting each year, then shares the results with the employee directors and, as necessary, the Board implements resulting recommendations.

6  |  Air Lease Corporation  |  2023 Proxy Statement

Consideration of Director Candidates

Qualifications of Director Candidates

Our nominating and corporate governance committee is responsible for identifying and evaluating director candidates based on the perceived needs of the Board of Directors at the time. Our Board of Directors has established criteria for identifying and evaluating individuals qualified to become members of the Board of Directors, which it uses as a guideline in considering director nominations. The criteria, which are included in our Guidelines, include but are not limited to:

•	The nominee’s reputation for integrity, honesty and adherence to high ethical standards.

•

The nominee’s judgment and independence of thought, financial literacy, leadership experience and a fit of abilities and personality that helps build an effective, collegial, and responsive Board of Directors.

•

The nominee’s demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and willingness and ability to contribute positively to the decision-making process of the Company.

•	The nominee’s commitment to understand the Company and its industry, including its competitors.

•	The absence of conflicting time commitments and the nominee’s commitment to regularly attend and participate in meetings of the Board and its committees.

•

The nominee’s background, knowledge, education, experience, skills, age, and gender, ethnic and geographic diversity. The nominating and corporate governance committee will actively include, and will instruct any search firms utilized to include, women and racial and/or ethnic minority candidates in the pool of potential director candidates from which new directors are selected.

•

The nominee’s interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, creditors and the general public, and to faithfully represent the interests of all stockholders.

•	The impact of the nominee’s appointment on overall Board of Directors balance, breath of experience, collective knowledge, perspective and ability.

The criteria established by the Board of Directors are not exhaustive and the nominating and corporate governance committee and the Board of Directors may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a director. The nominating and corporate governance committee reviews and assesses the nomination criteria annually.

The nominating and corporate governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate’s background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and corporate governance committee considers in evaluating candidates. However, the Board of Directors is committed to identifying candidates with gender, racial and/or ethnic diversity and our Guidelines contain a “Rooney Rule” requirement to actively include women and minority candidates in the pool of qualified director candidates from which directors are to be selected. We currently have three female directors, one of whom is from an underrepresented community.

Our nominating and corporate governance committee has not retained professional search firms to assist it in recruiting potential director candidates.

2023 Proxy Statement   |  Air Lease Corporation  |  7

Stockholder-Recommended Director Candidates

Any stockholder may recommend a director candidate for our nominating and corporate governance committee to consider by submitting the candidate’s name and qualifications to us in care of the Corporate Secretary (the “Secretary”) at the address for our principal executive office listed on the cover page of this Proxy Statement. Candidates recommended by a stockholder are evaluated in the same manner and using the same criteria as used for any other director candidate.

Stockholders of record seeking to nominate a candidate for election as a director at our annual meeting of stockholders (as opposed to making a recommendation to the nominating and corporate governance committee as described above) or to bring other business before our annual meeting of stockholders, may do so by providing timely notice of their intent in writing by the deadlines specified in our Fourth Amended and Restated Bylaws (the “Bylaws”). For more information, see the section below titled Stockholder Proposals and Director Nominations for our 2024 Annual Meeting of Stockholders.

Communications with the Board of Directors

Stockholders and any other interested parties who wish to communicate with the Board of Directors or an individual director, including our independent Lead Director or our independent directors as a group, or any Board committee or any chairperson of any Board committee, by either name or title, may send written communications care of the Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement. All such communications will be opened by the Secretary or his or her designee for the sole purpose of determining whether the contents represent a message to the Company’s directors. The Secretary will forward copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board. The Secretary will not forward junk mail, job inquiries, business solicitations, offensive or otherwise inappropriate materials.

8  |  Air Lease Corporation  |  2023 Proxy Statement

Board of Directors’ Role in the Oversight of the Company’s Governance Practices

The Board of Directors’ Role in Risk Oversight

The Board of Directors has delegated to the audit committee primary responsibility for risk oversight. In accordance with its charter, the audit committee is responsible for monitoring the Company’s policies and practices with respect to risk assessment and risk management. This includes oversight of management’s implementation of the Company’s annual enterprise risk management assessment (the “ERM program”), which is an ongoing, enterprise-wide program designed to enable effective and efficient identification of, and management visibility into, critical enterprise risks over the short-, intermediate-, and long-term, and to facilitate the incorporation of risk considerations into decision making across the Company. In particular, the annual enterprise risk management assessment clearly defines risk management roles and responsibilities, brings together senior management and the Company’s external auditor to discuss risk, promotes visibility and constructive dialogue around risks relevant to the Company’s strategy and operations, and facilitates appropriate risk response strategies at the Board, committee, and management levels. Under the ERM program, management develops a holistic portfolio of the Company’s enterprise risks by performing targeted risk vulnerability assessments and incorporating information regarding specific categories of risk gathered from the Company’s technical, procurement, treasury, human resources, IT and legal teams, who provide input into this process and are responsible for the day-to-day monitoring, evaluating, reporting, and mitigating of their respective risk categories. The ERM program works in tandem with the Company’s accounting and financial reporting teams to align the risk identification and assessment with the Company’s existing disclosure controls and procedures. The audit committee also periodically meets with representatives of the Company’s independent registered public accounting firm. As needed, the Chair of audit committee escalates issues relating to risk oversight to the full Board of Directors, in a continuous effort to keep the Board of Directors adequately informed of developments that could affect the Company’s risk profile or other aspects of its business. The Board of Directors also considers specific risk topics in connection with strategic planning and other matters.

The audit committee’s risk management oversight also includes oversight of the Company’s compliance program. The Company’s compliance program is led by the Company’s General Counsel, Secretary and Chief Compliance Officer, who reports directly to the Company’s Chief Executive Officer. The Company’s General Counsel, Secretary and Chief Compliance Officer meets at least quarterly with the audit committee and Board of Directors to report on key ethics and compliance risks facing the Company and provides an annual compliance program update to the audit committee. Additional risk management oversight by the audit committee includes oversight of the Company’s cybersecurity program. Throughout the year at each quarterly meeting, the audit committee receives updates on the cybersecurity program, including in connection with program enhancements, audits of the program, and employee cybersecurity training.

The leadership development and compensation committee provides oversight with respect to risks that may arise from our compensation arrangements and policies. This is accomplished on an ongoing basis through the committee’s review and approval of specific arrangements and policies to ensure that they are consistent with our overall compensation philosophy and our business goals. The leadership development and compensation committee periodically discusses any compensation risk-related concerns with senior management and with its independent compensation consultant. The Chair of the committee will report to the full Board of Directors regarding any material risks as deemed appropriate. In view of this oversight and based on our ongoing assessment, we do not believe that our present employee compensation arrangements, plans, programs or policies are likely to have a material adverse effect on the Company.

2023 Proxy Statement   |  Air Lease Corporation  |  9

The leadership development and compensation committee also provides oversight with respect to risks related to the Company’s leadership development and human capital management. This is accomplished through regular involvement by the committee with senior management in matters relating to the attraction, motivation, development and retention of employees.

The Board of Directors provides oversight of the risks related to ESG practices that are not addressed by the audit and leadership development and compensation committees, including environmental risks as discussed below. The Board of Directors has retained direct oversight of environmental risks given that one of the Company’s core business strategies includes focusing on the replacement market to assist airlines looking to replace aging aircraft with new, modern technology, fuel efficient jet aircraft.

The Board of Directors believes that its governance structure supports the Board’s role in risk oversight. With the exception of environmental risk oversight conducted by the full Board of Directors, independent directors chair each of the Board committees responsible for risk oversight and the Company’s independent Lead Director facilitates communication between management and directors.

The Board of Directors’ Role in Governance Oversight

The Board of Directors’ role in governance oversight is embedded in a broad range of its activities. Throughout this Proxy Statement, we highlight our governance practices, including the evolution of many of these practices. The Board of Directors regularly reviews developing governance practices and actively considers enhancements to our governance practices. Each year the Board of Directors has a separate meeting to discuss the business and competitive environment and evaluate the Company’s strategic goals and direction. Thereafter, the Board of Directors has ongoing discussions of these topics at its regular meetings.

The Board of Directors also exercises increased oversight as appropriate. For example, over the last several years, the Board of Directors has increased its oversight of ESG matters, leadership and human capital matters, geopolitical risks and cybersecurity.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our officers. Among other things, the Code of Business Conduct and Ethics is intended to ensure fair and accurate financial reporting, to promote ethical conduct and compliance with applicable laws and regulations given our worldwide operations, to provide guidance with respect to the handling of ethical issues, to foster a culture of honesty and accountability and to deter wrongdoing. It also requires disclosure to us of any situation, transaction or relationship that may give rise to any actual or potential conflict of interest. Such conflicts must be avoided unless approved by our nominating and corporate governance committee. The Code of Business Conduct and Ethics prohibits our employees, officers and directors from taking, or directing a third party to take, a business opportunity that is discovered through the use of company resources. We encourage all employees to report concerns or wrongdoing. A copy of our Code of Business Conduct and Ethics is available on our website at www.airleasecorp.com.

The Board of Directors’ Role in Leadership Development and Succession Planning

The Company’s leadership is comprised of a small number of talented individuals, with extensive industry experience, capable of managing a capital-intensive business responsibly to drive our profitability and

10  |  Air Lease Corporation  |  2023 Proxy Statement

growth. At the end of 2022, we had total assets of $28.4 billion and we had 151 full-time employees. Our Board of Directors recognizes that the Company’s human capital management is critical to our success and is actively engaged on overseeing it.

The Board of Directors and the leadership development and compensation committee regularly engage with senior management, including human resources, on a broad range of human capital management matters. Engagement is focused on our culture, succession planning, compensation (including pay equity), benefits, talent development, talent recruiting and retention, and diversity and inclusion. During 2022, one aspect of the Board of Director’s oversight included direct senior management engagement with the Board of Directors on a number of occasions to provide updates and discussion on their respective areas of focus.

The leadership development and compensation committee is actively involved in reviewing and evaluating the Company’s programs and practices related to leadership development and human capital management, including reviewing succession plans relating to positions held by executive officers and making recommendations to the Board regarding the selection of individuals to fill these positions. In the most recent review of our succession planning in November 2022, all the independent directors participated.

Annually, our Chief Executive Officer and Executive Chairman report to the leadership development and compensation committee on succession planning for other senior executive positions. Our Board of Directors also maintains an emergency Chief Executive Officer succession plan which will become effective in the event our Chief Executive Officer becomes unable to perform his duties in order to minimize potential disruption to our business and operations.

The Board of Directors’ Role in Environmental Risk Oversight

Since our inception, our strategy has been to invest in the most modern, fuel-efficient, new technology commercial aircraft. We believe focusing on these priorities aligns us with our airline customers’ need to replace ageing aircraft in their fleets with aircraft that offer reduced fuel consumption, emissions and noise. John Plueger, our CEO, leads our environmental sustainability efforts and reports regularly to the Board of Directors on these matters. Working collaboratively with key functions within the Company and our ESG Committee, our CEO and other senior-level executives assess and manage our climate-related risks. They regularly engage with our customers on environmental sustainability topics and concerns as well as with our suppliers, including Airbus and Boeing and the major aircraft engine manufacturers, to develop the next generation aircraft that reduce fuel consumption, emissions and noise, which we believe are vital to helping our industry achieve its sustainability goals over time. They also participate in industry events to highlight the importance of the aviation industry’s sustainability efforts and need for industry-wide improvement.

Environmental sustainability continues to be a focus of the investor community and our stakeholders. During 2022, we continued to discuss ESG matters with our stakeholders, including environmental sustainability and, based on feedback we received in prior years, included Scope 1 and Scope 2 emissions in our annual ESG Report for the first time.

In addition to engagement with our stakeholders, our Board of Directors actively oversees our climate-related risks and opportunities, which are now included as an agenda item at every quarterly Board of Directors meeting, with a more focused environmental risk review at our annual Board of Directors strategy session. In addition, for 2022 and continuing in 2023, our Board of Directors has included an ESG metric in our annual bonus plan.

2023 Proxy Statement   |  Air Lease Corporation  |  11

Our ESG Committee is comprised of our CEO, who leads it, our chief financial officer, general counsel, a senior member of our marketing department, a senior member of our finance department, and the heads of human resources and investor relations. The ESG Committee meets at least quarterly to guide our ESG programs and related disclosures.

Certain Relationships and Related Person Transactions

Our Board of Directors has adopted a written Related Person Transaction Policy that is intended to comply with Item 404 of Regulation S-K. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company (including any of its subsidiaries) was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related party had, has or will have a direct or indirect material interest (a “Related Person Transaction”). For purposes of the policy, a related party is any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our Class A Common Stock, or any of their respective immediate family members.

Under our Related Person Transaction Policy, the nominating and corporate governance committee is responsible for reviewing and approving each Related Person Transaction. In determining whether to approve a Related Person Transaction, the nominating and corporate governance committee will consider the relevant facts and circumstances of the Related Person Transaction available to the nominating and corporate governance committee and to take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms comparable to those available to an unaffiliated third party or to employees generally under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a Related Person Transaction falls within one of certain specified pre-approved transaction categories set forth in the policy, it does not require review by the nominating and corporate governance committee and shall be deemed to be pre-approved even if the amount involved exceeds $120,000.

No member of the nominating and corporate governance committee who is a related party is permitted to vote on the approval or ratification of their own Related Person Transaction, but may, if requested by other members of the nominating and corporate governance committee, participate in some or all of the nominating and corporate governance committee’s discussions of the Related Person Transaction. Out of an abundance of caution, the nominating and corporate governance committee will sometimes review and approve or ratify transactions with a related person or an entity affiliated with a related person, even if the related person does not have a direct or indirect material interest in the transaction. We did not have any Related Person Transactions (other than pre-approved transactions) during 2022.

12  |  Air Lease Corporation  |  2023 Proxy Statement

Board Compensation and Stock Ownership

Director Compensation

Our Board of Directors sets non-employee director compensation based on recommendations from the leadership development and compensation committee. The committee periodically reviews the cash and equity-based award compensation of non-employee directors serving on the Board and its committees. The leadership development and compensation committee’s independent compensation consultant, Exequity, assists in this review, including obtaining market information, annually benchmarking our director compensation and designing various aspects of our compensation program for directors. After its review, the committee recommends any changes to the Board of Directors for approval. Directors who are also employees of the Company (currently Messrs. Udvar-Házy and Plueger) do not receive any additional compensation for their service as a director.

Annual Retainer Fees and Other Cash Fees

Retainers under our non-employee director compensation program for 2022 consisted of:

Retainer Type	Annual Cash Compensation

Annual Board Retainer	$ 80,000

Committee Member Retainer

• Audit	$ 15,000

• Leadership Development and Compensation	$ 10,000

• Nominating and Corporate Governance	$ 10,000

Additional Retainer for Committee Chair

• Audit	$ 20,000

• Leadership Development and Compensation	$ 10,000

• Nominating and Corporate Governance	$ 10,000

Additional Retainer for Lead Independent Director	$ 50,000

There has been no change in our retainer fees since 2012. All cash retainers are paid quarterly and prorated based on the number of days that a director serves in the applicable capacity.

A non-employee director will receive a meeting fee of $1,500 per meeting (i) if he or she attends a number of Board meetings in excess of the number of scheduled meetings plus two additional Board meetings during the applicable calendar year or (ii) if he or she attends during the applicable year a number of meetings of a committee on which he or she serves, in excess of the number of scheduled meetings plus two additional meetings of that committee for that year. No fees for attending additional meetings were paid in 2022.

Non-employee directors may be paid a per diem fee of $2,500 for non-ordinary course Board or committee activity (excluding any educational events) subject to the approval of the Board, the Chairman of the Board or the Lead Independent Director of the Board. No per diem fees were paid in 2022.

As a matter of policy, each director could elect to have his or her retainer paid in cash or shares of our Class A Common Stock, or a combination thereof.

2023 Proxy Statement   |  Air Lease Corporation  |  13

Equity Awards

Each non-employee director who joins our Board of Directors receives an initial grant of RSUs to be settled in shares of our Class A Common Stock (“Initial Director Grant”) with an aggregate value of $180,000. Thereafter, each year our non-employee directors receive an annual RSU award to be settled in shares of Class A Common Stock (the “Annual Director Grant”) with an aggregate value of $130,000. There has been no change in the dollar value of the equity awards since May 2019, when we increased the aggregate value of the Annual Director Grant from $120,000 to $130,000.

The value of all grants of RSUs is based on the closing price of our Class A Common Stock on the date of grant. All RSUs awarded to our non-employee directors vest in full on the first anniversary of the grant date, and if the director’s service terminates for any reason, other than following a change in control, the RSUs will vest on a daily prorated basis according to the number of days between the grant date and the termination of service, divided by 365. If the director’s service terminates following a change in control, the RSUs will vest in full. The Initial Director Grants and the Annual Director Grants are made pursuant to the Air Lease Corporation 2014 Equity Incentive Plan or any successor plan.

Each director may annually elect to defer the receipt of his or her Annual Director Grant shares beyond the one-year vesting period. Directors may elect to defer his or her shares until separation from service or alternatively, may elect a deferral period of five years or ten years from the date of grant, provided, that shares will be distributed upon a separation from service, a change of control or at death, if earlier than the elected deferral date. After the applicable vesting date, deferred RSUs receive dividend equivalents which are reinvested in additional RSUs based on the market price of the Company’s Class A Common Stock on the date the dividends are paid.

On May 4, 2022, each non-employee director received an Annual Director Grant.

Expense Reimbursement/Other Arrangements

We reimburse directors for travel and lodging expenses incurred in connection with their attendance at meetings and other expenses incurred in connection with their service to the Company. We also have entered into agreements with each of our non-employee directors to provide them with indemnification and advancement of expenses to supplement that provided under our certificate of incorporation and Bylaws, subject to certain requirements and limitations.

14  |  Air Lease Corporation  |  2023 Proxy Statement

Director Compensation Summary

The following table sets forth compensation paid to or earned by the individuals who served as non-employee directors of the Company during 2022.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)

Mr. Hart	125,000	130,000	255,000

Ms. Hollingsworth Clark	95,000	130,000	225,000

Ms. Krongard	110,000	130,000	240,000

Mr. Larsen	100,000	130,000	230,000

Ms. McCaw	90,000	130,000	220,000

Mr. Milton	175,000	130,000	305,000

Mr. Saines	95,000	130,000	225,000

(1)	Fees Earned or Paid in Cash: The amount shown for each non-employee director is composed of his or her annual retainer fees, committee member fees and any additional committee chair fees.

(2)

Stock Awards: On May 4, 2022, each non-employee director was granted an Annual Director Grant of 3,159 RSUs which vest in full on May 4, 2023. The dollar amounts shown for the Annual Director Grants to Mses. Krongard, McCaw and Hollingsworth Clark, and Messrs. Hart, Larsen, Milton and Saines reflect $41.15 per share, which is the grant date fair value of one share of Class A Common Stock computed in accordance with FASB ASC Topic 718. Each RSU represents a contingent right to receive one share of our Class A Common Stock. Except as described above, none of the non-employee directors held any unvested RSUs as of December 31, 2022. As of December 31, 2022, our non-employee directors held the following vested RSUs:

Name	Number of RSUs
Mr. Hart	—
Ms. Hollingsworth Clark	—
Ms. Krongard (a)	18,219
Mr. Larsen (a)	25,891
Ms. McCaw (a)	8,425
Mr. Milton	—
Mr. Saines (a)	25,891

(a)	Amount includes accrued dividend equivalents in connection with the deferral of certain Annual Director Grants of RSUs. Fractional shares have been rounded to the nearest whole share.

2023 Proxy Statement   |  Air Lease Corporation  |  15

Director Stock Ownership Guidelines

Our Board of Directors has adopted robust stock ownership guidelines for all non-employee directors which requires all non-employee directors to maintain ownership of Class A Common Stock equivalents with an aggregate market value equal to five times the amount of the then current annual cash retainer fee for service on our Board of Directors. Each non-employee director has five years from the time he or she becomes subject to these guidelines to achieve the required ownership threshold. For a non-employee director, Class A Common Stock equivalents are shares of Class A Common Stock personally owned by the director, shares of Class A Common Stock underlying vested RSUs awarded to a director and shares of Class A Common Stock underlying unvested RSUs awarded to a director that are subject to time vesting only. As of March 6, 2023, all of our non-employee directors have met the ownership requirement. The table below sets forth the ownership of Class A Common Stock equivalents held by our independent directors as of such date:

Target Ownership			Actual Ownership

Current Outside Director Annual Cash Retainer Fee	Multiple of Annual Retainer	Multiple Expressed in Dollars	Non-employee Director	Multiple of Annual Retainer(1)	Value of Shares held by Director(1)

$ 80,000	5x	$ 400,000	Mr. Hart	27x	$ 2,182,768

			Ms. Hollingsworth Clark	7x	$ 584,356

			Ms. Krongard	26x	$ 2,080,257

			Mr. Larsen	22x	$ 1,783,653

			Ms. McCaw	11x	$ 900,065

			Mr. Milton	22x	$ 1,759,634

			Mr. Saines	23x	$ 1,879,471
(1)

Based on the closing price of the Company’s Class A Common Stock on March 6, 2023. Includes Class A Common Stock equivalents held by the applicable director as of March 6, 2023 as calculated under our stock ownership guidelines.

16  |  Air Lease Corporation  |  2023 Proxy Statement

Items of Business

Proposal 1: Election of Directors

At the Annual Meeting, the Board of Directors is recommending to stockholders that Mr. Matthew J. Hart, Ms. Yvette Hollingsworth Clark, Ms. Cheryl Gordon Krongard, Mr. Marshall O. Larsen, Ms. Susan McCaw, Mr. Robert A. Milton, Mr. John L. Plueger, Mr. Ian M. Saines and Mr. Steven F. Udvar-Házy each be elected as a director to serve for a one-year term ending at the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified or until his or her earlier resignation or removal.

Each of the director nominees named below is currently a director and was elected at the annual meeting of stockholders held on May 4, 2022.

No arrangement or undertaking exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, and there are no family relationships among any of our directors or executive officers. Each nominee has consented to be nominated and has agreed to serve as a director if elected. Should any of these nominees become unable or unwilling to serve as a director prior to the Annual Meeting, the proxies for the Annual Meeting will, unless otherwise directed, vote for the election of such other individual as the Board of Directors may recommend, unless the Board of Directors in its discretion reduces the number of directors constituting our Board. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the director nominees will be unable or unwilling to stand as a nominee or to serve as a director if elected.

Vote Required:

Under our Bylaws, a director nominee will be elected to the Board of Directors by a majority of the votes cast, meaning the number of votes cast “FOR” such nominee’s election must exceed the number of votes cast “AGAINST” such nominee’s election at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the director election because they are not treated as votes cast.

Under Delaware law, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected. To address this “holdover” issue, our Guidelines provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the Board of Directors. The nominating and corporate governance committee will then make a recommendation to our Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision, along with its rationale, within 90 days after the date of the certification of the election results.

Recommendation:

The Board of Directors recommends that you vote FOR the election of each director nominee set forth below.

2023 Proxy Statement   |  Air Lease Corporation  |  17

A summary of each nominee’s principal occupation, recent professional experience, directorships at other public companies for at least the past five years, and certain other qualifications, is provided below:

Matthew J. Hart Retired President and Chief Operating Officer of Hilton Hotels Corporation Age: 70 Director since May 2010

Board Committees:

•	Audit (Chair)

•	Nominating and Corporate Governance

Other Current Public Company Directorships:

•	Director, American Airlines Group Inc.

•	Trustee, American Homes 4 Rent

Mr. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, a global hospitality company, from May 2004 until the buyout of Hilton by a private equity firm in October 2007. Mr. Hart also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton, Mr. Hart served as the Senior Vice President and Treasurer of The Walt Disney Company and Executive Vice President and Chief Financial Officer for Host Marriott Corp.

Qualifications:

Mr. Hart possesses significant executive experience in the hotel industry and currently serves on the board of directors of a major U.S. airline. Mr. Hart provides our Board of Directors with an important combination of management, airline industry and financial expertise. His past experience as the chief financial officer of two Fortune 500 companies, and his current service on various committees of two other public companies, make him instrumental in helping our Board of Directors implement business and financial strategy.

18  |  Air Lease Corporation  |  2023 Proxy Statement

Yvette Hollingsworth Clark Executive Vice President and Global Chief Compliance Officer, State Street Corporation Age: 56 Director since May 2021

Board Committees:

•	Audit

Other Current Public Company Directorships:

•	None

Ms. Hollingsworth Clark is currently Executive Vice President and Global Chief Compliance Officer, State Street Corporation, a position she has held since October 2022. Prior to joining State Street Corporation, Ms. Hollingsworth Clark was Senior Director, Trust - Global Head of Compliance at Google LLC, from October 2021 to October 2022. Prior to joining Google LLC, Ms. Hollingsworth Clark was President and CEO of Hollingsworth Compliance Consulting, LLC, a risk management and advisory firm. Ms. Hollingsworth Clark has held progressive leadership roles in financial services as Executive Vice President & Regulatory Innovation Officer with Wells Fargo & Company, as Managing Director & Global Head of Financial Crimes at Barclays Corporate & Investment Bank, and Managing Director and North America Anti-Money Laundering Regional Compliance Head with Citigroup. Prior to her private sector roles, Ms. Hollingsworth Clark was a regulator with the Federal Reserve System for approximately 10 years. Ms. Hollingsworth Clark serves on the board of Diligent Corporation, a private company. Additionally, she is a member of the Executive Leadership Council and the International Women’s Forum Northern California.

Qualifications:

Ms. Hollingsworth Clark has extensive experience and knowledge of financial risk management, as well as corporate governance and regulatory compliance. She provides our Board of Directors with key insights with respect to financial risk management and the banking industry.

2023 Proxy Statement   |  Air Lease Corporation  |  19

Cheryl Gordon Krongard Private Investor Age: 67 Director since December 2013

Board Committees:

•	Leadership Development and Compensation (Chair)

•	Nominating and Corporate Governance

Other Current Public Company Directorships:

•	None

Ms. Krongard is engaged in private investment activities. Ms. Krongard was a senior partner of Apollo Management, L.P., a private investment company, from January 2002 to December 2004. From 1994 to 2000, she served as the Chief Executive Officer of Rothschild Asset Management and as Senior Managing Director for Rothschild North America. Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV, and Rothschild Realty Inc. and as Managing Member of Rothschild Recovery Fund. Ms. Krongard also served as a director of Xerox Holdings Corporation from 2017 until May 2022, a director of US Airways Group, Inc. from 2003 until its December 2013 merger with American Airlines Group Inc. and as a director of Legg Mason, Inc. from 2006 until July 2017. Ms. Krongard was elected a lifetime governor of the Iowa State University Foundation in 1997 and has served as Chairperson of its Investment Committee. She also is a member of the Deans Advisory Council, Iowa State University College of Business.

Qualifications:

Ms. Krongard brings substantial asset management expertise and leadership experience serving as a senior executive at large, complex asset management organizations. Ms. Krongard also has significant compensation, finance, and corporate governance experience acquired through her service on the boards and committees of other publicly traded companies. Her strategic planning experience and airline experience gained as a director of a public company is a key resource to our Board of Directors for financial investments and business strategy.

20  |  Air Lease Corporation  |  2023 Proxy Statement

Marshall O. Larsen Retired Chairman, President and Chief Executive Officer of Goodrich Corporation Age: 74 Director since May 2014

Board Committees:

•	Nominating and Corporate Governance

•	Leadership Development and Compensation Committee

Other Current Public Company Directorships:

•	Becton, Dickinson and Company

Mr. Larsen served as Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry, from 2003 until his retirement in July 2012 when the company was acquired by United Technologies Corporation. He was elected as President and Chief Operating Officer of Goodrich in February 2002, and as a director in April 2002. From 1995 through January 2002, Mr. Larsen served as Executive Vice President of Goodrich and President and Chief Operating Officer of Goodrich Aerospace division of Goodrich. Mr. Larsen joined Goodrich in 1977. Mr. Larsen served as a director of Raytheon Technologies Corporation from 2012 until April 2022 and a director of Lowe’s Companies, Inc. from 2004 until his retirement in May 2019. Mr. Larsen is a former director of the Federal Reserve Bank of Richmond and former Chairman of the U.S. Aerospace Industries Association. He is active in numerous community activities and is a member of the Krannert School of Management Advisory Board, Purdue University.

Qualifications:

Mr. Larsen brings substantial business and leadership experience as the chairman and chief executive officer of a publicly-traded company for nine years including insights in governance, regulatory and management issues facing public companies. His in-depth knowledge of the aerospace industry and the conditions that affect the industry significantly benefits the discussions of our Board of Directors.

2023 Proxy Statement   |  Air Lease Corporation  |  21

Susan McCaw President of SRM Capital Investments Age: 60 Director since November 2019

Board Committees:

•	Leadership Development and Compensation

Other Current Public Company Directorships:

•	Lionsgate Entertainment Corp.

Ms. McCaw is currently the President of SRM Capital Investments, a private investment firm. Before this, Ms. McCaw served as President of COM Investments from April 2004 to June 2019 except while serving as U.S. Ambassador to the Republic of Austria from November 2005 to December 2007. Prior to April 2004, Ms. McCaw was a Principal at Robertson Stephens & Company, a San Francisco-based investment bank and an Associate in Robertson Stephens Venture Capital Group. Ms. McCaw started her career as a business analyst at McKinsey & Company in New York and Hong Kong. Ms. McCaw serves on the boards of several not-for-profits including Teach for America, the Ronald Reagan Presidential Foundation and the Stanford Institute for Economic Policy Research. She is also an Overseer at the Hoover Institution where she is vice chair of the Executive Committee. In addition, Ms. McCaw is a founding board member and board chair of the Malala Fund for Girls’ Education. Ms. McCaw also serves on the Khan Academy Global Advisory Board and the Knight-Hennessy Scholars Global Advisory Board. She is a former member of Harvard Business School’s Board of Dean’s Advisors and is Trustee Emerita of Stanford University where she chaired the Development and Globalization committees.

Qualifications:

Ms. McCaw brings deep experience and relationships in global business and capital markets to the Board of Directors through her private sector experience in investment banking and investment management, and through her public service as a former U.S. Ambassador. Ms. McCaw’s experience both as an investor and diplomat brings broad and meaningful insight to the Board of Director’s oversight of the Company’s business.

22  |  Air Lease Corporation  |  2023 Proxy Statement

Robert A. Milton Retired Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc. Age: 62 Director since April 2010

Board Committees:

•	Audit

•	Leadership Development and Compensation

•	Nominating and Corporate Governance (Chair)

Other Current Public Company Directorships:

•	None

Mr. Milton was the Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc., a holding company for Air Canada and other aviation interests (“ACE”) from 2004 until June 2012. He also was the President of ACE from 2004 until 2011. Mr. Milton was the Chairman of Air Canada from 2004 until 2007. He held the position of President and Chief Executive Officer of Air Canada from August 1999 until December 2004. Mr. Milton is a director of Breeze Aviation Group, Inc., the holding company of Breeze Airways. Mr. Milton was a director of Cathay Pacific Airways Limited from May 2019 to May 2022 and non-executive chairman of United Continental Holdings, Inc. from April 2016 to April 2018. Mr. Milton is a trustee of the Georgia Tech Foundation, a Director (Emeritus) of the Smithsonian Air and Space Museum and served as Chair of the International Air Transport Association’s Board of Governors from 2005 to 2006.

Qualifications:

Mr. Milton’s extensive experience in the aviation industry, including his many years with Air Canada, and his past service on the board of directors of several airlines, provides our Board of Directors with deep industry experience. Our Board of Directors has benefited from Mr. Milton’s many relationships in the aircraft manufacturing, aircraft leasing and airline industries. Mr. Milton’s management experience and understanding of the aircraft leasing industry make him an ideal choice to act as our lead independent director.

2023 Proxy Statement   |  Air Lease Corporation  |  23

John L. Plueger Chief Executive Officer and President of Air Lease Corporation Age: 68 Director since April 2010

Other Current Public Company Directorships:

•	Spirit AeroSystems Holdings, Inc.

Mr. Plueger has served as our Chief Executive Officer and President since July 2016, and previously served as our President and Chief Operating Officer from March 2010 until July 2016. Mr. Plueger has more than 36 years of aviation industry and aircraft leasing experience, 23 of which were with International Lease Finance Corporation (“ILFC”) where he served as acting Chief Executive Officer from February 2010 to March 2010, as President and Chief Operating Officer from 2002 to February 2010 and on its board of directors from 2002 to 2010. Mr. Plueger’s professional experience also includes testifying before the U.S. House of Representatives as an aircraft leasing industry expert witness as well as responding to European Commission formal inquiries concerning aerospace industry related mergers and acquisitions. Mr. Plueger is a Certified Public Accountant and is an FAA Airline Transport Pilot, with multiple jet type ratings and instructor ratings. Mr. Plueger is a member of the Pepperdine University Board of Regents and a director (Emeritus) of the Smithsonian National Air and Space Museum.

Qualifications:

Mr. Plueger has more than 36 years of aviation industry and aircraft leasing experience, providing our Board of Directors with an in-depth understanding of our business. His many years of business, financial, accounting, managerial and executive experience in our industry make him an invaluable member of our Board of Directors.

24  |  Air Lease Corporation  |  2023 Proxy Statement

Ian M. Saines Private Investor Age: 60 Director since June 2010

Board Committees:

•	Audit

Other Current Public Company Directorships:

•	Macquarie Bank Limited

Mr. Saines is engaged in private investment activities. He was the Chief Executive, Funds Management of Challenger Limited, an Australian investment management firm from March 2015 to November 2019. From December 2013 to March 2015 he was engaged in private investment activities. From December 2008 to December 2013, Mr. Saines was employed by Commonwealth Bank of Australia in the role of Group Executive of the Institutional Banking and Markets Division. Prior to joining Commonwealth Bank of Australia in May 2004, Mr. Saines was a Management Committee member of Zurich Capital Markets Asia, the investment banking arm of the Zurich Financial Services Group. He previously held various senior roles with Bankers Trust Australia Limited and was also employed by the Reserve Bank of Australia. He is currently Deputy Chair of the United States Study Centre at the University of Sydney and a director of New South Wales Treasury Corporation (TCorp), the organization that provides investment management, debt and other risk management services and advice to the New South Wales public sector. Mr. Saines also serves as Deputy Chair of American Australian Association Limited and as a Fellow of the Australian Institute of Company Directors (FAICD).

Qualifications:

Mr. Saines brings to our Board of Directors a wealth of experience in investment and commercial banking and deep knowledge of financial risk management. He provides our Board of Directors with key insights with respect to financial products, the financial markets, capital raising activities and the management of a large, complex business.

2023 Proxy Statement   |  Air Lease Corporation  |  25

Steven F. Udvar-Házy Executive Chairman of the Board of Directors of Air Lease Corporation Age: 77 Director since February 2010

Other Current Public Company Directorships:

•	None

Mr. Udvar-Házy has served as our Executive Chairman of the Board of Directors since July 2016, and previously served as our Chairman and Chief Executive Officer from our launch in February 2010 until July 2016. In 1973, Mr. Udvar-Házy co-founded the aircraft leasing business that became ILFC and from 1973 to February 2010 served as Chairman and Chief Executive Officer of ILFC. ILFC became a subsidiary of American International Group, Inc. in 1990. Mr. Udvar-Házy currently serves as a senior strategic advisor to the Board of Directors of SkyWest, Inc., where he served as Lead Director of the Board of Directors until May 2022. Mr. Udvar-Házy is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and has over 45 years of experience flying jet aircraft.

Qualifications:

Mr. Udvar-Házy brings extensive industry, managerial and leadership experience to our Board of Directors. With more than 50 years of aviation industry experience, Mr. Udvar-Házy provides our Board of Directors with a critical understanding and appreciation of our business and the know-how to craft and execute on our business and strategic plans. He is the founder, and a substantial stockholder, of our Company.

26  |  Air Lease Corporation  |  2023 Proxy Statement

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

We are seeking stockholder ratification of our appointment of KPMG LLP (“KPMG”), as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2023. During 2022, KPMG served as our independent public accounting firm and provided certain other audit-related services as described in this Proxy Statement under “Independent Auditor Fees and Services.” Representatives of KPMG are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

Stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate governance. As a result, this is a non-binding vote. If KPMG’s appointment is not ratified, the audit committee may reconsider whether or not to retain KPMG. Even if KPMG’s appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be appropriate.

Vote Required:

Approval of the ratification of KPMG as our independent registered public accounting firm for 2023 requires the affirmative vote of a majority of the shares of Class A Common Stock present or represented, and entitled to vote on the proposal, at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal.

Recommendation:

The Board of Directors recommends that you vote FOR the ratification of KPMG as our independent registered public accounting firm for 2023.

2023 Proxy Statement   |  Air Lease Corporation  |  27

Proposal 3: Approve the Air Lease Corporation 2023 Equity Incentive Plan

General

At the Annual Meeting, stockholders will be asked to approve the Air Lease Corporation 2023 Equity Incentive Plan (the “2023 Plan”), which was adopted, subject to stockholder approval, by the Board of Directors on March 8, 2023.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2023 Plan are an important attraction, retention and motivation tool for participants in the plan.

The Company currently maintains the Air Lease Corporation 2014 Equity Incentive Plan (the “2014 Plan”), which is the Company’s only active equity compensation plan. The 2014 Plan is set to expire by its terms on May 7, 2024, and the Board of Directors has approved the 2023 Plan to replace the 2014 Plan. If stockholders approve the 2023 Plan, no new awards will be granted under the 2014 Plan after the Annual Meeting. In that case, the number of shares of the Company’s Class A common stock that remain available for award grants under the 2014 Plan immediately prior to the Annual Meeting will become available for award grants under the 2023 Plan. An additional 100,000 shares of the Company’s Class A common stock will also be made available for award grants under the 2023 Plan. In addition, if stockholders approve the 2023 Plan, any shares of common stock subject to outstanding awards under the 2014 Plan that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2023 Plan.

If stockholders do not approve the 2023 Plan, the Company will continue to have the authority to grant awards under the 2014 Plan. If stockholders approve the 2023 Plan, the termination of our grant authority under the 2014 Plan will not affect awards then outstanding under the 2014 Plan.

Summary Description of the 2023 Plan

The principal terms of the 2023 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2023 Plan, a copy of which is attached as Appendix B.

Purpose.    The purpose of the 2023 Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration.    Our Board of Directors or one or more committees appointed by our Board of Directors will administer the 2023 Plan. Our Board of Directors has delegated general administrative authority for the 2023 Plan to the leadership development and compensation committee. The Board of Directors or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2023 Plan. The appropriate acting body, be it the Board of Directors or a committee or other person within its delegated authority is referred to in this proposal as the “Administrator”.

The Administrator has broad authority under the 2023 Plan, including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;

28  |  Air Lease Corporation  |  2023 Proxy Statement

•

to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•

to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of options and stock appreciation rights to the maximum term of the award);

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	subject to the other provisions of the 2023 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•

to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2023 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•

to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of any award agreements used under the 2023 Plan; and

•	to construe and interpret the 2023 Plan, make rules for the administration of the 2023 Plan, and make all other determinations for the administration of the 2023 Plan.

No Repricing.    In no case (except due to an adjustment to reflect a stock split or other event referred to under Adjustments below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility.    Persons eligible to receive awards under the 2023 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. As of March 1, 2023, approximately 148 officers and employees of the Company and its subsidiaries (including all of the Company’s currently employed NEOs), and each of the seven independent members of the Board who are not employed by the Company or any of its

2023 Proxy Statement   |  Air Lease Corporation  |  29

subsidiaries (“Non-Employee Directors”), were considered eligible under the 2023 Plan. In addition, no individual consultants or advisors engaged by the Company and its subsidiaries were then considered eligible under the 2023 Plan.

Aggregate Share Limit.     The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2023 Plan equals the sum of the following (such total number of shares, the “Share Limit”):

•	100,000 shares, plus

•

the number of shares available for additional award grant purposes under the 2014 Plan as of the date of the Annual Meeting and determined immediately prior to the termination of the authority to grant new awards under the 2014 Plan as of the date of the Annual Meeting, plus

•

the number of any shares subject to stock options granted under the 2014 Plan and outstanding as of the date of the Annual Meeting which expire, or for any reason are cancelled or terminated, after the date of the Annual Meeting without being exercised, plus

•

the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2014 Plan that are outstanding and unvested as of the date of the Annual Meeting that are forfeited, terminated, cancelled or otherwise reacquired after the date of the Annual Meeting without having become vested.

As of March 1, 2023, approximately 4,055,168 shares were available for additional award grant purposes under the 2014 Plan, approximately 1,642,691 shares were subject to restricted stock unit awards then outstanding under the 2014 Plan, and no shares were subject to stock option awards then outstanding under the 2014 Plan. As noted above, no additional awards will be granted under the 2014 Plan if stockholders approve the 2023 Plan at the Annual Meeting.

Additional Share Limits.    The following other limits are also contained in the 2023 Plan. These limits are in addition to, and not in lieu of, the Share Limit for the 2023 Plan described above.

•

The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 1.0 million shares. For clarity, any shares issued in respect of incentive stock options granted under the 2023 Plan will also count against the overall Share Limit above.

•

The maximum number of shares subject to awards that are granted under the 2023 Plan during any one calendar year to any person who, on the grant date of the award, is a Non-Employee Director shall not exceed the number of shares that produce a grant date fair value for the award that, when combined with (i) the grant date fair value of any other awards granted under the 2023 Plan during that same calendar year to that individual in his or her capacity as a Non-Employee Director and (ii) the dollar amount of all other cash compensation payable by the Company to such Non-Employee Director for his or her services in such capacity during that same calendar year (regardless of whether deferred and excluding any interest or earnings on any portion of such amount that may be deferred), is $600,000, provided that this limit is $650,000 as to (1) a Non-Employee Director who is serving as the independent Chair of the Board of Directors or as a lead independent director at the time the applicable grant is made or (2) any new Non-Employee Director for the calendar year in which the non-employee director is first elected or appointed to the Board of Directors.

30  |  Air Lease Corporation  |  2023 Proxy Statement

Share-Limit Counting Rules.     The Share Limit of the 2023 Plan is subject to the following rules:

•

Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2023 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2023 Plan.

•

Except as described below, to the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the 2023 Plan, the number of underlying shares which are actually issued in payment of the award shall be counted against the Share Limit. For clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the Share Limit with respect to such exercise.

•

Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or stock appreciation right granted under the 2023 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any stock option or stock appreciation right, will be counted against the Share Limit and will not again be available for subsequent awards under the 2023 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any full-value award granted under the 2023 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any full-value award granted under the 2023 Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the 2023 Plan.

•

In addition, shares that are exchanged by a participant or withheld by the Company after the date of the Annual Meeting as full or partial payment in connection with any full-value award (but not any stock option or stock appreciation award) granted under the 2014 Plan, as well as any shares exchanged by a participant or withheld by the Company after the date of the Annual Meeting to satisfy the tax withholding obligations related to any full-value award (but not any stock option or stock appreciation award) award granted under the 2014 Plan, shall be available for new awards under the 2023 Plan.

•

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2023 Plan.

•

In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. For clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit.

•	The Company may not increase the Share Limit by repurchasing shares on the market (by using cash received through the exercise of stock options or otherwise).

In addition, the 2023 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2023 Plan. The Company may not increase the applicable share limits of the 2023 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

2023 Proxy Statement   |  Air Lease Corporation  |  31

Types of Awards.    The 2023 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2023 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under Federal Income Tax Consequences of Awards Under the 2023 Plan below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2023 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2023 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the 2023 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Dividend Equivalents; Deferrals.    The Administrator may provide for the deferred payment of awards and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2023 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Class A Common Stock, provided that any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).

Assumption and Termination of Awards.    If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its Class A Common Stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2023 Plan will not automatically become fully vested pursuant to the provisions of the 2023 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2023 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject

32  |  Air Lease Corporation  |  2023 Proxy Statement

to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2023 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. For the treatment of outstanding equity awards held by the Named Executive Officers in connection with a termination of employment and/or a change in control of the Company, please see Potential Payments Upon Change in Control and Termination below in this Proxy Statement.

Transfer Restrictions.    Subject to certain exceptions contained in Section 5.6 of the 2023 Plan, awards under the 2023 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments.    As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2023 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.    Except as expressly provided with respect to the termination of the authority to grant new awards under the 2014 Plan if stockholders approve the 2023 Plan, the 2023 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s Class A Common Stock, under any other plan or authority.

Termination of or Changes to the 2023 Plan.    The Board of Directors may amend or terminate the 2023 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law, then existing requirements of any applicable listing exchange on which the Company’s Class A Common Stock is registered, or as deemed necessary or advisable by the Board of Directors. Unless terminated earlier by the Board of Directors and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2023 Plan will terminate on the tenth anniversary of stockholder approval of the 2023 Plan, which is currently expected to be May 3, 2033. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2023 Plan

The U.S. federal income tax consequences of the 2023 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2023 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

2023 Proxy Statement   |  Air Lease Corporation  |  33

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2023 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2023 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1.0 million payable to current or former Named Executive Officers (including amounts attributable to equity-based and other incentive awards) may not be deductible by the Company in certain circumstances.

Specific Benefits under the 2023 Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2023 Plan. The Company is not currently considering any other specific award grants under the 2023 Plan. If the 2023 Plan had been in existence in fiscal 2022, the Company expects that its award grants for fiscal 2022 would not have been substantially different from those actually made in that year under the 2014 Plan. For information regarding stock-based awards granted to the Company’s NEOs during fiscal 2022, see Executive Compensation below.

As described under Director Compensation above, our current compensation policy for Non-Employee Directors provides for each Non-Employee Director to receive an annual award of restricted stock units, with the number of shares subject to each award to be determined by dividing $130,000 by the closing price of our common stock on the grant date (or the immediately preceding trading day if the grant date is not a trading day) as described above. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the dollar amount set forth above into shares is $40.00, the aggregate number of shares that would be allocated to the Company’s seven Non-Employee Directors as a group pursuant to the annual grant formula is approximately 227,500. This figure represents the aggregate number of shares that would be granted under the director equity grant program for calendar years 2023 through 2032 (the ten remaining years in the term of the 2023 Plan, assuming the 2023 Plan is approved) based on that assumed stock price. This calculation also assumes that there are no new eligible directors, there continue to be seven eligible directors seated and there are no changes to the awards granted under the director equity grant program.

34  |  Air Lease Corporation  |  2023 Proxy Statement

Potential Dilution

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the 2023 Plan.

“Overhang” refers to the number of shares of the Company’s Class A Common Stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s Class A Common Stock that were (i) subject to outstanding restricted stock and restricted stock unit awards granted under the 2014 Plan, (ii) subject to outstanding stock options granted under the 2014 Plan, and (iii) available for new award grants under the 2014 Plan, in each case as of December 31, 2022 and as of March 1, 2023. In this 2023 Plan proposal, the number of shares of the Company’s Class A Common Stock subject to restricted stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s Class A Common Stock covered by those awards. As to the number of shares of the Company’s Class A Common Stock subject to restricted stock unit awards outstanding on any particular date, the information is presented including the crediting of dividend equivalents on the awards through that date, to the extent the dividend equivalents are payable in shares of Class A Common Stock. For awards subject to performance-based vesting requirements, the number of shares presented is based on the maximum level of performance.

2014 Plan	As of December 31, 2022	As of March 1, 2023
Shares subject to outstanding restricted stock and restricted stock unit awards (including vested but deferred RSUs and excluding performance-based vesting awards)	613,285	664,576
Shares subject to outstanding performance-based vesting restricted stock unit awards	976,509	978,115
Shares subject to outstanding stock options	—	—
Shares available for new award grants	4,221,026	4,055,168

The weighted-average number of shares of the Company’s Class A Common Stock issued and outstanding in each of the last three fiscal years was 113,684,782 shares issued and outstanding in 2020; 114,050,578 shares issued and outstanding in 2021; and 111,626,508 shares issued and outstanding in 2022. The number of shares of the Company’s Class A Common Stock issued and outstanding as of December 31, 2022 and March 1, 2023 was 110,892,097 and 111,015,418 shares, respectively.

“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s Class A Common Stock subject to awards that the Company granted under the 2014 Plan in each of the last three fiscal years, and to date (as of March 1, 2023) for 2023, are as follows:

•

670,621 shares in 2020 (which was 0.59% of the weighted-average number of shares of the Company’s Class A Common Stock issued and outstanding in 2020), of which 232,414 shares were subject to restricted stock unit awards (excluding performance-based vesting awards), and 438,207 shares were subject to performance-based vesting restricted stock unit awards;

•

597,728 shares in 2021 (which was 0.52% of the weighted-average number of shares of the Company’s Class A Common Stock issued and outstanding in 2021), of which 294,569 shares were subject to restricted stock unit awards (excluding performance-based vesting awards), and 303,159 shares were subject to performance-based vesting restricted stock unit awards;

2023 Proxy Statement   |  Air Lease Corporation  |  35

•

652,016 shares in 2022 (which was 0.58% of the weighted-average number of shares of the Company’s Class A Common Stock issued and outstanding in 2022), of which 321,342 shares were subject to restricted stock unit awards (excluding performance-based vesting awards), and 330,674 shares were subject to performance-based vesting restricted stock unit awards; and

•

614,512 shares in 2023 (which was 0.55% of the weighted-average number of shares of the Company’s Class A Common Stock issued and outstanding in 2023), of which 249,698 shares were subject to restricted stock unit awards (excluding performance-based vesting awards), and 364,814 shares were subject to performance-based vesting restricted stock unit awards.

Thus, the total number of shares of the Company’s Class A Common Stock subject to awards granted under the 2014 Plan per year over the last three fiscal years (2020, 2021 and 2022) has been, on average, 0.57% of the weighted-average number of shares of the Company’s common stock issued and outstanding for the corresponding year, and this percentage is consistent with the Company’s 2023 awards under the 2014 Plan through March 1, 2023 (which, as noted above, cover 0.55% of the number of shares of the Company’s common stock issued and outstanding shares on March 1, 2023). Performance-based vesting awards have been included above in the year in which the award was granted. The actual number of performance-based vesting restricted stock unit awards that became eligible to vest each year because the applicable performance-based condition was satisfied in that year (subject to the satisfaction of any applicable time-based vesting requirements) was as follows: 311,169 in 2020, 185,422 in 2021, 249,312 in 2022, and no shares to date (as of March 1, 2023) in 2023.

The total number of shares of our Class A Common Stock that were subject to awards granted under the 2014 Plan that terminated or expired, and thus became available for new award grants under the 2014 Plan, in each of the last three fiscal years, and to date (as of March 1, 2023) in 2023, are as follows: 49,407 in 2020, 68,974 in 2021, 162,184 in 2022, and 10,360 in 2023. The total number of shares of Class A Common Stock that were subject to awards granted under the 2014 Plan that were withheld to cover tax withholding obligations arising with respect to the award, and thus became available for new award grants under the 2014 Plan, in each of the last three fiscal years, and to date (as of March 1, 2023) in 2023, are as follows: 198,108 in 2020, 162,981 in 2021, 211,442 in 2022, and 75,086 in 2023. Shares subject to 2014 Plan awards that terminated expired, or were withheld to cover tax withholding obligations arising with respect to the award, and became available for new award grants under the 2014 Plan have been included when information is presented in this 2023 Plan proposal on the number of shares available for new award grants under the 2014 Plan.

The number of shares credited as dividend equivalents under the 2014 Plan with respect to then-outstanding restricted stock unit awards, to the extent the dividend equivalents are payable in shares of the Company’s Class A Common Stock, in each of the last three fiscal years, and to date (as of March 1, 2023) in 2023, are as follows: 749 in 2020, 798 in 2021, 1,436 in 2022, and 364 in 2023.

The Compensation Committee anticipates that the 100,000 additional shares requested for the 2023 Plan (together with the shares available for new award grants under the 2014 Plan on the Annual Meeting date and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide the Company with flexibility to continue to grant equity awards under the 2023 Plan through approximately the end of 2026 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels and covering dividend equivalents that may be credited with respect to the awards based on the Company’s recent dividend payments). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation

36  |  Air Lease Corporation  |  2023 Proxy Statement

practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the number of dividend equivalent rights outstanding, the extent to which they provide for settlement in stock and the amount and frequency of the Company’s dividend payments, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.

The closing market price for a share of the Company’s Class A Common Stock as of March 1, 2023 was $43.39 per share.

Equity Compensation Plan Information

Set forth below is certain information about the Class A common stock authorized for issuance under the 2014 Plan as of December 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders	—	—	4,221,026
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	—	—	4,221,026

Vote Required:

Approval of the Air Lease Corporation 2023 Equity Incentive Plan requires the affirmative vote of a majority of shares of Class A Common Stock present or represented and entitled to vote on the proposal at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation:

The Board of Directors recommends that you vote FOR the approval of the Air Lease Corporation 2023 Equity Incentive Plan.

2023 Proxy Statement   |  Air Lease Corporation  |  37

Proposal 4: Advisory Vote to Approve Named Executive Officer Compensation

We are seeking an advisory vote from our stockholders to approve our named executive officer compensation as disclosed in the section titled Executive Compensation in this Proxy Statement. For 2022, our named executive officers include Mr. Plueger, our Chief Executive Officer and President, Mr. Udvar-Házy, our Executive Chairman of the Board of Directors, the three other current executive officers and one former executive officer of the Company named in the tables that appear in the Executive Compensation section. This is commonly referred to as a “Say-on-Pay” vote.

Our executive compensation program is designed to attract, motivate and retain the most talented individuals in the aircraft leasing business, to align pay with the attainment of operational and financial goals established by the leadership development and compensation committee and to create long-term value for our stockholders. The leadership development and compensation committee and our Board of Directors believe that the program has been successful in accomplishing these objectives.

The combination of a competitive base salary and bonus, and the potential for even greater rewards as a stockholder, has helped us assemble and retain a formidable management team focused on growing the long-term value of the Company. We believe having a small, highly experienced and motivated senior management team is essential to the success of the Company and provides us with an important competitive advantage.

Stockholders are urged to read the section titled Executive Compensation—Compensation Discussion and Analysis, which contains a detailed description of the design of our executive compensation program and describes how our compensation program implements our compensation philosophy.

We are asking our stockholders to vote FOR the following advisory resolution:

RESOLVED, that the stockholders of Air Lease Corporation approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below in the section titled Executive Compensation.

This is a non-binding vote and is being provided as required pursuant to Section 14A of the Exchange Act. The leadership development and compensation committee and our Board of Directors will continue to review the voting results in connection with their regular evaluation of our compensation program. They also will continue to consider any input from our stockholders throughout the year in connection with their annual evaluation.

Consistent with the recommendation of the Board of Directors and the majority of votes cast at our 2018 annual meeting of stockholders, our current policy is to provide our stockholders with an advisory Say-on-Pay vote on an annual basis. It is expected that the next advisory Say-on-Pay vote will be held at the 2024 annual meeting of stockholders.

Vote Required:

Approval of this advisory vote requires the affirmative vote of a majority of shares of Class A Common Stock present or represented and entitled to vote on the proposal at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the advisory vote.

Recommendation:

The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of our named executive officer compensation.

38  |  Air Lease Corporation  |  2023 Proxy Statement

Leadership Development and Compensation Committee Letter

Dear Fellow Stockholder,

We remain committed to structuring an executive compensation program that is linked to financial, strategic and long-term stock price performance. Our executive compensation program continues to be highly motivating, retentive and linked to stockholder value. It is heavily weighted towards performance-based, at-risk pay with 75% of our NEOs’ 2022 long-term equity awards tied to vesting conditions based on book value and total stockholder return metrics and 100% of our NEOs 2022 short-term annual bonus awards tied to the achievement of financial and strategic objectives. Consistent with prior years, the Leadership Development and Compensation Committee set challenging performance goals, aligned with our financial plan and strategic goals, that provided a strong incentive to advance our business objectives and build sustainable value for our stockholders.

In 2022 our industry continued to recover from the impact of the COVID-19 pandemic but was faced with new challenges. Early in the year, the Russian government detained more than $10 billion western-made aircraft leased to Russian airlines, including the Company’s fleet of aircraft leased to Russian airlines at the time of Russia’s invasion of Ukraine. As a result, in 2022 the Company recorded a net write-off totaling approximately $771.5 million. The year also brought rapidly increasing interest rates, which impacted our 2022 results given the historical lag between rising interest rates and corresponding increases in lease rates. The hard work of our management team navigating yet another year of unprecedented challenges facing the Company is reflected in our 2022 performance. We ended the year with $28.4 billion in assets and $2.3 billion in revenue, both the highest in the Company’s history. We also continued to maintain a strong lease utilization rate of 99.6% and, due to staggered debt maturities and the use of primarily fixed rate debt, kept the increase in our composite cost of funds to a modest 0.28% increase for the 2022 fiscal year.

Despite the solid financial performance in 2022, the Leadership Development and Compensation Committee exercised its discretion to reduce the total company performance factor for awards under the annual cash bonus plan from 142% to 130% to reflect the challenges associated with 2022. In addition, and further evidencing the Leadership Development and Compensation Committee’s rigorous targets and pay-for-performance philosophy, the 2020 performance-based Book Value RSUs and TSR RSUs that vested on December 31, 2022 expired with a 0% payout for these awards.

In response to stockholder feedback received during 2022, we are providing enhanced disclosure of the strategic objective performance goals included in our annual bonus plan which you can find in this Proxy Statement. Looking ahead to 2023, we also increased the weighting of the financial metrics in our annual bonus plan from 60% to 70%, while simultaneously reducing the weighting of the strategic objectives from 40% to 30%.

We remain highly focused on ensuring adherence to our compensation philosophy and sound compensation policies and practices and believe that open and constructive stockholder engagement has led to positive modifications to our executive compensation program. We encourage you to reach out with any questions or feedback related to our compensation program.

Sincerely,

Cheryl Gordon Krongard, Chair

Marshall O. Larsen

Susan McCaw

Robert A. Milton

Leadership Development and Compensation Committee members

2023 Proxy Statement   |  Air Lease Corporation  |  39

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis should be read together with the executive compensation tables that follow, which disclose the compensation awarded to, earned by or paid to our NEOs (as defined below) with respect to 2022.

Our Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) discusses executive compensation for the following Named Executive Officers (“NEOs”) for fiscal year 2022:

Named Executive Officers

John L. Plueger	Chief Executive Officer and President

Steven F. Udvar-Házy	Executive Chairman of the Board

Grant A. Levy	Executive Vice President, Marketing and Commercial Affairs

Kishore Korde	Executive Vice President, Marketing

Gregory B. Willis	Executive Vice President and Chief Financial Officer

Jie Chen (1)	Former Executive Vice President and Managing Director, Asia

(1)	Mr. Chen’s employment with the Company ended June 30, 2022.

Compensation Philosophy: Pay for Performance

Our executive compensation program is designed for a company with a small team of talented individuals with extensive industry experience who manage and lead a highly capital-intensive business. We do this by tying compensation to the achievement of robust performance goals that promote the creation of stockholder value and by designing compensation to reward and retain our high-caliber executives in a competitive market. This balancing of objectives is demonstrated by the substantial portion of our executives’ compensation that is variable and at risk based on individual and Company performance. In 2022, 70% of our CEO’s pay mix at target was at risk. Our compensation structure and pay for performance philosophy have incentivized our 151-employee team to deliver outstanding long-term performance at a very low cost to stockholders. In fact, in 2022 our entire compensation expense for all employees represented just 3.7% of revenues. In addition, all of our employees in the U.S. (and to the extent permissible outside the U.S.) are eligible to receive RSUs and our employees and independent directors own approximately 7% of our outstanding Class A Common Stock as of March 6, 2023. We believe that this significant ownership by our employees and independent directors also helps ensure that we are aligned with the interests of our stockholders and that our compensation program drives sustainable growth.

40  |  Air Lease Corporation  |  2023 Proxy Statement

Business Overview and Strategy

Business Overview

Air Lease Corporation is a leading aircraft leasing company that was founded by aircraft leasing industry pioneer, Steven F. Udvar-Házy. We are principally engaged in purchasing the most modern, fuel-efficient new technology commercial jet aircraft directly from aircraft manufacturers, such as Boeing and Airbus, and leasing those aircraft to airlines throughout the world with the intention to generate attractive returns on equity. As of December 31, 2022, we had 417 aircraft in our owned fleet and we had commitments to purchase 398 aircraft from Boeing and Airbus for delivery through 2029. In addition to our leasing activities, we sell aircraft from our fleet to third parties, including other leasing companies, financial services companies, airlines and other investors. We also provide fleet management services to investors and owners of aircraft portfolios for a management fee. As of December 31, 2022, we had 85 aircraft in our managed fleet. Our operating performance is driven by the growth of our fleet, the terms of our leases, the interest rates on our debt, and the aggregate amount of our indebtedness, supplemented by gains from aircraft sales and our management fees. We have relationships with over 200 airlines across 70 countries, and as of December 31, 2022, our globally diverse customer base was comprised of 117 airlines in 62 countries.

Strategy for Value Creation

Our strategy is primarily to purchase new commercial aircraft directly from aircraft manufacturers and lease those aircraft to airlines throughout the world, while prioritizing strong financial management and a conservative capital structure. We believe this strategy will continue to generate sustainable growth and attractive returns on equity over the long term.

Strategy for Value Creation

Aircraft Acquisition

•  Focus on the most in-demand and widely distributed, modern technology, fuel-efficient aircraft

•  Capitalize on our orderbook – a key competitive advantage that (i) provides access to a steady pipeline of attractively priced new aircraft which we order in advance and purchase directly from the manufacturers and (ii) gives us strong visibility into growth and revenue streams

Aircraft Leasing	• Prioritize long-term contracted cash flows: ○ Manage customer concentrations by geography and region ○ Enter into long-term leases with staggered maturities ○ Balance exposure by aircraft type

Aircraft Sales	• Supplement our liquidity and net income • Help to maintain a young aircraft portfolio by selling aircraft, typically at the end of the first third of their expected useful life

Fleet Management	• Provide fleet management services that further bolster market intelligence and provide strong insight into market trends and future aircraft demands

Financial Management

•  Aim to maintain a conservative capital structure:

○   Strong balance sheet with substantial liquidity of $6.9 billion*

○   Low debt/equity target of 2.5x

○   High fixed rate debt target of 80%

○   Large unencumbered asset base of approximately $27.0 billion*

Return of Capital	• Maintain a balanced approach to capital allocation which includes returning excess cash to stockholders through our dividend policy as well as regular evaluation of share repurchases, as appropriate
*

Information as of December 31, 2022. We define liquidity as unrestricted cash plus undrawn balances under our unsecured revolving credit facility. We define unencumbered asset base as unrestricted cash plus unencumbered flight equipment plus deposits on flight equipment purchases plus certain other assets.

2023 Proxy Statement   |  Air Lease Corporation  |  41

2022 Performance Highlights

In 2022, we continued to execute on our operational strategy which is designed to drive long-term stockholder value.

*	Lease utilization rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

Aircraft Activity.    During the year ended December 31, 2022, we purchased and took delivery of 60 aircraft from our new order pipeline and sold six aircraft, ending the period with a total of 417 aircraft in our owned aircraft portfolio. The weighted average age of our fleet was 4.5 years, and the weighted average lease term remaining was 7.1 years as of December 31, 2022. The net book value of our fleet grew by 7.2%, to $24.5 billion as of December 31, 2022 compared to $22.9 billion as of December 31, 2021. Our managed fleet was comprised of 85 aircraft as of December 31, 2022 as compared to 92 aircraft as of December 31, 2021. We have a globally diversified customer base comprised of 117 airlines in 62 countries as of December 31, 2022. As of February 16, 2023, all aircraft in our fleet, except for one aircraft, were subject to lease agreements or letters of intent and our lease utilization rate for 2022 was 99.6%.

New Aircraft Pipeline.    As of December 31, 2022, we had commitments to purchase 398 aircraft from Boeing and Airbus for delivery through 2029 with an estimated aggregate commitment of $25.5 billion. We have placed approximately 90% of our committed orderbook on long-term leases for aircraft delivering through the end of 2024 and have placed 60% of our entire orderbook. We ended 2022 with $31.4 billion in committed minimum future rental payments, consisting of $15.6 billion in contracted

42  |  Air Lease Corporation  |  2023 Proxy Statement

minimum rental payments on the aircraft in our existing fleet and $15.8 billion in minimum future rental payments related to aircraft which will deliver between 2023 through 2028.

Financing.    In 2022, we issued $2.2 billion in aggregate principal amount of senior unsecured notes with maturities ranging from 2027 to 2032 with a weighted average interest rate of 3.59%. Additionally, we ended 2022 with an aggregate borrowing capacity under our revolving credit facility of $6.1 billion and total liquidity of $6.9 billion. We had total debt outstanding of $18.8 billion, of which 91.3% was at a fixed rate and 99.3% was unsecured. As of December 31, 2022, our composite cost of funds was 3.07%.

Financial Highlights.    Our total revenues for the year ended December 31, 2022 increased by 11.0% to $2.3 billion as compared to 2021. The increase in total revenues was primarily driven by the continued growth in our fleet, and significantly lower COVID-19 related lease restructuring and cash basis losses. For the year ended December 31, 2022, we reported consolidated net loss attributable to common stockholders of $138.7 million, or net loss of $1.24 per diluted share, compared to a consolidated net income attributable to common stockholders of $408.2 million, or $3.57 per diluted share, for the year ended December 31, 2021. Despite the growth of our fleet, our net income attributable to common stockholders and diluted earnings per share decreased due to the impact of the write-off of our Russian fleet. During the year ended December 31, 2022, our adjusted net income before income taxes was $659.9 million compared to $589.7 million for the year ended December 31, 2021. Our adjusted diluted earnings per share before income taxes for the full year 2022 was $5.89 compared to $5.15 for the full year 2021. The increase for the year ended December 31, 2022 as compared to 2021 was primarily due to the continued growth of our fleet and the increase in revenues as discussed above. Our adjusted net income before income taxes and adjusted diluted earnings per share before income taxes exclude the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items, such as the net impact of the write-off of our Russian fleet. Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes are measures of financial and operational performance that are not defined by U.S. Generally Accepted Accounting Principles (“GAAP”). See Appendix A for a discussion of adjusted net income before income taxes and adjusted diluted earnings per share before income taxes as non-GAAP measures and a reconciliation of these measures to net income attributable to common stockholders.

Return of Capital.    On November 2, 2022, our Board of Directors approved an increase in our quarterly cash dividend on our Class A Common Stock by approximately 8%, from $0.185 per share to $0.20 per share. This dividend, paid on January 10, 2023, marked our 40th consecutive dividend since we declared our first dividend in 2013, and our tenth consecutive annual dividend increase over that time. In addition, our Board of Directors approved a new share repurchase program, which authorized repurchase of up to $150.0 million of the Company’s Class A Common Stock through September 30, 2022. During the year ended December 31, 2022, we repurchased 3,420,874 shares of Class A Common Stock under our stock repurchase program at an average purchase price of $43.85 per share. Such repurchases completed the repurchase of the entire $150.0 million of outstanding shares authorized under our stock repurchase program. We completed the share repurchase program in April 2022.

Productivity.    As of December 31, 2022, we had 151 employees and $28.4 billion of total assets. Per employee, our revenue, net loss before income taxes and adjusted net income before income taxes for the year ended December 31, 2022 was approximately $15.3 million, $(0.9) million and $4.4 million, respectively.

For a comprehensive discussion of our financial results, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 16, 2023 and is available at http://www.airleasecorp.com/investors.

2023 Proxy Statement   |  Air Lease Corporation  |  43

Stockholder Outreach and Executive Compensation Program Refinements

To better understand our investors’ perspectives regarding our executive compensation program, we engage with our investors throughout the year. After issuing our proxy statement in March 2022, we engaged with holders of over 60% of outstanding shares of Class A Common Stock (none of whom were our employees or directors) to specifically discuss our compensation practices and to listen to their feedback. We continued our outreach during 2022 and early 2023. Based on this engagement, the leadership development and compensation committee took the following actions with respect to our compensation program in 2022 and 2023:

Actions that Support Stronger Executive Pay with Company Performance Alignment

✓

Returned to our Historical Long-Term Incentive Award Structure.    We structured our 2022 and 2023 long-term incentive awards to return to our historical long-term incentive award structure which we had modified in 2021 due to the impact of the COVID-19 pandemic. As a result, the relative split between performance and time-based awards for 2022 consisted of 50% Book Value RSUs, 25% TSR RSUs and 25% time-based RSUs. Time-based RSUs vest ratably each year over three years, while Book Value RSUs and TSR RSUs cliff vest at the end of three years.

All performance-based long-term incentive awards have three-year performance periods where performance is measured at the end of year three.

✓

All Performance-Based Awards Forfeited for the 3-Year Performance Period Ending in 2022.    100% of the outstanding Book Value RSUs and TSR RSUs that were eligible to vest at the end of the 3-year performance period ending on December 31, 2022 were forfeited by our NEOs. Despite the headwinds created during the performance period by the COVID-19 pandemic and Russia’s invasion of Ukraine, our leadership and development committee determined not to make any adjustments to the original performance targets, and our 3-year performance resulted in a 0% payout for the outstanding performance-based awards eligible to vest at the end of 2022.

Our leadership development and compensation committee strongly believes in setting rigorous performance goals for our long-term incentive awards and limiting after-the-fact adjustments to the underlying performance goals.

✓

Added First ESG Metrics to our Strategic Performance Metrics for our Annual Bonus Opportunity.    For our 2022 annual bonus program, our leadership development and compensation committee added new ESG and leadership development metrics to our strategic performance objectives. Our 2023 annual bonus program continues to include an ESG metric.

We believe including an ESG performance metric in our annual bonus plan structure will help drive accountability for progress on our sustainability goal strategy.

✓

Added Disclosure of the Strategic Objective Performance Goals Included in our Annual Bonus Opportunity.    We are providing additional disclosure of the performance goals underlying the strategic objectives included in our annual bonus opportunity in response to stakeholder feedback.

We believe additional disclosure of the goals underlying each performance objective included in our annual bonus program will better help stockholders evaluate our pay for performance goals.

✓

Increased the Weighting of the Financial Metrics in our Annual Bonus Opportunity.    For our 2023 annual bonus program, our leadership development and compensation committee increased the weighting of the financial metrics from 60% to 70%, while simultaneously reducing the weighting of the strategic objectives from 40% to 30%. We had reduced the relative weighting of the financial metrics included in our annual bonus program during the COVID-19 pandemic given the difficulty in forecasting our financial performance.

Returning our annual bonus program to be more heavily weighted towards financial performance metrics will incentivize our executives to achieve profitable, long-term growth.

44  |  Air Lease Corporation  |  2023 Proxy Statement

Executive Compensation Program

The leadership development and compensation committee designed our 2022 compensation program in February 2022 to incentivize, reward and retain leaders who create long-term value for our stockholders. Material components of our 2022 compensation program are included in the chart below.

Pay Element	Form	2022 Metrics and Objectives*		2022 Performance Link
Salary	Cash	N/A		N/A
Annual Incentive Plan	Cash/ RSUs	Financial Metrics (60%)
		•	Total Revenue (30%)	✓	Revenue incentivizes our executives to grow our top line
		•	Adjusted Pre-tax Margin (30%)	✓	Adjusted pre-tax margin keeps our executives focused on profitable growth and the efficient use of stockholders’ capital

Strategic Objectives (40%)
		•	Meet or exceed cumulative aircraft placement goals through 2024 (20%)	✓	Cumulative aircraft placements are directly linked to our long-term financial stability and revenue generation/growth
		•	Meet or exceed cumulative aircraft utilization goals (10%)	✓	Cumulative aircraft utilization keeps our executives focused on maintaining strong lessee relationships and is directly linked to our financial stability and revenue growth
		•	Leadership Development and Succession Initiatives (5%)	✓	Incentivizes development of our small employee base for long-term business stability and continuity
		•	ESG Initiatives (5%)	✓	Incentivizes performance on various quantitative and qualitative ESG initiatives tied to the Company’s long-term strategy
				✓	2022 bonus for our Executive Chairman was paid in RSUs that cliff vest two years from the grant date of February 25, 2023 for an extended vesting period

Long-Term Incentive Plan	RSUs	•	Book Value (50%)	✓	Book value is a key value driver of stockholder value
		•	Relative TSR (25%)	✓	Relative TSR focuses executives on actions that will generate sustainable value creation
		•	Time-based RSUs (25%)	✓	Time-based RSUs provide a retention incentive
*	All 2022 financial metrics and strategic objectives measured on a full-year basis.

2023 Proxy Statement   |  Air Lease Corporation  |  45

Compensation Governance Best Practices

Another important objective of our executive compensation program is to incorporate pay and governance best practices, as highlighted below.

What We Do:

✓	Pay for Performance
✓	Double-Trigger Change in Control Provisions
✓	Manage the use of equity incentives conservatively with a net equity burn rate of less than 1% in 2022
✓	Tally Sheets
✓	Robust Stock Ownership Guidelines for Directors and Executive Officers
✓	Mitigate Undue Risk
✓	Independent Compensation Consultant
✓	Annual Compensation Analysis Against Custom Benchmark Group
✓	Clawback Policy
✓	Annual “Say-on-Pay”
✓	Robust Stockholder Engagement Program

What We Don’t Do:

x	Director or Employee Hedging
x	Executive Officer or Director Pledging
x	Tax Gross-Ups (except in connection with foreign assignments)
x	Dividend or Dividend Equivalents on Unvested Equity
x	Re-Price Stock Options
x	Pension Benefits (other than 401(k))
x	Employment Agreements (except in connection with foreign assignments)
x	Equity awards with less than 1-year vesting
x	Stock Option Awards
x	Equity plan evergreen provisions
x	Guaranteed cash incentives, equity compensation or salary increases for NEOs (except upon death or disability)
x	Excessive perquisites or other benefits

Stockholder Advisory Vote Approving Executive Compensation

Consistent with the recommendation of the Board and the majority of votes cast at the 2018 annual meeting of stockholders, our current policy is to provide our stockholders with an advisory vote to approve executive compensation of our NEOs on an annual basis.

At our 2022 annual meeting of stockholders, the advisory vote to approve executive compensation of our NEOs (“compensation proposal”) received the affirmative support of 78% of our stockholders represented at the meeting and entitled to vote on the matter. Our four-year average stockholder support for our executive compensation program is 91%. In evaluating our executive compensation program for 2023, our leadership development and compensation committee considered the voting results for the compensation proposal, the payouts of our annual cash bonus plan and long-term incentive awards for 2022, our stockholder outreach and other factors as discussed in this CD&A. We also note that 100% of the Book Value RSUs and TSR RSUs that were eligible to vest for the 3-year performance period ending on December 31, 2022 were forfeited by our NEOs. Despite the headwinds created during the performance period by the COVID-19 pandemic and Russia’s invasion of Ukraine, our leadership and development committee determined not to make any adjustments to the original performance targets, and our 3-year performance resulted in a 0% payout for these awards. We believe this demonstrates the rigor of our performance-based long-term incentive program.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice and retain successful senior executives. We also believe it is important that our compensation program attracts the highly talented executive who is experienced and capable of

46  |  Air Lease Corporation  |  2023 Proxy Statement

managing our significant aircraft fleet with a small team to help drive our profitability. At the end of 2022, we had total revenues of $2.3 billion and 151 employees, resulting in 2022 total revenue per employee of approximately $15.3 million. Our entire compensation expense (for all employees) represented just 3.7% of revenues in 2022, which we believe represents outstanding long-term performance at a very low cost to stockholders.

Our executive compensation program is also designed to reward our executives for contributing to the achievement of our annual and long-term objectives. We set robust goals to align performance-based compensation with the creation of long-term value for our stockholders. We also believe that ownership of our stock is critical to alignment with our stockholders. Our employees and independent directors collectively owned approximately 7% of the Company’s Class A Common Stock as of March 6, 2023.

How We Determine Compensation

Role of the Leadership Development and Compensation Committee.    The leadership development and compensation committee oversees the design, administration and evaluation of our overall executive compensation program. The leadership development and compensation committee also reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the Executive Chairman, evaluates their performance in light of those goals and objectives and recommends to the independent directors of the Board their compensation level based on this evaluation. It also approves the total compensation for the other NEOs. Among other things, the leadership development and compensation committee will at least annually:

•

Review and adjust (or recommend adjustments to) each NEO’s compensation in order to ensure an appropriate mix of cash and equity, and an appropriate balance of fixed and at-risk compensation, in light of, among other factors, each individual’s particular role and responsibilities, personal motivations, stock ownership exposure and wealth accumulation.

•

Consult with the leadership development and compensation committee’s independent compensation consultant to help ensure that the total compensation paid to each NEO is appropriate in light of our compensation objectives, tax and accounting considerations and compensation best practices. The leadership development and compensation committee and our independent compensation consultant also annually assess the competitiveness of our NEOs’ compensation to determine if adjustments are warranted.

•	Consider specific input from stockholders on our executive compensation programs in the design of the next year’s executive compensation program.

•

Design annual incentive awards with quantitative factors and qualitative milestones applicable to all our officers that further our overall business objectives and approve award payouts based on performance actually achieved.

Role of Stockholder Input.    To better understand our investors’ perspectives regarding our executive compensation program, we regularly engage in stockholder outreach, including after issuing our proxy statement each year and again ahead of the leadership development and compensation committee meeting each February. The feedback received during this outreach and the changes made to our executive compensation program in response are more fully described in the section titled Stockholder Outreach and Executive Compensation Program Refinements. Over the last several years we made significant changes to our compensation program in response to stockholder outreach. For example, we:

•	changed the performance metrics for our NEOs’ annual cash bonus to better incentivize profitable long-term growth;

2023 Proxy Statement   |  Air Lease Corporation  |  47

•	returned our long-term incentive award structure to be 75% performance-based awards, which we had modified during the COVID-19 pandemic;

•	changed the structure of our Executive Chairman’s annual bonus for grants made after 2018 so that any bonus earned is paid in RSUs subject to an additional two-year vesting period;

•	changed our Book Value RSUs to eliminate one-year performance periods and moved to a three-year performance period to further drive long-term, sustainable book value growth; and

•	terminated the ability of our executive officers to participate in our deferred cash bonus plan.

We also worked with our independent compensation consultant to develop a more refined custom benchmark group, which we assess the adequacy of on an annual basis, to ensure that our NEOs’ total direct compensation remains competitively positioned relative to similarly situated executives at companies within the benchmark group. We encourage stockholders to reach out with any questions or feedback related to our compensation program, and we are committed to regular engagement with our stockholders as part of our annual outreach process.

Role of Management.    Neither the Chief Executive Officer nor the Executive Chairman has any role in determining his compensation or the compensation of the other. Moreover, they are not present when their compensation is discussed and approved by the leadership development and compensation committee or the independent members of the Board of Directors. The leadership development and compensation committee determines the overall compensation of our other NEOs with input from our Chief Executive Officer and Executive Chairman. None of our NEOs are present when his compensation is discussed by the leadership development and compensation committee. Our management administers all compensation and benefits programs, subject to the oversight of the leadership development and compensation committee. This delegation to management is strictly limited to implementation of the programs and does not include any discretion to make material decisions regarding the overall executive compensation program.

Role of Independent Compensation Consultant.    The leadership development and compensation committee has engaged Exequity as its independent compensation consultant to provide advice with respect to compensation decisions for our executive officers. Exequity assists in evaluating our compensation objectives, obtaining market information, and designing various aspects of our compensation program. Exequity attends all regular meetings of the leadership development and compensation committee, and committee members have direct access to Exequity without management involvement. Exequity will also consult with our senior executives as directed by the leadership development and compensation committee. The committee has the sole authority to hire and fire the independent compensation consultant. To help ensure impartiality and objectivity, the leadership development and compensation committee requires that the independent compensation consultant provide services only to the committee and not to management, absent specific committee approval. In 2022, Exequity did not perform any services unrelated to its leadership development and compensation committee engagement, including any separate work for our management or employees. The Board of Directors has evaluated the independence of Exequity in accordance with SEC and NYSE rules, and determined that Exequity’s work did not raise any conflicts of interest.

Peer Group and Benchmarking

We operate in a highly-specialized industry in which most of the companies are foreign, private or are subsidiaries of other large companies. For this reason, traditional industry-specific peer group benchmarking is challenging and would produce incomparable data.

48  |  Air Lease Corporation  |  2023 Proxy Statement

Given that we have only one publicly-traded peer, it is equally challenging to find relevant and directly comparable compensation benchmarking data for our industry. Nevertheless, since 2012, Exequity has collected compensation information about similarly sized U.S.-based employers for the leadership development and compensation committee’s consideration derived from the entire S&P MidCap 400 Index. This is the group against which the Company benchmarks relative total stockholder return for TSR RSU performance purposes and reflects comparably capitalized companies regardless of industry affiliation.

Since 2018, the leadership development and compensation committee has used compensation data from a custom benchmark group that the committee reviews and updates, as needed, on an annual basis. The U.S. publicly traded companies included in the custom benchmark group were identified based on analysis comparing key characteristics of the Company’s business, including exposure to real assets, dependence on a highly skilled management team, credit exposure/underwriting expertise, and significant capital expenditures, to the characteristics of traditional and alternative asset managers, specialty finance lenders, insurance companies and REITs (real estate investment trusts). The analysis includes all companies within the Diversified Financial Services Benchmark. A range of REITs were included because of their exposure to real assets, income from lease revenue, highly skilled management teams, large capital bases and significant capital expenditures. The remaining companies included represent an array of asset management and specialty finance firms which the Company believes exhibit in-depth knowledge of their asset classes akin to the Company’s expertise in managing aircraft. Companies such as institutional brokerage firms, information services companies and consumer finance companies were excluded from the benchmark group given the disparity in their business models to aircraft leasing.

2023 Proxy Statement   |  Air Lease Corporation  |  49

For 2022, the leadership development and compensation committee’s custom benchmark group consisted of the following companies (the “Custom Benchmark Group”):

2022 Custom Benchmark Group
Company	Trading Symbol	Market Cap ($M)(1)	Employees(2)	Sector
Affiliated Managers Group, Inc.	AMG	$5,681	250	Investment Management
Artisan Partners Asset Management, Inc.	APAM	$2,017	549	Investment Management
Chimera Investment Corporation(3)	CIM	$1,275	39	REIT
Digital Bridge Group, Inc.	DBRG	$1,749	300	Investment Management
Empire State Realty Trust, Inc.(3)	ESRT	$1,086	667	REIT
Extra Space Storage Inc.(3)	EXR	$19,711	4,781	REIT
Federal Realty Investment Trust	FRT	$8,219	314	REIT
Federated Hermes, Inc.	FHI	$3,242	1,961	Investment Management
Franklin Resources, Inc.	BEN	$13,197	9,800	Investment Management
GATX Corporation	GATX	$3,750	1,904	Financing/Leasing
Healthpeak Properties, Inc.	PEAK	$13,704	199	REIT
Host Hotels & Resorts, Inc.	HST	$11,450	165	REIT
Invesco Ltd.	IVZ	$8,182	8,611	Investment Management
Kennedy-Wilson Holdings, Inc.	KW	$2,167	230	REIT
Kilroy Realty Corporation	KRC	$4,520	259	REIT
Sculptor Capital Management, Inc.(3)	SCU	$496	343	Investment Management
W.P. Carey Inc.	WPC	$16,460	193	REIT
Median		$4,520	314
Average		$6,877	1,798
Air Lease Corporation	AL	$4,260	151	Financing/Leasing
(1)	As of December 31, 2022, from Bloomberg.
(2)	Based on applicable company’s most recent publicly reported information.
(3)

The 2023 Custom Benchmark Group was updated to remove certain size outliers based on market capitalization and to maintain a balanced industry representation. As a result, Chimera Investment Corporation (CIM), Sculptor Capital Management, Inc. (SCU), Extra Space Storage Inc. (EXR) and Empire State Realty Trust, Inc. (ESRT) were removed and H&E Equipment Services, Inc. (HEES), Herc Holdings Inc. (HRI), Janus Henderson Group plc (JHG), and Triton International Limited (TRTN) were added to the 2023 Custom Benchmark Group.

We use the Custom Benchmark group to help assess the Company’s compensation competitiveness for our NEOs and make adjustments as warranted for future years. For 2022 compensation decisions, the leadership development and compensation committee considered data from the S&P MidCap 400 Index and the Custom Benchmark Group provided by its independent compensation consultant, and reviewed compensation practices and program design at the S&P MidCap 400 Index and Custom Benchmark Group to inform its decision-making process so it could set total compensation levels that it believes are commensurate with the relative size, scope and performance of the Company. However, because of the important difference between our aircraft leasing business and the companies included in the Custom Benchmark Group or S&P MidCap 400 Index, our leadership development and compensation committee does not set compensation components to meet specific benchmarks as compared to the Custom Benchmark Group or S&P MidCap 400 Index, such as targeting salaries or total compensation at a specific market percentile. We use this information as a starting point in our compensation review process, to supplement the collective knowledge and experience of our Board of Directors, senior executives and the compensation consultant. Our final compensation decisions continue to be based on

50  |  Air Lease Corporation  |  2023 Proxy Statement

individual performance and guided by what we consider to be the amount and form of compensation that will best enable us to attract, motivate and retain the most talented executives and to focus them on the growth and long-term success of our business.

Risk Management

We believe we have designed an executive compensation program which encourages our executives, including our NEOs, to achieve robust long-term incentive goals and discourages our executives from taking unnecessary risks that could threaten the long-term performance of our Company. We also base our executive rewards on a variety of internal performance measures, as explained below, to avoid an over-reliance on any singular indicator of performance.

Compensation Program Safeguards

•

Align NEO compensation with stockholders: We believe the best way to ensure our NEOs’ and other employees’ personal commitment to our long-term goals is to ensure that their financial rewards as stockholders will, over the long term, far outweigh any cash compensation they earn as employees. In this regard, the interests of our NEOs and our stockholders are strongly aligned. Our NEOs as a group, excluding Mr. Chen, beneficially owned approximately 6% of our outstanding Class A Common Stock as of March 6, 2023, and each of our current NEOs has made a meaningful personal investment in our stock.

•

Long-Term Incentive Program: 75% of our NEOs’ long-term equity awards for 2022 were tied to performance-based vesting conditions based on book value and total stockholder return metrics, as described in more detail in this CD&A.

○

Book Value: 50% of our long-term incentive-based compensation for 2022 was tied to an increase in our book value, and not to metrics that may encourage risk-taking behavior focused on short-term results. Awards tied to an increase in book value only vest if, at the end of three years, the book value performance measure is met.

○

Total Stockholder Return: 25% of our long-term incentive-based compensation for 2022 was tied to total stockholder return. Since 2012, a portion of our long-term incentive awards has been based on stockholder returns relative to the S&P MidCap 400 Index. Awards tied to an increase in total stockholder return only vest if, at the end of three years, the performance measures are met.

○

Time-Based: 25% of our long-term compensation for 2022 was tied to employee retention. These time-based awards will vest in three annual installments beginning on the first anniversary of the grant date.

•	Incentive Awards are Capped: Both our short and long-term incentive opportunities are capped to avoid excessive payouts for unforeseen occurrences.

○	Performance-based RSUs that vest based on book value and total stockholder return (TSR) are capped at 200% of target to limit potential payouts even in instances of superior performance.

○	The annual bonuses of our Chief Executive Officer and our Executive Chairman are capped at 200% of target.

As an additional safeguard, our Board of Directors also adopted a clawback policy relating to incentive compensation and anti-hedging and pledging policies as described below.

2023 Proxy Statement   |  Air Lease Corporation  |  51

We believe that the above design safeguards align our executive incentives and corresponding payouts with stockholder value creation.

Also, annually, the leadership development and compensation committee, together with its independent compensation consultant, performs a compensation risk analysis of our compensation programs. In addition, the chair of our leadership development and compensation committee reports to, and discusses compensation risk issues with, the full Board of Directors.

Stock Ownership Guidelines

We also believe that our executives’ significant equity ownership in our Company aligns their long-term interests with those of our stockholders. Our Board of Directors has adopted stock ownership guidelines for our executive officers at the level of Executive Vice President or higher. Our Executive Chairman and Chief Executive Officer are each required to own Class A Common Stock equivalents with an aggregate market value equal to six times his annual rate of salary. As shown in the table below, both Mr. Plueger and Mr. Udvar-Házy beneficially own shares of our Class A Common Stock that far exceed their ownership requirements.

	Target Ownership		Actual Ownership
	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary(1)	Value of Shares Held by Executive(2)
John L. Plueger, Chief Executive Officer	6x	$6,000,000	36x	$35,786,490
Steven Udvar-Házy, Executive Chairman	6x	$10,800,000	135x	$243,520,185

(1)	Based on 2022 base salary at December 31, 2022.
(2)

Based on the closing price of the Company’s Class A Common Stock on March 6, 2023. Includes Class A Common Stock equivalents held by the applicable officer as of March 6, 2023 as calculated under our stock ownership guidelines.

Each of our other executive officers is required to own Class A Common Stock equivalents with an aggregate market value equal to two times his or her annual rate of salary. All of our executive officers, including NEOs Messrs. Levy, Korde and Willis, each own shares of our Class A Common Stock that exceed this requirement. In addition, our guidelines require executive officers to retain 50% of after-tax profits realized from Company equity incentive awards until ownership guidelines are met. Class A Common Stock equivalents are shares of Class A Common Stock owned personally by an executive officer and shares of Class A Common Stock underlying unvested RSUs that are subject to time-based vesting only. Executive officers have five years from the time he or she becomes subject to the guidelines to achieve the required level of ownership.

Policy Prohibiting Hedging and Pledging

The Company has an anti-hedging policy applicable to our directors and all employees, including our executive officers. These individuals are prohibited from engaging in hedging transactions such as short-term or speculative transactions in the Company’s securities, including our Class A Common Stock or any preferred stock. These transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds. The anti-hedging policy applies regardless of whether such Company securities (i) were granted to the director or employee as part of their compensation and (ii) are held directly or indirectly by the director or employee. In addition, directors and executive officers may not pledge their Company securities as collateral for a loan or in similar transactions.

52  |  Air Lease Corporation  |  2023 Proxy Statement

Clawback Policy

In February 2014, our Board of Directors adopted a clawback policy. The policy provides that we will require reimbursement of any incentive payments to an executive officer which were predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC, if our Board of Directors determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. In each such instance, we will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. We are monitoring planned updates to the NYSE listing standards regarding clawback policy requirements and will adopt any changes to our current policy necessary to satisfy updated NYSE requirements when effective.

Elements of the Executive Compensation Program

We have three primary elements of our executive compensation program: annual compensation consisting of base salary, annual performance-based incentive bonuses and long-term equity incentive awards. Their significant performance-based compensation, coupled with their significant ownership of the Company’s equity, aligns each NEO’s interests with the interests of our stockholders.

Annual Compensation

Annual compensation is delivered in cash (or for Mr. Udvar-Házy, a combination of cash and RSUs) with a substantial variable portion at risk and contingent on the successful accomplishment of pre-established performance measures.

Base Salary

Base salary is the main “fixed” component of our executive compensation program, and it is aimed primarily at attracting and retaining the best possible executive talent. The relative levels of base salary for our NEOs are based on the particular responsibilities and expectations associated with each executive’s position. Another factor that we consider extremely important is the experience of each NEO in our industry.

None of our NEOs are guaranteed an annual salary increase. The salaries for Messrs. Plueger and Udvar-Házy have remained unchanged since 2016. For Mr. Udvar-Házy, his 2022 base salary was the only cash compensation he received in 2022, as his 2022 annual bonus was paid in RSUs that are subject to an additional two-year vesting requirement. The base salaries of our other NEOs are determined by the leadership development and compensation committee, with the input of Messrs. Plueger and Udvar-Házy and taking into consideration the objectives and philosophies of our overall executive compensation program, including market information.

2023 Proxy Statement   |  Air Lease Corporation  |  53

We review salaries annually and consider possible merit increases, increases in connection with promotions and changes in responsibilities and market competitive factors. Based on this review, the 2022 base salary percentage changes for our NEO’s compared to 2021 are as follows:

NEO	% Increase compared to 2021
Mr. Plueger, Chief Executive Officer and President	0.00%
Mr. Udvar-Házy, Executive Chairman	0.00%
Mr. Levy, Executive Vice President	3.66%
Mr. Korde, Executive Vice President	4.08%
Mr. Willis, Executive Vice President and Chief Financial Officer	5.00%
Mr. Chen, Former Executive Vice President	0.00%

Annual Performance-Based Incentives

Annual performance-based incentives are earned under the terms of our Annual Cash Bonus Plan. All of our current NEOs and other officers are eligible to participate in the Annual Cash Bonus Plan. These annual performance-based bonuses are paid to drive the achievement of key business results for the year and to recognize individuals based on their contributions to those results.

Each year, the leadership development and compensation committee establishes performance metrics and objectives for bonus payments (the “performance measures”). These performance measures are developed taking into account the Company’s applicable fiscal year business plan and its long-term strategy. They also take into consideration expectations regarding the probability of achieving certain performance goals and include “stretch” goals that are supported by the business plan. Performance measures are set at the beginning of the performance period. For 2022, we returned to our historical practice of using a one-year performance period to measure the achievement of all performance measures, which we had temporarily modified during the COVID-19 pandemic because of the challenges the Company faced in forecasting its performance during that time. The leadership development and compensation committee retains the discretion to reduce any NEO’s incentive award otherwise becoming payable on any basis it deems appropriate (such as its assessment of the Company’s performance or the NEO’s individual performance). For 2022, the leadership development and compensation committee used its discretion to reduce the total company performance factor for awards under the annual cash bonus plan from 142% to 130% as described in more detail below under 2022 Performance Measures Results.

The formula for determining annual performance-based bonuses at the end of the year is:

Target Award × Company Performance Factor for the Performance Period × Individual Performance Factor

54  |  Air Lease Corporation  |  2023 Proxy Statement

2022 Performance Measures

In developing the 2022 performance measures, the leadership development and compensation committee selected performance measures that it considers to be important financial metrics that allow for the evaluation of company success across the aircraft leasing landscape, as well as offering the ability to measure growth in our top-line performance and profitability on a year-over-year basis. For 2022, these performance measures included:

Performance Measures(1)	Component Weighting	Link to Strategy

Financial Metrics

• Total Revenue	30%	Incentivizes top line growth

• Adjusted Pre-tax Margin(2)	30%	Incentivizes profitable growth and efficient use of stockholders’ capital

Strategic Objectives

• Cumulative Placement of Aircraft through 2024	20%	Limits future placement risk and provides visibility to future cash flow

• Cumulative Aircraft Utilization Goals	10%	Focuses our executives on oversight of lessee credit risk, maintaining strong lessee relationships and maximizes cash flow from our fleet

• Leadership Development and Succession Initiatives	5%	Incentivizes development of our small employee base for long-term stability and business continuity

• ESG Initiatives	5%	Incentives performance of initiatives tied to the Company’s long-term strategy
(1)	All 2022 financial metrics and strategic objectives measured on a full-year basis.
(2)	As defined and reported in the Company’s financial statements as filed with the SEC.

Key changes from the performance measures utilized in 2021 include:

•

Added Leadership Development and ESG Initiative Strategic Objectives. For 2022, the leadership development and compensation committee added new strategic objectives related to meeting certain leadership development and succession initiatives as well as ESG initiatives. These new strategic objectives were 30% weighted based on the achievement of quantitative initiatives and 10% weighted based on the achievement of qualitative initiatives. The committee believes that leadership development is important to the Company’s long-term success given the vast industry knowledge held by its executive officers and its small employee base relative to the value of the assets held by the Company. In addition, by incentivizing management to increase employee engagement initiatives and ESG-related data collection and disclosures, our executives will both satisfy increasing stakeholder interest in receiving certain ESG disclosures while continuing to focus on delivering new aircraft in the replacement market to assist airlines looking to replace aging aircraft with new, modern technology, fuel efficient jet aircraft, which is one of the Company’s core business strategies.

For 2022, the leadership development and compensation committee measured our performance to the performance measures, using a rating scale based on expectations as follows:

•	0% - did not meet expectations

•	80% - mostly meets expectations

•	100% - meets expectations

2023 Proxy Statement   |  Air Lease Corporation  |  55

•	120% - exceeds expectations

•	200% - significantly exceeds expectations

If the Company’s performance on a metric meets expectations, payout is at 100% and if the Company’s performance for that metric significantly exceeds expectations, payout is capped at 200%. Results between the points are interpolated on a linear basis. We believe our interpolation methodology aligns company performance and executive compensation for performance results between the minimum and target performance levels, and between the target and maximum performance levels.

In lieu of Mr. Udvar-Házy’s 2022 annual cash bonus, he was granted a stock bonus award in the form of RSUs on February 25, 2023, the date the amount of his 2022 annual bonus was determined by the leadership development and compensation committee. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs was equal to the dollar amount of his 2022 cash bonus divided by the closing price of our Class A Common Stock on the date of grant. The amount of the bonus was determined under the bonus framework described above. We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and requiring an extended vesting period before payment further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

Goal Setting for 2022 Performance Measures and 2021 Comparison

In developing the 2022 goals for the performance measures, the Company prepared a detailed financial plan for fiscal 2022 that incorporated fleet and orderbook specific assumptions. The Company then integrated those assumptions with the Company’s funding strategies against the backdrop of existing aircraft leasing conditions to create financial and strategic goals that were directly tied to the Company’s existing fleet and orderbook and the broader business objectives for 2022. The leadership development and compensation committee then reviewed and approved the performance metrics at its February meeting.

While our performance measures are generally set at levels that are higher than the performance levels achieved in the prior year, the leadership development and compensation committee will make adjustments if the composition of the Company’s leasing or sales expectations are expected to be different for the upcoming year such that the performance level in the prior year may not accurately reflect the difficulty of achieving the specified level of performance in the current year (for example, because of the impact of lease restructuring agreements or customers on cash basis accounting, changes in lease utilization rates, scheduled lease expirations, increases in interest rates, or the timing of capital expenditures or aircraft sales). In these cases, the leadership development and compensation committee may set performance measure goals at levels that are the same or lower than the performance results achieved in the prior year but at levels that, after taking into account the status of the Company’s fleet and lessees at the start of the performance period, the leadership development and compensation committee believes are comparatively as, or more, rigorous. This was the case with our 2022 pre-tax return on margin, cumulative aircraft placement, and aircraft utilization goals. We adjusted these goals as follows:

•

Adjusted pre-tax margin. We lowered our adjusted pre-tax margin target slightly below our actual 2021 results to reflect the impact of COVID-era lease restructurings for which the full effect of these restructurings was expected to have an impact in 2022. Additionally, in 2021 our adjusted pre-tax margin benefitted from the sale of our claims from the Aeromexico bankruptcy, which was a one-time occurrence and not expected to occur in 2022. Our 2022 financial projections also incorporated the expectation of higher interest rates in 2022, as well as ongoing OEM production delays. The Company relies on the debt capital markets to fund its asset growth and refinance existing debt. In a rising interest rate environment, this will result in incremental interest expense which directly impacts our adjusted pre-tax margin. Finally, our 2022 financial projections incorporated the expectation of

56  |  Air Lease Corporation  |  2023 Proxy Statement

ongoing OEM production delays in 2022 and related uncertainty in forecasting capital expenditures due to these delays which we believed would reduce the number of aircraft able to be delivered to our airline customers thus reducing revenue and profitability.

•

Cumulative Aircraft Placements. We lowered our cumulative aircraft placement target from actual 2021 results due to large new aircraft orders placed with Airbus and Boeing in the fourth quarter of 2021 and first quarter of 2022. These orders were expected to add over 150 aircraft to our orderbook, which would substantially increase the percentage of cumulative unplaced aircraft. In addition, we also considered the impact of 2022 deliveries on this metric. As each aircraft is delivered, the cumulative placement percentage declines and requires us to proactively place additional forward positions to maintain the same placement level. The cumulative placement percentage of forward orderbook deliveries through 2024 reflected 85 aircraft expected to deliver in 2022. As a result, we believe the metric was appropriately set to incentivize management to proactively manage its forward orderbook positions which is critical to our long-term success.

•

Aircraft Utilization. We lowered our aircraft utilization target slightly below actual 2021 results because of the uncertain recovery in global air traffic at the start of 2022 and ongoing geopolitical volatility at the time our 2022 performance metrics were set in early February 2022. International passenger traffic at the beginning of 2022 remained well below pre-COVID passenger traffic, at approximately 25% of 2019 levels. The Omicron variant outbreak at the end of 2021 resulted in new travel rules and negatively impacted both capacity and passenger demand. Because our fleet contains a number of aircraft which are primarily used on international routes, our 2022 utilization targets reflected this uncertainty. In addition, the expectation for heightened geopolitical volatility in 2022 was incorporated into our outlook for utilization. The management team has a track record of delivering a high rate of aircraft utilization and we believe this benchmark was appropriately set to incentivize a continued focus on this metric which is critical to the Company’s success.

2023 Proxy Statement   |  Air Lease Corporation  |  57

2022 Performance Measures Results

In 2022, we delivered strong financial performance in the face of a rapidly rising interest rate environment. Based on the performance factors under the annual bonus program established at the beginning of 2022, the weighted earned payout based on our performance for 2022 (Company Performance Factor) was 142%. However, the leadership development and compensation committee exercised its discretion to adjust the Company Performance Factor down to 130% to reflect challenges associated with 2022. A summary of the 2022 performance measures as well as the related 2022 results are as follows (dollars in millions):

Performance Measure	2022 Goals					2022 Result (Actual)
	Did Not Meet	Mostly Meets	Meets	Exceeds	Significantly Exceeds		Component Weighting	Weighted Payout

Financial Metrics

Total Revenue	$2,139.6	$2,289.6	$2,339.6	$2,389.6	$2,539.6	$2,317.3	30%	27%

Adjusted pre-tax margin(1)	22.2%	25.8%	27.4%	28.9%	31.7%	28.5%	30%	35%

Strategic Goals

Cumulative aircraft placements through 2024	30%	40%	50%	60%	70%	89.8%	20%	40%

Cumulative aircraft utilization(1)	90%	93%	95%	98%	99%	99.6%	10%	20%

Leadership Development and Succession	0%	50%	100%	150%	200%	200%	5%	10%

ESG Initiatives	0%	50%	100%	150%	200%	200%	5%	10%

Total (Company Performance Factor)								142%(2)

(1)	Adjusted pre-tax margin and cumulative aircraft utilization are as defined and reported in the Company’s financial statements as filed with the SEC.
(2)	The leadership development and compensation committee exercised its discretion to adjust the total company performance factor down to 130%.

Our revenue performance in 2022 mostly met our 2022 goal. This was primarily driven by the continued growth of our fleet despite ongoing aircraft production delays. Although the net book value of our fleet increased by 7% in 2022, this was below management’s expectations due to aircraft production delays from manufacturers.

Our adjusted pre-tax margin met our target performance level for 2022 due to gains on aircraft sales that exceeded management’s expectations helping offset the impact of OEM manufacturing delays.

Aircraft placements significantly exceeded our 2022 goal due to a strong demand environment for aircraft. The robust recovery in international traffic in 2022 resulted in airlines seeking to accelerate fleet planning decisions to ensure adequate capacity to meet future demand. Additionally, OEM supply chain issues continue to limit aircraft production rates further increasing interest for our orderbook of next-generation, fuel efficient aircraft.

Similarly, our aircraft utilization significantly exceeded expectations in 2022. This outperformance was largely driven by the strong demand environment for aircraft amidst a continued rebound in global passenger traffic.

Finally, for our 2022 annual bonus program, our leadership development and compensation committee added new leadership development and ESG metrics to our strategic performance objectives. We significantly exceeded our leadership development goals, which had a 5% weighting, by (i) implementing

58  |  Air Lease Corporation  |  2023 Proxy Statement

a new performance management program throughout the Company,(ii) establishing a new senior leadership development program to help develop the leadership and management skills of our senior employees and give them exposure to Board members through formal presentations at Board and committee meetings, as well as through informal events, and (iii) enhancing our succession planning process. We also significantly exceeded our ESG goals for 2022, which had a 5% weighting, by (i) preparing and disclosing our Scope 1 and 2 emissions for the first time, (ii) publishing an enhanced third annual ESG report, (iii) increasing our engagement with ESG rating agencies, and (iv) expanding our community involvement programs, in each case to the satisfaction of the leadership development and compensation committee.

2022 Individual Opportunities and Performance Results

Each NEO (other than Mr. Chen who departed before year end) had the opportunity to earn his target award (a percentage of base salary) based on Company performance, as modified by an individual performance factor (determined by the leadership development and compensation committee for 2022 to be between 0% and 120%), based on the achievement relative to individual performance goals. In the case of our Executive Chairman and our Chief Executive Officer, in no event can the award be in excess of 200% of target. We believe this individual performance modifier—which includes 100% downside leverage and only 20% upside leverage—provides the leadership development and compensation committee with the ability to adjust each individual NEO’s bonus opportunity to reflect the individual’s performance during the year.

In considering the individual performance of each of the NEOs, the leadership development and compensation committee took into account, among other things, their individual contributions to leadership within the Company, including their response to the extremely challenging conditions in the aviation industry as a result of Russia’s invasion of Ukraine.

The leadership development and compensation committee recognized our NEOs for the following contributions in 2022: Messrs. Plueger’s and Udvar-Házy’s individual contributions leading the Company to continue growing our fleet and maintaining strong relationships with the Company’s lessees; Mr. Levy’s management of our airframe and engine manufacturing agreements in the face of ongoing delivery delays; Mr. Korde’s contributions within Asia and other critical regions to the Company’s operations; and Mr. Willis’ facilitating strategic financing transactions in the face of high interest rates.

2022 Annual Performance-Based Bonus Results

After evaluating the Company’s performance relative to the guidelines established at the beginning of 2022 and taking into account individual contributions in 2022, the leadership development and compensation committee awarded Messrs. Levy, Korde, and Willis annual cash performance bonuses in the amounts set forth below and the committee approved and recommended, and our independent Board of Directors approved, annual performance bonuses for Messrs. Udvar-Házy and Plueger in the amounts set forth below.

Name	Target Bonus	Corporate Factor	Individual Factor		Actual Bonus

Mr. Plueger	$1,500,000	130%	100	%(1)	$1,950,000

Mr. Udvar-Házy(2)	$2,160,000	130%	100	%(1)	$2,808,000

Mr. Levy	$850,000	130%	102%		$1,127,100

Mr. Korde	$765,000	130%	100%		$994,500

Mr. Willis	$735,000	130%	98%		$936,390

Mr. Chen(3)	—	—	—		—

(1)	Except for any highly unusual circumstances, the leadership development and compensation committee and our Board of Directors deem that the Individual Factor assigned for our Chief

2023 Proxy Statement   |  Air Lease Corporation  |  59

Executive Officer and our Executive Chairman will be 100% so that their bonus is the Corporate Factor. The 2022 Corporate Factor was also reduced in the leadership development and compensation committee’s discretion from 142% achieved performance to 130%.

(2)

Our Executive Chairman’s 2022 annual bonus is structured so that in lieu of cash he was granted a stock bonus award in the form of restricted stock units (“RSUs”) on February 25, 2023, the date the dollar amount of his 2022 annual bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs was equal to $2,808,000 (the dollar amount of his 2022 cash bonus) divided by $42.85 (the closing price of our common stock on February 24, 2023, the last trading day before the grant date). We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and requiring an extended vesting period before payment further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

(3)	Mr. Chen did not receive an annual bonus award as his employment with the Company ended June 30, 2022.

Long-Term Equity Incentive Awards

Philosophy of Awarding Performance-Based Equity Incentive Compensation.    Consistent with our executive compensation objectives, the leadership development and compensation committee believes that an important aspect of attracting and retaining exceptionally talented executives and aligning their interests with those of our stockholders is to provide long-term equity incentive compensation comprised of both performance-based and time-based equity awards. In determining the value of annual long-term equity grants, the leadership development and compensation committee considers the executive’s total compensation, target cash, mix of long-term and short-term compensation and internal guidelines.

On February 25, 2022, we made long-term equity incentive awards to all of our NEOs as part of our planned equity grant cycle. These long-term equity incentive awards were in the form of performance-based Book Value and TSR RSU awards and Time-based RSU awards. These awards were made under our 2014 Equity Incentive Plan. All RSUs awarded in 2022 are denominated in share units, each of which is equivalent to one share of our Class A Common Stock.

Our leadership development and compensation committee established an overall value for each executive officer and applied a mix of 50% Book Value RSUs that vest based on attainment of book value goals, 25% TSR RSUs that vest based on attainment of total stockholder return goals, and 25% Time-based RSUs that vest in three annual installments beginning on the first anniversary of the grant date. The weighting resulted in 75% of each executive officer’s 2022 annual award being comprised of performance-based Book Value RSUs and TSR RSUs, a 10% increase over the performance-based weighting for our 2021 long-term incentive awards.

The leadership development and compensation committee believes that a mix of both Book Value RSUs and TSR RSUs creates a balanced performance-based incentive because the RSUs provide executives with the incentive to steadily increase the book value of the Company while also seeking an overall increase in total stockholder return over a three-year period. In 2022, the committee continued to more heavily weight Book Value RSUs relative to TSR RSUs because it believed that incentivizing the executives to grow our long-term book value per share in a capital-intensive business like ours will lead to value creation for stockholders and create a mix of incentives that we believe will drive long-term performance.

60  |  Air Lease Corporation  |  2023 Proxy Statement

The chart below shows the number of shares of Class A Common Stock underlying the 2022 long-term incentive awards at the time of grant:

	Target / Maximum Number of Book Value RSUs	Target / Maximum Number of TSR RSUs	Number of Time-based RSUs

Mr. Plueger	55,581/111,162	27,791/55,582	27,791

Mr. Udvar-Házy	38,675/77,350	19,338/38,676	19,338

Mr. Levy	11,190/22,380	5,596/11,192	5,596

Mr. Korde	10,060/20,120	5,031/10,062	5,031

Mr. Willis	9,647/19,294	4,823/9,646	4,823

Mr. Chen(1)	—	—	—

(1)	Mr. Chen did not receive a long-term incentive award as his employment with the Company ended June 30, 2022.

Book Value RSUs.    Book Value RSUs comprised 50% of the 2022 annual award. Because the Company’s business of acquiring and leasing commercial aircraft is capital-intensive, the book value, which is the Company’s assets minus its liabilities, is an important measure of the Company’s value. The degree to which Book Value RSUs vest depends on performance over a three-year measurement period. The number of shares to be received at the end of the three-year performance period, which runs from January 1, 2022 through December 31, 2024, will depend on the growth of our book value per share from the actual book value per share on December 31, 2021 as set forth in the table below. Results between the points in the table will be interpolated on a linear basis.

Required Book Value Growth	Per Share Book Value 12/31/2024	Applicable Payout Percentage

20.25%	$64.97	200%

8.25%	$58.49	100%

6.25%	$57.41	0%

In considering the required book value growth for payouts, the leadership development and compensation committee considered the current challenges facing our industry due to ongoing manufacturer delivery delays. Our book value growth can be impacted by impairments or write downs of our aircraft and increases or decreases in aircraft sales.

TSR RSUs.    TSR RSUs comprised 25% of the 2022 annual award. The degree to which TSR RSUs vest depends on performance over a three-year measurement period. The number of shares to be received at the end of the three-year performance period, which runs from January 1, 2022 through December 31, 2024, will depend on our ranking within the S&P MidCap 400 Index as set forth in the table below. Results between the points in the table will be interpolated on a linear basis.

Actual TSR Percentile Ranking	Applicable Payout Percentage

85th or higher	200%

70th	150%

55th	100%

40th	50%

Below 25th	0%

2023 Proxy Statement   |  Air Lease Corporation  |  61

The Company’s TSR is the change in price of a share of Class A Common Stock plus accumulated dividends over a specified period of time and is an indicator of management’s achievement of long-term growth in stockholder value. Comparing the Company’s TSR over a specified period of time to index companies’ returns over the same period of time is an objective external measure of the Company’s effectiveness in translating its results into stockholder returns. The committee uses the TSR goals against the S&P MidCap 400 Index as the leadership development and compensation committee believes it represents a broad range of investment alternatives with similar market capitalization as our Company. The committee also believes that tying a portion of our executive compensation to stockholder returns measured against stockholder returns of similarly capitalized companies emphasizes our pay-for-performance philosophy. As previously discussed, we operate in a highly specialized industry with a finite number of other direct comparator companies, many of which are foreign, private or are subsidiaries of other companies. For this reason, traditional industry-specific peer group benchmarking is challenging and would produce incomparable data.

Time-Based RSUs.    Time-based RSUs comprised 25% of the total 2022 annual award. Time-based rewards promote the retention of our talented management team, while still incentivizing a focus on long-term results because the ultimate value of the time-based RSUs is tied to our stock price. These awards vest in three annual installments of 33% on February 25, 2023, 33% on February 25, 2024, and 34% on February 25, 2025.

Vesting of Performance Awards Previously Granted.    The Company’s December 31, 2022 per share book value was $52.27, resulting in the vesting of 0% of the 2020 Book Value RSUs. The Company’s December 31, 2022 total stockholder return over the three-year performance period was 15.2%, placing it in the 23rd percentile of the companies included in the S&P 400 MidCap Index over the performance period, resulting in the vesting of 0% of the 2020 TSR RSUs. Consistent with the Company’s compensation practices throughout the COVID-19 pandemic, we did not make any adjustments to the original per share book value targets to take into account the financial impacts of Russia’s invasion of Ukraine and the related net impact of the write-off of our Russian fleet, which totaled approximately $771.5 million for the year ended December 31, 2022, on our business. We believe these payouts demonstrate the rigor of the long-term performance targets set by the leadership development and compensation commmittee.

2022 TSR RSU Vesting (2020-2022 performance)	2022 Book Value RSU Vesting (2020-2022 performance)

0% vesting	0% vesting

Other Compensation

Retirement Programs.     We maintain a 401(k) savings plan for our employees and, under the terms of the plan, will make matching contributions in amounts equal to 116% of up to 6% of the contributions made by each NEO.

Benefits and Perquisites.     Our NEOs generally receive the same healthcare benefits as our other employees during the term of their employment. We pay Mr. Plueger’s premiums for a $2.0 million term life insurance policy payable to his beneficiaries and we pay Mr. Udvar-Házy’s premiums for a $5.0 million term life insurance policy payable to his beneficiaries. In addition, we pay the premiums for Messrs. Plueger, Udvar-Házy, Levy, Korde and Willis (and for Mr. Chen through the date of his service with the Company) under our group term life insurance program, in which all of our employees participate.

Personal Use of Company Aircraft.    The Board of Directors adopted a travel policy that requires the Chief Executive Officer and President and the Executive Chairman to use, to the maximum extent practicable, Company-owned aircraft for personal use as well as business travel. In 2022, the incremental cost of Messrs. Plueger’s and Udvar-Házy’s personal use of Company aircraft was approximately $96,298 and $51,080, respectively.

62  |  Air Lease Corporation  |  2023 Proxy Statement

Executive Severance Plan

Under the Air Lease Corporation Executive Severance Plan effective as of February 21, 2017, as amended, Company employees who are senior vice presidents and above, who are designated by the leadership development and compensation committee (or persons appointed by the committee) and who are not party to an individual severance agreement (“Covered Employees”) would generally be entitled to receive severance benefits under the Severance Plan. The committee has designated our executives and senior vice presidents as participants. The Executive Chairman of the Board of Directors and the Chief Executive Officer and President of the Company are not participants because they are each a party to individual severance agreements. The severance benefits are generally conditioned upon execution of a release of claims and continued compliance with non-competition, confidentiality and non-solicitation provisions as set forth in the Executive Severance Plan.

2023 Executive Compensation Program

As described above, in determining 2023 target compensation, the leadership development and compensation committee considered, among other things, data from the S&P MidCap 400 Index and the Custom Benchmark Group for 2023, and then compared the proposed 2023 compensation to 2022 target compensation for each NEO currently employed by the Company. Specifically, the committee analyzed base salary, actual bonus paid, long-term incentive and total compensation. The leadership development and compensation committee also reviewed the mix of pay and compared that to the Custom Benchmark Group for 2023 and S&P MidCap 400 Index. Consideration of this analysis was critical to the committee’s decision to change the design of the 2023 executive compensation program.

Annual Compensation

Base Salary.    The 2023 base salaries for Messrs. Plueger and Udvar-Házy, did not change. The 2023 base salaries for Mr. Levy increased from $850,000 to $875,000, Mr. Korde increased from $765,000 to $785,000 and Mr. Willis increased from $735,000 to $785,000. In determining our NEO’s base salaries, the leadership development and compensation committee considered the market information described above.

Performance-Based Annual Incentives.    Subject to the achievement of key business results for 2023, we plan to pay performance-based annual incentives for 2023 to recognize individuals based on their contributions to those results. The leadership development and compensation committee developed the following 2023 performance-based guidelines for the payment of annual incentive awards to our NEOs:

Performance Measures	Component Weighting

Financial Metrics	70%

• Total Revenue	35%

• Adjusted Pre-tax Margin(1)	35%

Strategic Objectives	30%

• Cumulative placement of aircraft through 2025	10%

• Cumulative aircraft utilization goals for 2023	10%

• ESG Initiatives	10%
(1)	As defined and reported in the Company’s financial statements as filed with the SEC.

For 2023, the leadership development and compensation committee is continuing to include many of the same performance measures as in 2022, but is increasing the weighting of the financial metrics by 10% and reducing the weighting of the strategic objections by 10%.

2023 Proxy Statement   |  Air Lease Corporation  |  63

Mr. Udvar-Házy’s 2023 annual incentive will continue to be paid in a stock bonus award in the form of RSUs that have a grant date value equal to the amount of his incentive earned for 2023 performance, and will cliff vest two years from the date of grant, which will not occur until the amount of the annual bonus is determined in 2024. As a result, Mr. Udvar-Házy’s annual incentive will not be paid in cash. We continue to believe denominating our Executive Chairman’s annual bonus in stock and requiring an extended vesting period before payment further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

Long-Term Equity Incentive Awards

We made long-term equity incentive awards to each of our NEOs on February 25, 2023 under the 2014 Equity Incentive Plan (the “2023 Awards”). These long-term equity incentive awards were in the form of Book Value, RSUs, TSR RSUs and Time-based RSUs:

Book Value RSUs.    These awards comprise 50% of the total 2023 Awards, provide our executives with the incentive to increase the book value of the Company, which is the Company’s assets minus its liabilities, and is an important measure of the Company’s value as a capital-intensive business (acquiring and leasing commercial aircraft). The degree to which the 2023 Book Value RSUs will vest will depend on whether the Company, over a three-year performance period, meets the book value performance measure. The leadership development and compensation committee reset the beginning per share book value for the 2023 Book Value RSUs grants to the actual book value per share on December 31, 2022, so that the Company’s per share book value must increase from December 31, 2022 to December 31, 2025 for the shares to vest at the end of the three-year performance period. The 2023 Book Value RSUs cliff vest at the end of three years.

TSR RSUs.    These awards comprise 25% of the total 2023 Awards, provide an incentive for our executives during the same three-year performance period to seek an overall increase in total shareholder return relative to the S&P 400 MidCap Index.

Time-based RSUs.    These awards comprise 25% of the total 2023 Award, provide a retention incentive and vest in three annual installments of 33%, 33%, and 34% on February 25th in each of 2024, 2025, and 2026, respectively.

64  |  Air Lease Corporation  |  2023 Proxy Statement

The chart below shows the number of shares of Class A Common Stock underlying the 2023 Awards at the time of grant:

Neo	Target / Maximum Number of Book Value RSUs	Target / Maximum Number of TSR RSUs	Number of Time-based RSUs

Mr. Plueger	60,651/121,302	30,325/60,650	30,325

Mr. Udvar-Házy	42,941/85,882	21,470/42,940	21,470

Mr. Levy	11,586/23,172	5,793/11,586	5,793

Mr. Korde	10,378/20,756	5,190/10,380	5,190

Mr. Willis	10,287/20,574	5,144/10,288	5,144

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1.0 million during the tax year. However, certain amounts payable to executives pursuant to written binding contracts that were in effect on November 2, 2017, including certain awards granted before November 2, 2017, that were based upon attaining pre-established performance measures that were set by the leadership development and compensation committee under a plan approved by our stockholders, may qualify for an exception to the $1.0 million deductibility limit.

As one of the factors in its consideration of compensation matters, the leadership development and compensation committee notes this deductibility limitation. However, the committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible. Section 409A of the Code imposes an excise tax on the recipient of certain non-qualified deferred compensation. The committee attempts to structure all executive compensation to comply with, or be exempt from, Section 409A.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). FASB ASC Topic 718 is taken into account by the leadership development and compensation committee when determining equity-based compensation awards.

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis set forth above. The leadership development and compensation committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the leadership development and compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Leadership Development and Compensation Committee

Cheryl Gordon Krongard, Chair

Marshall O. Larsen

Susan McCaw

Robert A. Milton

The foregoing report of the leadership development and compensation committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by us (including any future filings) under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

2023 Proxy Statement   |  Air Lease Corporation  |  65

Executive Compensation Tables

Summary Compensation Table

The following table summarizes compensation paid to or earned by our NEOs during the fiscal years ended December 31, 2022, 2021 and 2020.

Name and principal position	Year	Salary ($)		Bonus ($)	Stock awards* ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All other compensation ($)(3)		Total ($)
John L. Plueger Chief Executive Officer and President	2022	1,000,000		—	5,390,906		1,950,000		201,200		8,542,106
	2021	1,000,000		—	5,143,812		2,835,000		170,181		9,148,993
	2020	1,000,000		—	4,250,305		600,000		143,510		5,993,815
Steven F. Udvar-Házy Executive Chairman	2022	1,800,000		—	6,559,177	(4)	—	(4)	263,275		8,622,452
	2021	1,800,000		—	7,593,600	(4)	—	(4)	299,812		9,693,412
	2020	1,800,000		—	3,704,010	(4)	—	(4)	280,990		5,785,000
Grant A. Levy Executive Vice President	2022	845,000		—	1,085,433		1,127,100		48,089		3,105,622
	2021	820,000		—	935,949		1,549,800		44,960		3,350,709
	2020	820,000		—	872,445		344,400		44,960		2,081,805
Kishore Korde(5) Executive Vice President	2022	760,000		—	975,833		994,500		37,795		2,768,128
	2021	732,500		—	1,032,268		1,389,150		35,165		3,189,083
	2020	—		—	—		—		—		—
Gregory B. Willis Executive Vice President and Chief Financial Officer	2022	729,167		—	935,620		936,390		36,634		2,637,811
	2021	695,000		—	1,131,360		1,323,000		34,227		3,183,587
	2020	666,667		—	1,046,798		294,800		34,227		2,042,492
Jie Chen(6) Former Executive Vice President and Managing Director, Asia	2022	465,000	(7)	—	995,864	(8)	—		4,052,668	(9)	5,513,533
	2021	930,000		—	924,376		—		168,722		2,023,098
	2020	930,000		—	989,497		372,000		216,887		2,508,384

*	Stock awards consist of RSUs relating to shares of our Class A Common Stock.

(1)

Stock Awards:    Except as noted in footnote 4, these amounts represent the aggregate grant date fair value of awards of RSUs granted to our NEOs, computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEO, are included in Note 12 “Stock-based Compensation” to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The value of the full 2022 award for each of Messrs. Plueger, Udvar-Házy, Levy, Korde and Willis at 200% maximum performance for the Book Value and TSR RSUs is $9,530,939, $9,439,951, $1,918,989, $1,725,221, and $1,654,156.

(2)

Non-Equity Incentive Plan Compensation:    The amount set forth for each of Messrs. Plueger, Levy, Korde, Willis and Chen represents his annual incentive award for the applicable year. In lieu of Mr. Udvar-Házy’s cash bonus, he was granted a stock bonus award in the form of RSUs on February 25, 2023, the date the amount of his 2022 annual bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs granted to Mr. Udvar-Hazy are equal to the dollar amount of his 2022 cash bonus divided by the closing price of our common stock on the date of grant.

(3)

Premium Payments:    In 2022, we paid premiums on term life insurance and long-term supplemental disability policies for Messrs. Plueger, Udvar-Házy, Levy, Korde and Willis, in the aggregate amounts of $73,582, $180,875, $16,769, $14,015, and $12,854, respectively.

66  |  Air Lease Corporation  |  2023 Proxy Statement

401(k) Employer Matching Contributions:    In 2022, we made matching contributions to a 401(k) savings plan that we maintain for our employees of $31,320 for each of Messrs. Plueger, Udvar-Házy, and Levy and $23,780 for each of Messrs. Korde and Willis, in accordance with our policy.

Personal Aircraft Usage:    In 2022, the incremental cost of the personal use of the Company aircraft for Messrs. Plueger and Udvar-Hazy was $96,298 and $51,080 (see disclosure of Messrs. Plueger and Udvar-Házy’s personal use of company aircraft under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Personal Use of Company Aircraft).

(4)

In lieu of Mr. Udvar-Házy’s annual cash bonus, he was granted a stock bonus award in the form of RSUs. These RSUs cliff vest on the second anniversary of the date of grant. For his 2022 annual cash bonus the number of RSUs was equal to $2,808,000 (the dollar amount of his 2022 cash bonus) divided by $42.85 (the closing price of our common stock on February 24, 2023, the last trading day before the grant date). The value of these RSUs is included in the “Stock Awards” column which also includes the value of Mr. Udvar-Házy’s 2022 annual long-term incentive RSUs of $3,751,177.

(5)

Mr. Korde became a NEO of the Company based on his compensation for the year ended December 31, 2021. In accordance with applicable SEC rules, only compensation information for the years in which he was a NEO is included in the table above.

(6)	Mr. Chen’s employment with the Company ended effective June 30, 2022. Mr. Chen was not a NEO in 2021.

(7)	Mr. Chen’s annualized rate of base salary for 2022 was $930,000. The actual salary paid to Mr. Chen for 2022 was $465,000 as his employment with the Company ended effective June 30, 2022.

(8)

Consists of the incremental fair value adjustment of $995,864 associated with the modification of vesting of 37,596 shares of Class A common stock, calculated in accordance with ASC Topic 718. The expense recognition of these awards has been accelerated to fully recognize in 2022 rather than over the original vesting periods.

(9)

Represents a lump-sum cash severance payment of $3,823,000, $29,721 in COBRA payments, $6,609 in premiums on term life insurance and long-term supplemental disability policies through the date of Mr. Chen’s departure, $11,867 in matching contributions to a 401(k) savings plan that we maintain for our employees through the date of Mr. Chen’s departure, an overseas housing benefit valued at $170,094 in connection with Mr. Chen’s work supporting our activities in Hong Kong through the date of his departure ($80,540 represents the fair market value of housing lease payments made on behalf of Mr. Chen, and $89,554 represents the tax equalization payment for the tax year ending December 31, 2022, according to the terms set out in his employment arrangements), and $11,377 in tax equalization payments in relation to the 2020 tax year and in connection with his position as President of our Hong Kong subsidiary.

2023 Proxy Statement   |  Air Lease Corporation  |  67

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2022.

			Estimated future payouts under Non-equity incentive plan awards		Estimated future payouts under Equity incentive plan awards					All Other Stock Awards (#)	Grant date fair value of stock and option awards ($)(4)(6)
Name	Grant date(s)(1)	Type of award	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)		Maximum (#)(3)
Mr. Plueger
		Annual Bonus	1,500,000	3,000,000	—	—		—		—	—
	2/25/2022	Book Value RSU	—	—	19,515	55,581		111,162		—	2,501,701
	2/25/2022	TSR RSU	—	—	6,948	27,791		55,582		—	1,638,332
	2/25/2022	Time Vesting RSU	—	—	—	—		—		27,791	1,250,873
Mr. Udvar-Házy
		Annual Bonus	—	—	—	2,160,000	(5)	4,320,000	(5)	—	—
	2/25/2022	Book Value RSU	—	—	13,579	38,675		77,350		—	1,740,762
	2/25/2022	TSR RSU	—	—	4,835	19,338		38,676		—	1,140,012
	2/25/2022	Time Vesting RSU	—	—	—	—		—		19,338	870,403
Mr. Levy
		Annual Bonus	850,000	1,700,000	—	—		—		—	—
	2/25/2022	Book Value RSU	—	—	3,929	11,190		22,380		—	503,662
	2/25/2022	TSR RSU	—	—	1,399	5,596		11,192		—	329,895
	2/25/2022	Time Vesting RSU	—	—	—	—		—		5,596	251,876
Mr. Korde
		Annual Bonus	765,000	1,530,000	—	—		—		—	—
	2/25/2022	Book Value RSU	—	—	3,533	10,060		20,120		—	452,801
	2/25/2022	TSR RSU	—	—	1,258	5,031		10,062		—	296,587
	2/25/2022	Time Vesting RSU	—	—	—	—		—		5,031	226,445
Mr. Willis
		Annual Bonus	735,000	1,470,000	—	—		—		—	—
	2/25/2022	Book Value RSU	—	—	3,388	9,647		19,294		—	434,211
	2/25/2022	TSR RSU	—	—	1,206	4,823		9,646		—	284,325
	2/25/2022	Time Vesting RSU	—	—	—	—		—		4,823	217,083
Mr. Chen
	2/13/2020	Book Value RSU	—	—	—	—		—		10,888	493,226
	2/13/2020	TSR RSU	—	—	—	—		—		5,444	43,862
	2/13/2020	Time Vesting RSU	—	—	—	—		—		1,851	12,353
	2/25/2021	Book Value RSU	—	—	—	—		—		8,779	198,010
	2/25/2021	TSR RSU	—	—	—	—		—		5,487	162,962
	2/25/2021	Time Vesting RSU	—	—	—	—		—		5,146	85,450

(1)	Grant Date: The grant date for the RSU award is the effective date of grant approved by the leadership development and compensation committee of our Board of Directors.

(2)

Estimated future payouts under Equity incentive plan awards Threshold: (i) represents the number of shares issuable under the Book Value RSUs if the company’s per share book value increases 6.27% resulting in a 35.1% payout as of December 31, 2024, and (ii) represents the number of shares issuable under total stockholder return (TSR) RSUs if the company’s ranking within the S&P MidCap 400 Index is at the 25th percentile as of December 31, 2024.

(3)

Estimated future payouts under Equity incentive plan awards Maximum: (i) represents the number of shares issuable under the Book Value RSUs if the company’s per share book value increases resulting in a 200% payout as of December 31, 2024, and (ii) represents the number of shares issuable under TSR RSUs if the company’s ranking within the S&P MidCap 400 Index is at 85th percentile or higher as of December 31, 2024.

68  |  Air Lease Corporation  |  2023 Proxy Statement

(4)

Grant date fair value of stock and option awards: The grant date fair value for each award is computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEOs, are included in Note 12 “Stock-based Compensation” to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(5)

Grant date fair value of stock and option awards: In lieu of Mr. Udvar-Házy’s cash bonus, he was granted a stock bonus award in the form of RSUs that cliff vest on the second anniversary of the date of grant. The number of RSUs granted are equal to the dollar amount of Mr. Udvar-Házy’s 2022 cash bonus divided by the closing price of our common stock on the date of grant.

(6)

Grant date fair value of Mr. Chen’s stock awards: Pursuant to Mr. Chen’s Severance and Release Agreement, 100% of his outstanding equity awards were accelerated in connection with his termination of employment. See Employment Agreement, Severance and Release Agreement and Other Arrangements with Mr. Chen below for more information. The grant date fair value of Mr. Chen’s awards disclosed in the table represents the incremental fair value adjustment associated with the modification of vesting of such awards, calculated in accordance with ASC Topic 718. The expense recognition of these awards has been accelerated to fully recognize in 2022 rather than over the original vesting periods.

2023 Proxy Statement   |  Air Lease Corporation  |  69

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning option awards and stock awards for our NEOs outstanding as of the end of the fiscal year ended December 31, 2022.

	Option awards				Stock awards*
Name	Grant date	Number of securities underlying unexercised options exercisable (#)	Option exercise price ($)	Option expiration date	Number of Units that have not vested	Market value of Units that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested ($)(1)
Mr. Plueger	2/13/2020	—	—	—	—	—	— (2)	—
	2/13/2020	—	—	—	—	—	— (3)	—
	2/13/2020	—	—	—	7,951(4)	305,477	—	—
	2/25/2021	—	—	—	—	—	42,612(5)	1,637,153
	2/25/2021	—	—	—	—	—	26,633(6)	1,023,240
	2/25/2021	—	—	—	24,982(7)	959,808	—	—
	2/25/2022	—	—	—	—	—	55,581(8)	2,135,422
	2/25/2022	—	—	—	—	—	27,791(9)	1,067,730
	2/25/2022	—	—	—	27,791(10)	1,067,730	—	—
Mr. Udvar-Házy	2/13/2020	—	—	—	—	—	— (2)	—
	2/13/2020	—	—	—	—	—	— (3)	—
	2/13/2020	—	—	—	5,313(4)	204,125	—	—
	2/19/2021	—	—	—	19,209(11)	738,010	—	—
	2/25/2021	—	—	—	—	—	29,088(5)	1,117,561
	2/25/2021	—	—	—	—	—	18,179(6)	698,437
	2/25/2021	—	—	—	17,053(7)	655,176	—	—
	2/25/2022	—	—	—	90,700(12)	3,484,694	—	—
	2/25/2022	—	—	—	—	—	38,675(8)	1,485,894
	2/25/2022	—	—	—	—	—	19,338(9)	742,966
	2/25/2022	—	—	—	19,338(10)	742,966	—	—
Mr. Levy	2/13/2020	—	—	—	—	—	— (2)	—
	2/13/2020	—	—	—	—	—	— (3)	—
	2/13/2020	—	—	—	1,632(4)	62,701	—	—
	2/25/2021	—	—	—	—	—	7,754(5)	297,909
	2/25/2021	—	—	—	—	—	4,846(6)	186,183
	2/25/2021	—	—	—	4,546(7)	174,657	—	—
	2/25/2022	—	—	—	—	—	11,190(8)	429,920
	2/25/2022	—	—	—	—	—	5,596(9)	214,998
	2/25/2022	—	—	—	5,596(10)	214,998	—	—
Mr. Korde	2/13/2020	—	—	—	—	—	— (2)	—
	2/13/2020	—	—	—	—	—	— (3)	—
	2/13/2020	—	—	—	1,692(4)	65,007	—	—
	2/25/2021	—	—	—	—	—	8,552(5)	328,568
	2/25/2021	—	—	—	—	—	5,344(6)	205,317
	2/25/2021	—	—	—	5,014(7)	192,638	—	—
	2/25/2022	—	—	—	—	—	10,060(8)	386,505
	2/25/2022	—	—	—	—	—	5,031(9)	193,291
	2/25/2022	—	—	—	5,031(10)	193,291	—	—
Mr. Willis	2/13/2020	—	—	—	—	—	— (2)	—
	2/13/2020	—	—	—	—	—	— (3)	—
	2/13/2020	—	—	—	1,959(4)	75,265	—	—
	2/25/2021	—	—	—	—	—	9,372(5)	360,072
	2/25/2021	—	—	—	—	—	5,858(6)	225,064
	2/25/2021	—	—	—	5,495(7)	211,118	—	—
	2/25/2022	—	—	—	—	—	9,647(8)	370,638
	2/25/2022	—	—	—	—	—	4,823(9)	185,300
	2/25/2022	—	—	—	4,823(10)	185,300	—	—
Mr. Chen		—	—	—	—	—	—	—

*	Shares underlying the Stock Awards are shares of Class A Common Stock.

(1)	The market value shown is based on the closing price of our Class A Common Stock as of December 30, 2022, the last trading day of 2022, which was $38.42.

70  |  Air Lease Corporation  |  2023 Proxy Statement

(2)

The Book Value RSUs granted to our NEOs on February 13, 2020, cliff vest at the end of the three-year performance period, which commenced on January 1, 2020, but only if the Company has met certain per share book value targets as of December 31, 2022. None of the Book Value RSUs vested on December 31, 2022.

(3)

The TSR RSUs granted to our NEOs on February 13, 2020, cliff vest at the end of the three-year performance period, which ran from January 1, 2020 through December 31, 2022, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. None of the TSR RSUs vested on December 31, 2022.

(4)

The Time Vesting RSUs granted to our NEOs on February 13, 2020, vest annually in three installments. The first installment of 33% vested on February 13, 2021, the second installment of 33% vested on February 13, 2022, and the third installment of 34% vested on February 13, 2023.

(5)

The Book Value RSUs granted to our NEOs on February 25, 2021, cliff vest at the end of the three-year performance period, which commenced on January 1, 2021, but only if the Company has met certain per share book value targets as of December 31, 2023. The number of Book Value RSUs is a projected value as the shares have only performed for two years of a three-year performance period. The projected value for this award is at target.

(6)

The TSR RSUs granted to our NEOs on February 25, 2021, cliff vest at the end of the three-year performance period, which runs from January 1, 2021 through December 31, 2023, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. The number of TSR RSUs is a projected value as the shares have only performed for two years of a three-year performance period. The projected value for this award is at target.

(7)

The Time Vesting RSUs granted to our NEOs on February 25, 2021, vest annually in three installments. The first installment of 33% vested on February 25, 2022, the second installment of 33% vested on February 25, 2023, and the third installment of 34% will vest on February 25, 2024.

(8)

The Book Value RSUs granted to our NEOs on February 25, 2022, cliff vest at the end of the three-year performance period, which commenced on January 1, 2022, but only if the Company has met certain per share book value targets as of December 31, 2024. The number of Book Value RSUs is a projected value as the shares have only performed for one year of a three-year performance period. The projected value for this award is at target.

(9)

The TSR RSUs granted to our NEOs on February 25, 2022, cliff vest at the end of the three-year performance period, which runs from January 1, 2022 through December 31, 2024, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. The number of TSR RSUs is a projected value as the shares have only performed for one year of a three-year performance period. The projected value for this award is at target.

(10)

The Time Vesting RSUs granted to our NEOs on February 25, 2022, vest annually in three installments. The first installment of 33% vested on February 25, 2023, the second installment of 33% will vest on February 25, 2024, and the third installment of 34% will vest on February 25, 2025.

(11)

The Time Vesting RSUs granted to Mr. Udvar-Házy on February 19, 2021 in lieu of his cash bonus cliff vested on February 19, 2023 and were released. The number of RSUs granted is equal to the dollar amount of Mr. Udvar-Házy’s 2020 cash bonus divided by the closing price of our common stock on the date of grant.

(12)

The Time Vesting RSUs granted to Mr. Udvar-Házy on February 25, 2022 in lieu of his cash bonus will cliff vest on February 25, 2024. The number of RSUs granted is equal to the dollar amount of Mr. Udvar-Házy’s 2021 cash bonus divided by the closing price of our common stock on the date of grant.

2023 Proxy Statement   |  Air Lease Corporation  |  71

Option Exercises and Stock Vested

The following table sets forth information concerning options exercised and RSUs vested for our NEOs during the fiscal year ended December 31, 2022.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)		Value realized on vesting ($)(2)
Mr. Plueger	—	—	86,107		3,719,164
Mr. Udvar-Házy	—	—	121,994		5,141,452
Mr. Levy	—	—	18,287		789,240
Mr. Korde	—	—	15,829		683,679
Mr. Willis	—	—	18,607		803,342
Mr. Chen	—	—	60,406	(3)	2,241,113

(1)	Shares acquired were from awards made in 2019, 2020 and 2021, including, for Mr. Udvar-Házy, his 2020 annual bonus RSUs which cliff vested in February 2022.

(2)	Represents the product of the number of shares vested and the closing price of our Class A Common Stock on the New York Stock Exchange on the vesting date.

(3)	Includes 37,596 RSUs vested on June 30, 2022 in connection with Mr. Chen’s separation from the Company.

Employment Agreements and Arrangements and Potential Payments upon Termination or Change in Control

Employment Agreements with the Company

Our Company does not have any employment agreements with its NEOs. However, the Company has entered into a dual employment assignment with each of Mr. Udvar-Házy, Executive Chairman, and Mr. Plueger, Chief Executive Officer and President, to formalize their activities with the Company’s Irish leasing platform. Pursuant to these dual assignments, Messrs. Udvar-Házy and Plueger continue in their role as an employee of the Company, but are also an employee of ALC Aircraft Limited, a wholly-owned subsidiary of the Company, (“ALC Ireland”), as an Executive Officer of Marketing. In connection with Messrs. Udvar-Házy’s and Plueger’s assignment in Ireland, ALC Ireland has entered into an employment agreement with each of Messrs. Udvar-Házy and Plueger, effective March 1, 2023, describing their respective employment with ALC Ireland (the “Ireland Employment Agreements”). The severance and termination benefits for Messrs. Udvar-Házy and Plueger did not increase as a result of the entry into the Ireland Employment Agreements, as the Ireland Employment Agreements are intended to allocate payment obligations for Messrs. Udvar-Házy’s and Plueger’s base salary compensation between the Company and ALC Ireland based on the time they are expected to devote to matters at ALC Ireland.

In addition, the Company had entered into a dual employment assignment with Mr. Chen, Former Executive Vice President and Managing Director, Asia of the Company, in connection with its Hong Kong office established in 2019. This dual employment assignment was terminated on June 30, 2022 in connection with Mr. Chen’s resignation from the Company. See Employment Agreement, Severance and Release Agreement and Other Arrangements with Mr. Chen below for more information.

72  |  Air Lease Corporation  |  2023 Proxy Statement

Ireland Employment Agreements and Other Employment Arrangements with Messrs. Udvar-Házy and Plueger

Ireland Employment Agreements.    Mr. Udvar-Házy’s Ireland Employment Agreement provides that ALC Ireland will pay Mr. Udvar-Házy a gross salary of €875,000 per annum (subject to tax and other deductions required by law or provided for under Mr. Udvar-Házy’s Ireland Employment Agreement), which represents approximately 50% of Mr. Udvar-Házy’s total annual base salary of $1,800,000 approved by the Company’s leadership development and compensation committee (the “Udvar-Házy Annual Salary”). As a result of the dual employment assignment and pursuant to the Udvar-Házy Letter Agreement described below, the Company will be responsible for payment of the remaining 50% of the Udvar-Házy Annual Salary. Mr. Udvar-Házy is expected to devote 50% of his working time to his duties as Executive Officer of Marketing for ALC Ireland in accordance with the terms of his Ireland Employment Agreement. Mr. Plueger’s Ireland Employment Agreement provides that ALC Ireland will pay Mr. Plueger a gross salary of €292,000 per annum (subject to tax and other deductions required by law or provided for under Mr. Plueger’s Ireland Employment Agreement), which represents approximately 30% of Mr. Plueger’s total annual base salary of $1,000,000 approved by the Company’s leadership development and compensation committee (the “Plueger Annual Salary”). As a result of the dual employment assignment and pursuant to the Plueger Letter Agreement described below, the Company will be responsible for payment of the remaining 70% of the Plueger Annual Salary. Mr. Plueger is expected to devote 30% of his working time to his duties as Executive Officer of Marketing for ALC Ireland in accordance with the terms of his Ireland Employment Agreement.

The Ireland Employment Agreements are for a fixed term, beginning on March 1, 2023 and automatically ending on March 1, 2028. During the course of the fixed term, each Ireland Employment Agreement may be terminated by (i) either party upon providing written notice as set out in the Minimum Notice and Terms of Employment Act of 1973 (as may be amended from time to time), which currently is between one week for less than two weeks of service with ALC Ireland and eight weeks for 15 years or more of service, or (ii) ALC Ireland, in its sole discretion, without notice if it provides payment of one year’s salary to Mr. Udvar-Házy or Mr. Plueger under the applicable Ireland Employment Agreement. Additionally, under each Ireland Employment Agreement, ALC Ireland may terminate Mr. Udvar-Házy’s or Mr. Plueger’s employment with immediate effect at any time without notice or payment in lieu of notice if Mr. Udvar-Házy or Mr. Plueger, as applicable (i) is found guilty of gross misconduct or (ii) in other circumstances which justify summary dismissal. If Mr. Udvar-Házy or Mr. Plueger’s employment by the Company is terminated, such executive officer’s employment by ALC Ireland under the applicable Ireland Employment Agreement shall immediately cease, subject to any applicable termination payments described above.

The Company has also entered into letter agreements, each effective as of February 14, 2023, with each of Mr. Udvar-Házy (the “Udvar-Házy Letter Agreement”) and Mr. Plueger (the “Plueger Letter Agreement” and together with the Udvar-Házy Letter Agreement, the “Letter Agreements”) which confirm the terms of Mr. Udvar-Házy’s and Mr. Plueger’s compensation and other benefits with the Company while they provide services concurrently to ALC Ireland, including that (i) the Company will pay the remainder of the Udvar-Házy Annual Salary and Plueger Annual Salary; (ii) Mr. Udvar-Házy and Mr. Plueger are eligible to participate in the Company’s annual performance-based incentive bonuses and long-term equity incentive awards; (iii) Mr. Udvar-Házy and Mr. Plueger are eligible for the Company’s other benefits and retirement program; and (iv) Mr. Udvar-Házy and Mr. Plueger is each eligible to receive payments under his respective Severance Agreement with the Company, and such payments will be calculated based on his total compensation from the Company and ALC Ireland, subject to the conditions of the applicable Letter Agreement. The Letter Agreements also provide that the Company will (i) assist Mr. Udvar-Házy and Mr. Plueger in assessing tax obligations under Ireland and U.S. federal and state tax laws at the Company’s expense and (ii) provide tax equalization, including gross-ups, to help defray additional tax liabilities associated with their employment in Ireland, if Mr. Udvar-Házy or Mr. Plueger’s employment by

2023 Proxy Statement   |  Air Lease Corporation  |  73

ALC Ireland results in him incurring increased personal tax liabilities. The Letter Agreements also specify that termination of Mr. Udvar-Házy’s or Mr. Plueger’s employment under the Ireland Employment Agreement does not automatically terminate such Executive Officer’s employment with the Company. The termination of Mr. Udvar-Házy’s or Mr. Plueger’s employment with the Company will however automatically terminate such executive officer’s employment with ALC Ireland pursuant to the applicable Ireland Employment Agreement.

Other Employment Arrangements.    In connection with Mr. Udvar-Házy becoming our Executive Chairman and Mr. Plueger becoming our Chief Executive Officer and President, the Company entered into Severance Agreements with each of these officers, effective July 1, 2016. As described in the discussion and tables below, Messrs. Udvar-Házy’s and Plueger’s Severance Agreements and the Executive Severance Plan that became effective February 22, 2017, as amended, provide for payments and other benefits to our NEOs if their employment with us is terminated under certain circumstances, including following a change in control. Certain of our employee benefits plans, including our 2014 Equity Incentive Plan and our NEOs’ award agreements under each of the plans, also provide for such benefits. Although an employee is entitled to severance benefits under any applicable Company agreement, an employee’s benefit under the Executive Severance Plan will be reduced by any other severance or termination payments received; currently the Executive Severance Plan provides the maximum severance or termination payments to be received.

Severance Agreements with our Chief Executive Officer and President and our Executive Chairman

Severance Agreement with each of Mr. Plueger and Mr. Udvar-Házy.    The Severance Agreements between the Company and Mr. Plueger and Mr. Udvar-Házy were effective as of July 1, 2016, and terminate on the third anniversary of the effective date, July 1, 2019, (the “Term”), subject to automatic additional one-year extensions, unless terminated by either party with at least 90 days’ notice. The terms of each of Mr. Plueger’s and Mr. Udvar-Házy’s Severance Agreements are substantially the same and, except with respect to the equity award provisions described below, each of the Severance Agreements provide for severance benefits that are substantially similar to the severance benefits previously provided for in each of Messrs. Udvar-Házy’s and Plueger’s employment agreements.

Termination Provisions under the Severance Agreements.    The terms of each of Mr. Plueger’s and Mr. Udvar-Házy’s Severance Agreements relating to termination of employment are described below:

(i)

Termination without Cause or by the executive for Good Reason Other Than within 24 months of a Change in Control.    If the executive’s employment is terminated by us without Cause or by the executive for Good Reason (other than within 24 months of a change in control), as defined in his Severance Agreement and described below, he will be entitled to receive, subject in certain circumstances to delivering certain releases and/or agreements, the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual Company performance;
•	salary continuation, continued health coverage, and continued payment by us of the premiums for his group term life insurance policy until the second anniversary of the date of such termination;
•

two times the average of the annual bonus payments received during the thirty-six-month period immediately prior to his date of termination, payable in substantially equal installments over the two-year period following the termination of his employment; and

74  |  Air Lease Corporation  |  2023 Proxy Statement

•	pro rata vesting based on actual Company performance for any then current performance periods for performance-based equity awards granted during the Term of the Severance Agreement.

(ii)

Termination without Cause or by executive for Good Reason within 24 months of a Change in Control.    If the termination described above is within 24 months of a Change in Control, as defined under the 2014 Equity Incentive Plan and any successor plan, subject in certain circumstances to delivering certain releases and/or agreements, he will be entitled to receive the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	pro rata payout of the target annual bonus for the year in which the termination occurs;
•	a lump sum cash payment equal to three times the sum of his annual salary and target annual bonus;
•	a lump sum cash payment representing the costs of providing benefits under the group health plans in which he was participating at the time of termination of employment for a period of two years;
•	a lump sum cash payment of the premiums for his group term life insurance for a period of two years;
•	full vesting at target level of performance for performance-based equity awards granted during the Term of the Severance Agreement; and
•

if any of the executive’s benefits are parachute payments, the executive will be entitled to (a) his benefits reduced so that no portion of such benefits is subject to excise tax or (b) his benefits without any such reduction, whichever is greater on an after-tax-basis.

(iii)

Termination due to disability or death.    If the executive’s employment is terminated due to disability or death, he, his estate or his beneficiaries will be entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment. In addition, he will be entitled to receive the following:

•	a prorated annual bonus with respect to the calendar year in which such termination occurs; and
•	continued vesting based on actual Company performance for performance-based equity awards granted during the Term of the Severance Agreement.

(iv)

Termination for Cause or by executive without Good Reason.    If the executive’s employment is terminated for cause, or he terminates his employment without Good Reason, he will be entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment.

“Cause” is defined for the purposes of each Severance Agreement as (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude; (ii) willful fraud, misappropriation, dishonesty or embezzlement, having a material adverse financial, economic or reputational effect on the Company; (iii) willful misconduct or gross or willful neglect in the performance of duties; or (iv) breach in any material respect of the terms and provisions of the Severance Agreement. The Severance Agreement provides that in the event of termination of the executive’s employment pursuant to clauses (iii) or (iv), the Company shall provide the executive with a notice of termination not more than 30 days following the occurrence of such event (or if later, the Company’s actual knowledge of such event). The executive may not be terminated for “Cause” unless such termination is approved by a vote of the majority of the entire Board of Directors (or such other vote required pursuant to the by-laws of the Company) at a meeting duly called and held at which the executive has the right to be present and be heard.

2023 Proxy Statement   |  Air Lease Corporation  |  75

“Good Reason” under each Severance Agreement includes (i) the material reduction of the executive’s authority, duties and responsibilities, or the assignment to him of duties materially inconsistent with his position or positions with our Company or the failure to report directly to the Board of Directors; (ii) a reduction in his then current annual salary; or (iii) the relocation of his office more than 35 miles from his then current office location. The executive must provide us with notice and a 30-day cure period, and if cured, the event or condition at issue will not constitute “Good Reason”.

The executive will have no obligation to mitigate damages in the event of a termination of his employment, and no payments under his Severance Agreement will be subject to offset in the event that the executive does mitigate.

Equity Award Arrangements

Messrs. Plueger and Udvar-Házy were each granted Time-based RSUs that vest annually in three installments of 33%, 33% and 34%, respectively, on the anniversary of the date of grant; provided however, if either of their employment is terminated prior to vesting (i) without Cause or for Good Reason (as such terms are defined in the award agreement) within twenty-four months of a Change in Control (as such term is defined in the award agreement) or if their employment is terminated by reason of death or Disability (as such term is defined in the award agreement), the RSUs will immediately vest in full or (ii) without Cause or for Good Reason outside of twenty-four months of a Change in Control prior to vesting, the RSUs will pro rata vest through the date of termination.

Annually since February 2021, Mr. Udvar-Házy has been granted a stock bonus award in the form of Time-based RSUs (“Bonus RSUs”) in lieu of his annual cash bonus. Each of these Bonus RSUs had a value on the grant date equal to the dollar amount of his cash bonus earned in 2020, 2021 and 2022, respectively. Mr. Udvar-Házy’s 2021 Bonus RSUs vested on February 19, 2023. Each of the 2022 and 2023 Bonus RSUs will cliff vest (100%) on the second anniversary of the date of grant, provided however, if Mr. Udvar-Házy’s employment is terminated prior to vesting (i)(a) without Cause or for Good Reason within twenty-four months of a Change in Control, (b) by reason of death or Disability or (c) by reason of retirement as approved by the leadership development and compensation committee, in writing, the RSUs will immediately vest in full or (ii) without Cause or for Good Reason other than within twenty-four months of a Change in Control prior to vesting, the RSUs will pro rata vest through the date of termination. All capitalized terms are defined in the award agreement.

Executive Severance Plan

The Board of Directors approved and adopted the Air Lease Corporation Executive Severance Plan (“Severance Plan”), effective as of February 22, 2017. Under the Severance Plan, Company employees who are senior vice presidents and above, who are designated by the leadership development and compensation committee (or persons appointed by the committee) and who are not party to an individual severance agreement (“Covered Employees”) would generally be entitled to receive severance benefits under the Severance Plan. The leadership development and compensation committee has designated our executive and senior vice presidents as participants. The Chief Executive Officer and President and the Executive Chairman are not participants because they are each a party to individual severance agreements. The severance benefits are generally conditioned upon execution of a release of claims and continued compliance with non-competition, confidentiality and non-solicitation provisions as set forth in the Severance Plan.

76  |  Air Lease Corporation  |  2023 Proxy Statement

Termination without Cause by the Company Other Than within Twenty-Four Months of a Change in Control.    If a Covered Employee’s employment is terminated by the Company without Cause, as defined in the Severance Plan, other than within twenty-four months of a Change in Control, as defined under the Company’s 2014 Equity Incentive Plan, the Covered Employee will be entitled to receive the following:

•

accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his or her employment (“Accrued Benefits”);

•	a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual performance;
•	immediate pro rata vesting of any outstanding deferred bonus awards granted under the Company’s Amended and Restated Deferred Bonus Plan (“Deferred Bonus Plan”);
•

an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) the average of the annual bonus payments received during the thirty-six month period immediately prior to the Covered Employee’s date of termination, multiplied by a multiplier of 1x for executive vice presidents and by a multiplier of .5x for senior vice presidents, payable in substantially equal installments over one year from the date of termination for executive officers and six months from the date of termination for senior vice presidents;

•	continued health coverage until one year from the date of termination for executive vice presidents and six months from the date of termination for senior vice presidents;
•	pro rata vesting based on actual Company performance for any then current performance periods for outstanding performance-based equity awards; and
•	pro rata vesting through date of termination for outstanding time-based equity awards.

Termination without Cause or by the Covered Employee for Good Reason within 24 months of a Change in Control.    If a Covered Employee’s employment is terminated by the Company without Cause or is terminated by a Covered Employee for Good Reason, as defined in the Severance Plan, within 24 months of a Change in Control, the Covered Employee will be entitled to receive the following:

•	Accrued Benefits;
•	pro rata payout of the target annual bonus for the year in which the termination occurs;
•	full vesting of any outstanding deferred bonus awards granted under the Company’s Deferred Bonus Plan;
•

a lump sum cash payment in an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) target annual bonus for the calendar year in which the termination occurs, multiplied by a multiplier of 2x for executive vice presidents and by a multiplier of 1x for senior vice presidents;

•

a lump sum cash payment in an amount equal to the COBRA costs of providing benefits under the group health plans in which the Covered Employee was participating at the time of termination of employment for two years for executive vice presidents and one year for senior vice presidents;

•	full vesting at target level of performance for outstanding performance-based equity awards for any open performance periods; and
•	full vesting for outstanding time-based equity awards.

Termination due to disability or death.     If a Covered Employee’s employment is terminated due to disability or death, the Covered Employee or his or her estate or beneficiaries will be entitled to receive:

•	Accrued Benefits;
•	a prorated annual bonus with respect to the calendar year in which such termination occurs;

2023 Proxy Statement   |  Air Lease Corporation  |  77

•	continued vesting based on actual Company performance for outstanding performance-based equity awards; and
•	full vesting for outstanding time-based equity awards.

If any of the Covered Employee’s benefits are parachute payments, the Covered Employee will be entitled to (a) his or her benefits reduced so that no portion of such benefits is subject to excise tax or (b) his or her benefits without any such reduction, whichever is greater on an after-tax-basis.

The Board of Directors may amend, modify or terminate the Severance Plan at any time in its sole and exclusive discretion subject to certain limitations.

Employment Agreement, Severance and Release Agreement and Other Arrangements with Mr. Chen

The Company previously entered into a dual employment assignment with Mr. Chen, Former Executive Vice President and Managing Director, Asia of the Company, in connection with its Hong Kong office established in 2019. Pursuant to this dual assignment, Mr. Chen, during his employment with the Company, served as an employee of Air Lease Corporation Hong Kong Limited, a wholly-owned subsidiary of the Company, (“ALC HK”), as its President and a Director. In connection with Mr. Chen’s assignment in Hong Kong, ALC HK entered into an employment agreement with Mr. Chen, effective June 6, 2019, describing his employment with ALC HK (“HK Employment Agreement”). Mr. Chen’s HK Employment Agreement provided that ALC HK would pay Mr. Chen a gross salary of $558,000 USD per annum (subject to Mandatory Provident Fund contribution deductions). This gross salary represented 60% of his annual base salary of $930,000 approved by the Company’s leadership development and compensation committee (“Chen Annual Salary”). Under the HK Employment Agreement, ALC HK could terminate Mr. Chen’s employment with immediate effect at any time without notice or payment in lieu of notice if he: (a) committed any serious or persistent breach or non-observance of the terms and conditions of the employment agreement; (b) was guilty of gross misconduct or gross negligence in connection with or affecting the business or affairs of ALC HK or any associated company of ALC HK; (c) willfully disobeyed a lawful and reasonable order; (d) was guilty of fraud or dishonesty; (e) was convicted of a criminal offense (other than a road traffic offence for which a non-custodial penalty is imposed); or (f) was otherwise justified to be dismissed summarily in accordance with section 9 of the Hong Kong Employment Ordinance. The HK Employment Agreement continued until either party terminated the agreement by giving the other party not less than two months prior written notice or payment of wages in lieu of two months’ prior written notice, subject to the terms of the agreement. Mr. Chen’s HK Employment Agreement was terminated on June 30, 2022 in connection with Mr. Chen’s resignation from the Company.

The Company also entered into a letter agreement dated June 5, 2019, with Mr. Chen (the “Chen Letter Agreement”) which confirmed the terms of Mr. Chen’s compensation and other benefits with the Company during the course of his employment with Company and providing services concurrently to the Company and ALC HK, including that (i) the Company would pay the remainder of the Chen Annual Salary; (ii) Mr. Chen was eligible to participate in the Company’s annual performance-based incentive bonuses and long-term equity incentive awards; (iii) Mr. Chen was eligible for the Company’s other benefits and retirement program; and (iv) Mr. Chen was eligible to participate in the Company’s Executive Severance Plan, subject to applicable rules and conditions. Additionally, the Chen Letter Agreement provided for certain assignment benefits, including payment of Mr. Chen’s housing costs and reimbursement of utility costs, if any, by the Company or ALC HK, as appropriate.

Mr. Chen also entered into a tax equalization understanding with the Company as to his tax obligations under Hong Kong and US federal and state tax laws and pursuant to the tax equalization understanding,

78  |  Air Lease Corporation  |  2023 Proxy Statement

the Company has engaged the services of PricewaterhouseCoopers to assist Mr. Chen in meeting such tax obligations at the Company’s expense.

On April 21, 2022, we entered into a Severance and Release Agreement (the “Severance Agreement”) with Mr. Chen, which provided that Mr. Chen’s employment as the Company’s Executive Vice President and Managing Director, Asia and his dual employment with ALC HK would cease as of June 30, 2022 (the “Resignation Date”). In connection with Mr. Chen’s voluntary resignation, the Severance Agreement provided that Mr. Chen would receive (i) a lump sum cash severance payment of $3,823,000, less applicable withholdings; (ii) payment by the Company of his COBRA premiums for continued health insurance for 12 months following the Resignation Date; (iii) accelerated vesting of 100% of his outstanding equity awards (with performance-based equity awards deemed vested at target); (iv) certain other air travel and limited use of the Company’s Hong Kong apartment for a portion of 2022, and; (iv) continued effectiveness of Mr. Chen’s tax equalization understanding arrangements through the 2022 tax year. The incremental fair value adjustment of Mr. Chen’s accelerated vesting of outstanding equity awards calculated in accordance with FASB ASC Topic 718 was $995,864. We referenced the Severance Plan when determining Mr. Chen’s severance benefits.

Potential Payments upon Termination or Change in Control

The following tables describe and quantify payments and benefits to which our NEOs (other than Mr. Chen) would have been entitled under various employment termination and change-in-control scenarios, assuming they occurred on December 31, 2022. For Mr. Chen, we have described the actual benefits he received in connection with his separation from employment effective June 30, 2022. Certain of the amounts identified below are only estimates. Some amounts in the tables and footnotes have been rounded up to the nearest whole number. For payments provided to Mr. Chen, see Employment Agreement, Severance and Release Agreement and Other Arrangements with Mr. Chen above for more information.

Under the terms of the 2014 Equity Incentive Plan, a change in control generally means the first to occur of the following: (i) an acquisition by any person or group of beneficial ownership of 35% or more, on a fully diluted basis, of our outstanding shares of common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, excluding any acquisition by the Company or any affiliate, any acquisition directly from the Company, any acquisition by any employee benefit plan sponsored or maintained by the Company or any affiliate or any acquisition that complies with clauses (A), (B), and (C) of clause (iv); (ii) individuals who were members of our Board on the effective date, and directors whose election or nomination for election was approved by a vote of at least two-thirds of such incumbent directors, cease to constitute at least a majority of our board; (iii) our complete dissolution or liquidation; or (iv) the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction that requires the approval of our stockholders, unless immediately following any such transaction, (A) the majority of the total voting power of the surviving company (or parent corporation with voting power to elect a majority of the directors of the surviving company) is represented by our outstanding voting securities that were outstanding before the transaction and held by the holders thereof in substantially the same proportion as before the transaction, (B) no person or group becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the parent company or, absent a parent company, the surviving company, and (C) at least two-thirds of the directors of the parent company (or surviving company) following such transaction were members of our board at the time of the board approval for such transaction.

Regardless of the termination scenario, each of our NEOs will receive earned but unpaid base salary through the date of termination of his employment.

2023 Proxy Statement   |  Air Lease Corporation  |  79

Post-employment and change in control payments—Mr. Plueger

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$7,610,000	(a)	$1,950,000	(b)	$—	$9,000,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	1,184,503	(d)	2,333,016	(e)	—	2,333,016	(e)
Performance Vested RSUs	—	2,841,313	(f)	5,863,545	(g)	—	5,863,545	(g)
Benefits and perquisites
Term life insurance	—	13,554	(h)	—		—	13,554	(h)
Benefits	—	79,890	(i)	—		—	79,890	(i)
Total	$—	$11,729,260		$10,146,561		$—	$17,290,005

(a)

Represents the aggregate of Mr. Plueger’s annual bonus for 2022 based on actual company performance, salary continuation at an annual rate of $1.0 million through December 31, 2024, and two times the average of the annual bonus payments received during the thirty-six-month period immediately prior to his date of termination.

(b)	Represents the amount of Mr. Plueger’s annual bonus for 2022 based on actual company performance.

(c)	Represents the aggregate of Mr. Plueger’s target annual bonus for 2022 and three times the sum of his base salary and target annual bonus for 2022.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2020, February 2021, and February 2022.

(e)	Represents full vesting for the time vested RSUs granted in February 2020, February 2021, and February 2022.

(f)

With respect to the Book Value RSUs granted in February 2020 for which the performance period ended December 31, 2022, assumes vesting of 0% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2021 and February 2022, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2020, assumes vesting of 0% of TSR RSUs based on our 23rd percentile ranking in the S&P 400 MidCap Index as of December 31, 2022. With respect to TSR RSUs granted in February 2021 and February 2022, assumes pro-rata vesting. This value represents $0 for awards for which the performance period ended on December 31, 2022 and for which no shares were released in February 2023.

(g)

With respect to the Book Value RSUs granted in February 2020 for which the performance period ended December 31, 2022, assumes vesting of 0% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2021 and February 2022, assumes full vesting. With respect to TSR RSUs granted in February 2020, assumes vesting of 0% of TSR RSUs based on our 23rd percentile ranking in the S&P 400 MidCap Index as of December 31, 2022. With respect to TSR RSUs granted in February 2021 and February 2022, assumes full vesting. This value represents $0 for awards for which the performance period ended on December 31, 2022 and for which no shares were released in February 2023.

80  |  Air Lease Corporation  |  2023 Proxy Statement

(h)

Represents the premium payments on the group term life insurance policy for Mr. Plueger that the Company would continue to pay. The total amount payable under the group term life insurance policy for Mr. Plueger is $1.0 million.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2022.

Post-employment and change in control payments—Mr. Udvar-Házy

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$11,678,400	(a)	$2,808,000	(b)	$—	$14,040,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	2,244,527	(d)	5,824,971	(e)	—	5,824,971	(e)
Performance Vested RSUs	—	1,953,619	(f)	4,044,858	(g)	—	4,044,858	(g)
Benefits and perquisites
Term life insurance	—	10,560	(h)	—		—	10,560	(h)
Benefits	—	79,890	(i)	—		—	79,890	(i)
Total	$—	$15,966,996		$12,677,829		$—	$24,000,279

(a)

Represents the aggregate of Mr. Udvar-Házy’s annual bonus for 2022 based on actual company performance, salary continuation at an annual rate of $1.8 million through December 31, 2024, and two times the average of the annual bonus payments received during the thirty-six-month period immediately prior to his date of termination.

(b)	Represents the amount of Mr. Udvar-Házy’s annual bonus for 2022 based on actual company performance.

(c)	Represents the aggregate of Mr. Udvar-Házy’s target annual bonus for 2022 and three times the sum of his base salary and target annual bonus for 2022.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2020, February 2021, February 2022 and the Bonus RSUs granted in 2021 and 2022.

(e)

Represents full vesting for the time vested RSUs granted in February 2020, February 2021, February 2022 and the Bonus RSUs granted in 2021 and 2022. This full vesting for the Bonus RSUs would also apply in the event of a retirement as approved by the leadership development and compensation committee.

(f)

With respect to the Book Value RSUs granted in February 2020 for which the performance period ended December 31, 2022, assumes vesting of 0% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2021 and February 2022, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2020, assumes vesting of 0% of TSR RSUs based on our 23rd percentile ranking in the S&P 400 MidCap Index as of December 31, 2022. With respect to TSR RSUs granted in February 2021 and February 2022, assumes pro-rata vesting. This value represents $0 for awards for which the performance period ended on December 31, 2022 and for which no shares were released in February 2023.

2023 Proxy Statement   |  Air Lease Corporation  |  81

(g)

With respect to the Book Value RSUs granted in February 2020 for which the performance period ended December 31, 2022, assumes vesting of 0% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2021 and February 2022, assumes full vesting. With respect to TSR RSUs granted in February 2020, assumes vesting of 0% of TSR RSUs based on our 23rd percentile ranking in the S&P 400 MidCap Index as of December 31, 2022. With respect to TSR RSUs granted in February 2021 and February 2022, assumes full vesting. This value represents $0 for awards for which the performance period ended on December 31, 2022 and for which no shares were released in February 2023.

(h)

Represents the premium payments on the group term life insurance policy for Mr. Udvar-Házy that the Company would continue to pay. The total amount payable under the group term life insurance policy for Mr. Udvar-Házy is $500,000.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2022.

Post-employment and change in control payments—Mr. Levy

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$2,982,967	(a)	$1,127,100	(b)	$—	$4,250,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	228,209	(d)	452,357	(e)	—	452,357	(e)
Performance Vested RSUs	—	537,701	(f)	1,129,010	(g)	—	1,129,010	(g)
Benefits and perquisites
Term life insurance	—	—		—		—	—
Benefits	—	56,286	(h)	—		—	112,573	(i)
Outplacement	—	—		—		—	—
Total	$—	$3,805,163		$2,708,467		$—	$5,943,940

(a)	Represents the aggregate of Mr. Levy’s annual bonus for 2022 based on actual company performance, salary for 2022 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Levy’s annual bonus for 2022 based on actual company performance.

(c)	Represents the aggregate of Mr. Levy’s target annual bonus for 2022 and two times 2022 annual salary and target bonus.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2020, February 2021, and February 2022.

(e)	Represents full vesting for the time vested RSUs granted in February 2020, February 2021, and February 2022.

(f)	With respect to the Book Value RSUs granted in February 2020 for which the performance period ended December 31, 2022, assumes vesting of 0% based on our achievement of established

82  |  Air Lease Corporation  |  2023 Proxy Statement

book value goals. With respect to the Book Value RSUs granted in February 2021 and February 2022, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2020, assumes vesting of 0% of TSR RSUs based on our 23rd percentile ranking in the S&P 400 MidCap Index as of December 31, 2022. With respect to TSR RSUs granted in February 2021 and February 2022, assumes pro-rata vesting. This value represents $0 for awards for which the performance period ended on December 31, 2022 and for which no shares were released in February 2023.

(g)

With respect to the Book Value RSUs granted in February 2020 for which the performance period ended December 31, 2022, assumes vesting of 0% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2021 and February 2022, assumes full vesting. With respect to TSR RSUs granted in February 2020, assumes vesting of 0% of TSR RSUs based on our 23rd percentile ranking in the S&P 400 MidCap Index as of December 31, 2022. With respect to TSR RSUs granted in February 2021 and February 2022, assumes full vesting. This value represents $0 for awards for which the performance period ended on December 31, 2022 and for which no shares were released in February 2023.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2022.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2022.

Post-employment and change in control payments—Mr. Korde

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$2,643,017	(a)	$994,500	(b)	$—	$3,825,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	235,361	(d)	450,936	(e)	—	450,936	(e)
Performance Vested RSUs		549,188	(f)	1,113,681	(g)	—	1,113,681	(g)
Benefits and perquisites							—
Term life insurance	—	—		—		—	—
Benefits	—	56,286	(h)	—		—	112,573	(i)
Outplacement	—	—		—		—	—
Total	$—	$3,483,852		$2,559,117		$—	$5,502,190

(a)	Represents the aggregate of Mr. Korde’s annual bonus for 2022 based on actual company performance, salary for 2022 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Korde’s annual bonus for 2022 based on actual company performance.

(c)	Represents the aggregate of Mr. Korde’s target annual bonus for 2022 and two times 2022 annual salary and target bonus.

2023 Proxy Statement   |  Air Lease Corporation  |  83

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2020, February 2021, and February 2022.

(e)	Represents full vesting for the time vested RSUs granted in February 2020, February 2021, and February 2022.

(f)

With respect to the Book Value RSUs granted in February 2020 for which the performance period ended December 31, 2022, assumes vesting of 0% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2021 and February 2022, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2020, assumes vesting of 0% of TSR RSUs based on our 23rd percentile ranking in the S&P 400 MidCap Index as of December 31, 2022. With respect to TSR RSUs granted in February 2021 and February 2022, assumes pro-rata vesting. This value represents $0 for awards for which the performance period ended on December 31, 2022 and for which no shares were released in February 2023.

(g)

With respect to the Book Value RSUs granted in February 2020 for which the performance period ended December 31, 2022, assumes vesting of 0% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2021 and February 2022, assumes full vesting. With respect to TSR RSUs granted in February 2020, assumes vesting of 0% of TSR RSUs based on our 23rd percentile ranking in the S&P 400 MidCap Index as of December 31, 2022. With respect to TSR RSUs granted in February 2021 and February 2022, assumes full vesting. This value represents $0 for awards for which the performance period ended on December 31, 2022 and for which no shares were released in February 2023.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2022.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2022.

Post-employment and change in control payments—Mr. Willis

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control

Compensation severance	$—	$2,507,490	(a)	$936,390	(b)	$—	$3,675,000	(c)

Acceleration of vesting of equity awards

Time Vested RSUs	—	254,320	(d)	471,682	(e)	—	471,682	(e)

Performance Vested RSUs		575,404	(f)	1,141,074	(g)	—	1,141,074	(g)

Benefits and perquisites

Term life insurance	—	—		—		—	—

Benefits	—	56,286	(h)	—		—	112,573	(i)

Outplacement	—	—		—		—	—

Total	$—	$3,393,500		$2,549,146		$—	$5,400,329

84  |  Air Lease Corporation  |  2023 Proxy Statement

(a)	Represents the aggregate of Mr. Willis’ annual bonus for 2022 based on actual company performance, salary for 2022 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Willis’ annual bonus for 2022 based on actual company performance.

(c)	Represents the aggregate of Mr. Willis’ target annual bonus for 2022 and two times 2022 annual salary and target bonus.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2020, February 2021, and February 2022.

(e)	Represents full vesting for the time vested RSUs granted in February 2020, February 2021, and February 2022.

(f)

With respect to the Book Value RSUs granted in February 2020 for which the performance period ended December 31, 2022, assumes vesting of 0% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2021 and February 2022, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2020, assumes vesting of 0% of TSR RSUs based on our 23[d] percentile ranking in the S&P 400 MidCap Index as of December 31, 2022. With respect to TSR RSUs granted in February 2021 and February 2022, assumes pro-rata vesting. This value represents $0 for awards for which the performance period ended on December 31, 2022 and for which no shares were released in February 2023.

(g)

With respect to the Book Value RSUs granted in February 2020 for which the performance period ended December 31, 2022, assumes vesting of 0% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2021 and February 2022, assumes full vesting. With respect to TSR RSUs granted in February 2020, assumes vesting of 0% of TSR RSUs based on our 23rd percentile ranking in the S&P 400 MidCap Index as of December 31, 2022. With respect to TSR RSUs granted in February 2021 and February 2022, assumes full vesting. This value represents $0 for awards for which the performance period ended on December 31, 2022 and for which no shares were released in February 2023.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2022.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2022.

2023 Proxy Statement   |  Air Lease Corporation  |  85

Pay versus Performance

The following table details summary compensation and compensation actually paid to or earned by our NEOs during the fiscal years ended December 31, 2022, 2021 and 2020, along with a comparison to total shareholder return, net (loss)/income available to common stockholders and total revenues.

Year (a)	Summary Compensation Table Total for PEO ($)(1) (b)	Compensation Actually Paid to PEO ($)(2) (c)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1) (d)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2) (e)	Value of Initial Fixed $100 Investment Based on:		Net (Loss)/Income Available to Common Stockholders ($) (h)	Total Revenues ($) (i)
					Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return ($)(3) (g)

2022	8,542,106	3,063,639	4,529,509	2,868,293	85.65	102.36	(138,723,569)	2,317,302

2021	9,148,993	7,043,334	4,854,198	3,539,016	96.70	130.59	408,158,602	2,088,389

2020	5,993,815	2,710,009	3,104,420	2,424,094	95.66	95.43	500,888,698	2,015,439

(1)	For the fiscal years ended December 31, 2022, 2021 and 2020 our PEO and remaining NEOs were as follows:

Year	PEO	Non-PEO NEOs

2022	Mr. Plueger	Messrs. Udvar-Hazy, Levy, Willis, Korde and Chen

2021	Mr. Plueger	Messrs. Udvar-Hazy, Levy, Korde and Willis

2020	Mr. Plueger	Messrs. Udvar-Hazy, Levy, Willis and Chen

(2)	The table below reflects the adjustments used to calculate the compensation actually paid to our PEO and average compensation actually paid to our Non-PEO NEOs:

	PEO		Average Non-PEO NEOs

Adjustments		2022

Deduction of Grant Date Fair Value of Option Awards and Stock Awards Granted in 2022	$(5,390,906)		$(2,110,385)

Addition of Fair Value at December 31, 2022 of Outstanding and Unvested Option Awards and Stock Awards Granted in 2022	$4,697,444		$1,858,579

Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$3,672,054		$681,084

Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During 2022	$1,323,415		$761,598

Fair Value as of December 31, 2021 of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During 2022	$(9,780,474)		$(2,852,092)

Total 2022 Adjustments	$(5,478,467)		$(1,661,216)

86  |
Air Lease Corporation
  |  2023 Proxy Statement

		2021

Deduction of Grant Date Fair Value of Option Awards and Stock Awards Granted in 2021	$(5,143,812)		$(2,673,294)

Addition of Fair Value at December 31, 2021 of Outstanding and Unvested Option Awards and Stock Awards Granted in 2021	$6,666,980		$2,348,422

Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$3,113,494		$1,615,289

Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During 2021	$2,042,258		$537,082

Fair Value as of December 31, 2020 of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During 2021	$(8,784,580)		$(3,142,681)

Total 2021 Adjustments	$(2,105,659)		$(1,315,182)

	2020

Deduction of Grant Date Fair Value of Option Awards and Stock Awards Granted in 2020	$(4,250,305)		$(1,653,188)

Addition of Fair Value at December 31, 2020 of Outstanding and Unvested Option Awards and Stock Awards Granted in 2020	$3,817,852		$2,005,656

Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$4,966,729		$643,607

Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During 2020	$(373,123)		$(268,529)

Fair Value as of December 31, 2019 of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During 2020	$(7,444,959)		$(1,407,874)

Total 2020 Adjustments	$(3,283,806)		$(680,327)

(3)
Peer group total shareholder return for each year in the table is presented using the peer group disclosed in the Compensation Discussion & Analysis section of our Proxy Statement filed with the SEC for such year. For 2022, includes Affiliated Managers Group, Inc., Artisan Partners Asset Management, Inc., Chimera Investment Corporation, Digital Bridge Group, Inc., Empire State Realty Trust, Inc., Extra Space Storage Inc., Federal Realty Investment Trust, Federated Hermes, Inc., Franklin Resources, Inc., GATX Corporation, Healthpeak Properties, Inc., Host Hotels & Resorts, Inc., Invesco Ltd., Kennedy-Wilson Holdings, Inc., Kilroy Realty Corporation, Sculptor Capital Management, Inc., and W.P. Carey Inc. For 2021, includes Affiliated Managers Group, Inc., Artisan Partners Asset Management, Inc., Franklin Resources, Inc., Invesco Ltd., GATX Corporation, Chimera Investment Corporation, Eaton Vance Corp., Empire State Realty Trust, Inc., Extra Space Storage Inc., Federal Realty Investment Trust, Healthpeak Properties, Inc., Host Hotels & Resorts, Inc., Kilroy Realty Corporation, Kennedy-Wilson Holdings, Inc., and W.P. Carey Inc. For 2020, includes Aircastle Limited, Affiliated Managers Group, Inc., Artisan Partners Asset Management, Inc., Chimera Investment Corporation, Eaton Vance Corp., Empire State Realty Trust, Inc., Extra Space Storage, Inc., Federal Realty Investment Trust, GATX Corporation, Healthpeak Properties, Inc., Host Hotels & Resorts, Inc., Invesco Ltd.,
Kennedy-Wilson
Holdings, Inc., Kilroy Realty Corporation, Franklin Resources, Inc. (acquired Legg Mason, Inc.), and W.P. Carey Inc.

2023 Proxy Statement   |
Air Lease Corporation
  |  87

The Company believes that total revenues, adjusted
pre-tax
margin
(as defined and reported in the Company’s financial statements as filed with the SEC) and book value of its Class A Common Stock
represent the most important financial performance measures to link compensation actually paid to our NEOs for 2022. The target total compensation of our NEOs is heavily weighted towards short and long-term performance goals that align with our stockholders’ interests. Our annual bonus plan is
100
% performance-based, with
60
% of the target bonus opportunity for 2022 tied to our total revenues and adjusted pre-tax
margin and
50
% of our NEOs’ long-term equity awards for 2022 tied to performance-based vesting conditions based on book value of our Class A Common Stock.
The graph below reflects the relationship between the compensation actually paid to or earned by our NEOs and (i) the Company’s cumulative indexed total shareholder return and (ii) the cumulative indexed total shareholder return of our peer group in each of 2022, 2021 and 2020 (as disclosed above), in each case, assuming an initial fixed investment of $100 for the fiscal years ended December 31, 2022, 2021 and 2020:

88  |
Air Lease Corporation
  |  2023 Proxy Statement

The graph below reflects the relationship between the compensation actually paid to or earned by our NEOs and the Company’s net (loss)/income attributable to common stockholders for the fiscal years ended December 31, 2022, 2021 and 2020:

2023 Proxy Statement   |
Air Lease Corporation
  |  89

The graph below reflects the relationship between the compensation actually paid to or earned by our NEOs and the Company’s total revenues for the fiscal years ended December 31, 2022, 2021 and 2020:

90  |
Air Lease Corporation
  |  2023 Proxy Statement

2022 CEO Pay Ratio

The 2022 annual total compensation of the Company’s CEO was $8,542,106. The 2022 annual total compensation of the median employee (excluding the CEO) was $279,919. The ratio between the two amounts is 31:1.

The Company believes that the ratio of pay included above is a reasonable estimate calculated in a manner consistent with applicable SEC rules.

To determine the pay ratio, we took the following steps: For 2022 we identified the median employee using our employee population consisting of 151 full-time employees on December 31, 2022, the last day of the last month in our fiscal year. We identified the median employee based on gross wages paid in 2022 as reported on form W-2. We did not make any assumptions, adjustments or estimates with respect to gross wages paid in 2022.

As required by SEC rules, after identifying our median employee, we calculated annual total compensation for both our median employee and our CEO using the same methodology that we used to determine our NEOs’ annual compensation for the Summary Compensation Table. This information is being provided for compliance purposes. Neither the leadership development and compensation committee nor management of the Company used the pay ratio measure in making compensation decisions. Given the different methodologies that companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

2023 Proxy Statement   |  Air Lease Corporation  |  91

Audit-Related Matters

Audit Committee Report

The audit committee has reviewed and discussed the Company’s audited financial statements with our management, and has discussed with our independent registered public accounting firm the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board, the SEC, and by the audit committee’s charter. The audit committee has received written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on this review and these discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2022, which was filed with the SEC on February 16, 2023.

Audit Committee

Matthew J. Hart, Chair

Yvette Hollingsworth Clark

Robert A. Milton

Ian M. Saines

The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by us (including any future filings) under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

Independent Auditor Fees and Services

KPMG LLP served as our independent registered public accounting firm in 2022 and 2021. Services provided by KPMG and related fees in each of those years were as follows:

	2022	2021
Audit Fees	$1,350,000	$1,343,300
Audit-Related Fees(1)	249,545	287,600
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,599,545	$1,630,900

(1)

The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.

92  |  Air Lease Corporation  |  2023 Proxy Statement

Auditor Services Pre-Approval Policy

Our audit committee has approved and adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and conditions pursuant to which services to be performed by our independent registered public accounting firm are to be pre-approved. The policy provides that the audit committee will annually consider for approval, and approve as it deems appropriate and consistent with the policy and applicable law, a schedule listing proposed engagements and specified audit and non-audit services expected to be provided by the independent registered public accounting firm commencing during the upcoming year. As stated in the policy, in determining whether to pre-approve services, the audit committee may consider, among other factors: (1) whether the services are consistent with applicable rules on auditor independence; (2) whether the independent registered public accounting firm is best positioned to provide the services in an effective and efficient manner, taking into consideration its familiarity with our business, people, culture, accounting systems, risk profile and other factors; and (3) whether the services might enhance our ability to manage or control risk or improve audit quality. Under the policy, the audit committee may delegate preapproval authority to one or more of its members. The policy contemplates that our Chief Financial Officer, or his designee, will provide a quarterly report to the audit committee listing services performed by and fees paid to the independent registered public accounting firm during the current fiscal year and the previous quarter, including a reconciliation of the actual fees of the independent auditors compared to the budget for such services as approved by the audit committee.

The audit committee approved all audit and audit-related services provided by KPMG during 2022 and 2021 in accordance with this policy.

2023 Proxy Statement   |  Air Lease Corporation  |  93

Other Matters

General Information

When and where is the Annual Meeting being held?

The Annual Meeting will be held virtually via a live audio webcast on Wednesday, May 3, 2023 at 7:30 a.m., Pacific Time, at www.cesonlineservices.com/al23_vm. As described below, we believe that we have structured our virtual meeting to provide stockholders the same participation rights as if the meeting were held in person, including the ability to vote shares electronically at the meeting and ask questions in accordance with the rules of conduct for the meeting.

What is the purpose of this Proxy Statement?

The Board of Directors is providing you with this Proxy Statement to solicit your voting proxy for the Annual Meeting. It provides you with information on how to attend the virtual meeting and to help you decide how you want your shares to be voted at the Annual Meeting. This Proxy Statement and the Notice of Annual Meeting are first being made available to stockholders on or about March 23, 2023.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials in the mail?

Pursuant to SEC rules, we have elected to provide certain of our stockholders access to our proxy materials, including this Proxy Statement and our 2022 Annual Report, on the internet as provided for in our Notice of Internet Availability of Proxy Materials (the “Notice”) instead of sending a full set of printed proxy materials. Brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to access and review the important information contained in the proxy materials. The Notice also instructs you on how you may vote over the internet, by telephone or mail. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. If you request printed materials by mail, these printed proxy materials also include the voting instruction form for the Annual Meeting.

What is the quorum requirement for the Annual Meeting?

For stockholders to take action at the Annual Meeting, a majority of the shares of our Class A Common Stock entitled to vote at the Annual Meeting must be present or represented at the Annual Meeting. This is called a quorum. Your shares will be counted for purposes of determining whether a quorum is present if (a) you are entitled to vote and you are present at the Annual Meeting or (b) you have properly voted by proxy online, by phone or by submitting a proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Who may attend and vote at the Annual Meeting?

Stockholders of record of the 111,015,418 shares of our Class A Common Stock issued and outstanding at the close of business on March 6, 2023, which is the record date for the Annual Meeting (the “Record Date”), are entitled to attend the Annual Meeting and to one vote on each matter voted upon at the Annual Meeting for each share held. Stockholders of record of our Class A Common Stock and beneficial owners of shares held in street name as of the record date can attend and vote using the methods described below under “How do I pre-register to attend and vote at the Annual Meeting?” There is no cumulative voting. A list of stockholders of record will be available at www.cesonlineservices.com/al23_vm during the Annual Meeting for inspection by stockholders for any legally valid purpose related to the Annual Meeting.

94  |  Air Lease Corporation  |  2023 Proxy Statement

What happens if I experience technical difficulties during the Annual Meeting?

If you have difficulty accessing the Annual Meeting, please follow the instructions contained in the reminder email you will receive the evening before the Annual Meeting. We will have technicians available to assist you.

What happens if the Company experiences technical difficulties during the Annual Meeting?

If we experience technical difficulties at the meeting and are not able to resolve them within a reasonable amount of time, we will adjourn the Annual Meeting to a later date and will provide notice of the date and time of such adjourned meeting at the website listed above.

What is the difference between a “stockholder of record” and a “beneficial owner of shares held in street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “stockholder of record” of the shares with respect to those shares, and the proxy materials were made available directly to you by the Company.

If your shares are held in an account at a brokerage firm, a bank or other similar organization or by another holder of record (a “custodian”), then you are considered the “beneficial owner” of the shares, and the shares are considered to be held in “street name”. As a beneficial owner, the proxy materials were made available to you by the organization holding your shares and you have the right to instruct your broker, bank, trustee or nominee how to vote your shares. Your custodian is the stockholder of record for purposes of voting and is required to vote your shares on your behalf in accordance with your instructions.

How do I pre-register to attend the Annual Meeting?

You must pre-register by 7:30 a.m. Pacific Time on Tuesday, May 2, 2023 to attend the meeting, as follows:

Stockholders of Record: You may register to attend the Annual Meeting virtual webcast by visiting www.cesonlineservices.com/al23_vm and following the instructions or emailing proof of your ownership of our Class A Common Stock as of the Record Date to ALRegister@Proxy-Agent.com. Your proof of ownership may include a copy of your proxy card received from the Company or a statement showing your ownership of shares of our Class A Common Stock as of the Record Date. After registering, and upon verification of your ownership, you will receive a confirmation email prior to the Annual Meeting with instructions for accessing the virtual Annual Meeting. You must pre-register to attend the Annual Meeting no later than 7:30 a.m. Pacific Time on Tuesday, May 2, 2023.

Beneficial Owners: If your shares of our Class A Common Stock are held in an account at a brokerage firm, a bank or other similar organization or by another holder of record, as of the Record Date, you may register to attend the Annual Meeting by visiting www.cesonlineservices.com/al23_vm and following the instructions or emailing ALRegister@Proxy-Agent.com and attaching the evidence that you beneficially owned shares of our Class A Common Stock as of the Record Date, which evidence may consist of a copy of the voting instruction form provided by your broker, bank, financial institution or other nominee or intermediary, an account statement, or a letter or legal proxy from such custodian. After registering, and upon verification of your ownership, you will receive a confirmation email prior to the Annual Meeting with instructions for accessing the virtual Annual Meeting. You must pre-register to attend the Annual Meeting no later than 7:30 a.m. Pacific Time on Tuesday, May 2, 2023.

If you have any questions or require any assistance with pre-registering, please contact the Company’s proxy solicitor: D.F. King & Co, Inc., toll free at (800) 549-6864 for assistance.

2023 Proxy Statement   |  Air Lease Corporation  |  95

You may log in 30 minutes before the start of the Annual Meeting. Stockholders are encouraged to log into the online webcast prior to the start of the Annual Meeting to provide time to test their internet-connected device’s connectivity and audio system and to download the required software, if needed.

The confirmation and reminder emails that are sent to those that pre-register contain a “System Test” link and an “FAQ” link with support information if technical support is needed.

How do I ask questions at the Annual Meeting?

Stockholders or their proxy holders that have accessed the Annual Meeting may submit questions during the Annual Meeting that are pertinent to the Company and the items being brought before a vote at the Annual Meeting, as time permits and in accordance with our Rules of Procedure for the Annual Meeting which will be posted on the virtual meeting website during the Annual Meeting. If you wish to submit a question, you may do so when you are logged into the virtual meeting website by typing your question in the designated spot on the website and clicking “Send”.

How do I cast my vote?

Stockholders of Record: Stockholders of record may vote (i) by filling out and signing the proxy card that was included with this Proxy Statement and returning it in the envelope provided, (ii) by calling the toll-free number found on the proxy card, or (iii) online at the internet voting website provided on the proxy card by 11:59 p.m. Pacific Time on May 2, 2023. Stockholders of record may also vote online during the Annual Meeting as described below.

Whether or not you plan to attend the Annual Meeting, we urge you to promptly submit a proxy using any of the methods described above. If you later decide to attend the Annual Meeting via the online webcast and vote, that vote will automatically revoke any previously submitted proxy.

Beneficial Owner of Shares: If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. If you received printed copies of the proxy materials by mail, you may also vote by filling out the voting instruction form and returning it in the envelope provided. The availability of online or phone voting may depend on the voting process of the organization that holds your shares. Beneficial owners who want to attend and also vote at the Annual Meeting will need to obtain a legal proxy from the organization that holds their shares giving them the right to vote their shares at the Annual Meeting and by presenting it with their online ballot before the closing of the polls.

We urge you to promptly give voting instructions to your custodian by using the instruction card provided to you by your custodian. Please note that if you intend to vote your shares held in street name by electronic ballot at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting as described below.

How do I vote in the Annual Meeting webcast?

If you plan to attend the Annual Meeting via the online webcast and wish to vote, you will have access to an electronic ballot on the Annual Meeting virtual webcast site.

Stockholder of Record: If you were a stockholder of record as of the Record Date and have successfully pre-registered to attend the Annual Meeting, then you may vote at the Annual Meeting by clicking on the “Stockholder Ballot” link on the virtual meeting website, completing the electronic ballot and clicking “Sign and Submit” to send your completed ballot directly to the Inspector of Election before the polls are closed at the Annual Meeting.

Beneficial Owner of Shares: If you were a beneficial owner of shares held in street name as of the Record Date and intend to vote at the Annual Meeting, you must request a legal proxy from your broker, bank, or

96  |  Air Lease Corporation  |  2023 Proxy Statement

other nominee, and save it as a PDF, or image file format, in order to upload a copy with your electronic ballot during the Annual Meeting. If you do not request a legal proxy prior to the Annual Meeting, or your broker, bank or nominee fails to provide you with a legal proxy, then you will not be able to vote or change your previously submitted vote at the Annual Meeting. Obtaining a legal proxy may take several days, or longer, and stockholders are advised to request a legal proxy as far in advance as possible. The voting instruction form you may have received in connection with the Annual Meeting is not a legal proxy. If you request a legal proxy from your broker, bank or other nominee, the issuance of the legal proxy will revoke any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank or nominee to vote on your behalf. As a result, you will only be able to vote by electronic ballot at the Annual Meeting.

Beneficial owners of shares as of the Record Date who have successfully pre-registered to attend the virtual Annual Meeting and obtained a legal proxy from their broker, bank, or other nominee may vote at the Annual Meeting by clicking on the “Stockholder Ballot” link on the virtual meeting website, completing the electronic ballot, uploading your legal proxy or other evidence of authority to vote, and clicking “Sign and Submit” to have your completed ballot sent directly to the Inspector of Election before the polls are closed at the Annual Meeting.

Questions on how to vote: If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor D.F. King & Co, Inc., toll free at (800) 549-6864 for assistance.

How can I revoke or change my vote?

Your proxy is revocable. The procedure you must follow to revote your proxy depends on how you hold your shares.

Stockholders of Record: Stockholders of record can revoke and change a prior proxy vote by submitting a later-dated proxy online, by phone or by mail, or by voting during the Annual Meeting as described above. Stockholders of record may also send a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement so that it arrives no later than the close of business on May 2, 2023. Only your latest proxy card or voting instruction form received in accordance with the requirements above will be counted. Your attendance at the Annual Meeting will not by itself revoke your proxy.

Beneficial Owners: Beneficial owners will need to contact the organization that holds your shares to obtain instructions on how to change your vote. As noted above, if you request a legal proxy from your broker, bank or other nominee, the issuance of the legal proxy will revoke any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank or nominee to vote on your behalf. As a result, you will only be able to vote by electronic ballot at the Annual Meeting as described above.

Who are the proxies?

The named proxies for the Annual Meeting are Carol H. Forsyte, John L. Plueger and Steven F. Udvar-Házy and they will follow all properly submitted voting instructions.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and do not direct on a properly submitted proxy how your shares are to be voted on any item of business, the proxies named above will vote your shares on those items of business as the Board of Directors recommends and will vote in their judgment on any other matters properly presented at the Annual Meeting. We do not currently know of any other business that may come before the Annual Meeting. If you are a beneficial owner of shares held in street name and do not

2023 Proxy Statement   |  Air Lease Corporation  |  97

provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote your shares in their discretion on “routine” matters under applicable rules of the NYSE, but cannot vote your shares on “non-routine” matters. Proposal 2 (ratification of appointment of KPMG as our independent registered public accounting firm) is considered a “routine” matter. All other proposals to be voted on at the Annual Meeting are considered “non-routine.” Accordingly, if you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 2 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. See below under “What is a broker non-vote?” for additional information.

What is a broker non-vote?

A broker non-vote occurs when an organization that holds the shares of a beneficial owner does not receive voting instructions from the beneficial owner on how to vote the shares on a non-routine matter at the Annual Meeting and the organization does not have discretionary authority under applicable rules to vote on such proposals. At the Annual Meeting, Proposal 2 (ratification of appointment of KPMG as our independent registered public accounting firm) is considered “routine” under applicable rules of the NYSE, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered “non-routine.” Accordingly, if your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and your shares will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other proposals at the Annual Meeting.

What vote is required to approve each proposal?

Proposal No. 1 — Election of Directors.    Each director nominee will be elected to the Board of Directors at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election, meaning the votes cast “FOR” such nominee must exceed the votes cast “AGAINST” such nominee at the Annual Meeting pursuant to the Company’s bylaws. Abstentions and broker non-votes will have no effect on the outcome of the director election because they are not treated as votes cast.

Proposal No. 2 — Ratification of Appointment of KPMG as our Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote “AGAINST” the proposal.

Proposal No. 3 — Approval of the Air Lease Corporation 2023 Equity Incentive Plan.    The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting will be required to approve the Air Lease Corporation 2023 Equity Incentive Plan. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Proposal No. 4 — Advisory Vote to Approve Named Executive Officer Compensation.    With regard to the stockholder advisory vote on executive compensation, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting will be required for the advisory approval. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

Are there any dissenters’ rights available?

There are no rights of appraisal or other rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

98  |  Air Lease Corporation  |  2023 Proxy Statement

Who is paying the costs of soliciting proxies?

The Company is paying the costs of soliciting proxies for the Annual Meeting. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally or in writing or by telephone for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians and nominees for their reasonable expenses in providing these materials to their beneficial holders. We have retained the services of D.F. King & Co., Inc., a professional advisory firm, to assist us in proxy solicitation. We will pay D.F. King & Co., Inc. $12,500 plus reimbursement of reasonable out-of-pocket expenses.

Who will serve as the inspector of the election?

We have engaged representatives of First Coast Results, Inc. to count the votes and act as an independent inspector of the election. In the event that representatives of First Coast Results, Inc. are unable to act as independent inspector of the election, our Corporate Secretary will act in such role.

2023 Proxy Statement   |  Air Lease Corporation  |  99

Ownership of Air Lease Corporation Class A Common Stock

The following table sets forth information as of March 6, 2023, except as noted below, regarding the beneficial ownership of our Class A Common Stock by:

•	each person known by us to beneficially own more than five percent of our Class A Common Stock;

•	each of our named executive officers;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

In computing the percentage ownership of a person, shares of our Class A Common Stock subject to RSUs held by that person which will vest within 60 days of March 6, 2023, are deemed to be outstanding. The shares subject to RSUs are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in the following table are based on a total of 111,015,418 shares of our Class A Common Stock outstanding as of March 6, 2023. The address of each person named in the table below, unless otherwise indicated, is c/o Air Lease Corporation, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067. Fractional shares have been rounded to the nearest whole share.

	Class A Common Stock
Name of beneficial owner	Number of shares beneficially owned	%
Greater than 5% Stockholders
The Vanguard Group (1)	9,937,750	8.96%
Dimensional Fund Advisors LP (2)	6,652,299	6.00%
BlackRock, Inc. (3)	6,111,953	5.50%
Steven F. Udvar-Házy (4)	5,698,276	5.13%
Named Executive Officers, Directors and Nominees
John L. Plueger (5)	784,195	*
Steven F. Udvar-Házy (4)	5,698,276	5.13%
Grant A. Levy (6)	145,173	*
Kishore Korde (7)	107,602	*
Gregory B. Willis	55,737	*
Jie Chen (8)	309,787	*
Matthew J. Hart (9)	51,527	*
Yvette Hollingsworth Clark (9)	13,795	*
Cheryl Gordon Krongard (10)	49,109	*
Marshall O. Larsen (11)	42,107	*
Susan McCaw (12)	21,428	*
Robert A. Milton (9)	41,540	*
Ian M. Saines (11)	44,369	*
All executive officers, directors and nominees, as a group (15 persons) (13)	7,916,603	6.85%

100  |  Air Lease Corporation  |  2023 Proxy Statement

(1)

Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 9, 2023. The Vanguard Group, as the parent holding company, is the beneficial owner of 9,937,750 shares of Class A Common Stock with shared voting power over 79,316 shares, sole dispositive power over 9,753,767 shares and shared dispositive power over 183,983 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing Schedule 13G/A reported information as of December 31, 2022.

(2)

Based solely on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 10, 2023. Dimensional Fund Advisors LP is the beneficial owner of 6,652,299 shares of Class A Common Stock with sole voting power over 6,535,619 shares and sole dispositive power over 6,652,299 shares, The address of Dimensional Fund Advisors L.P. is 6300 Bee Cave Road, Building One, Austin, TX 78746. The foregoing Schedule 13G/A reported information as of December 31, 2022.

(3)

Based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. on February 3, 2023. BlackRock, Inc., as the parent holding company, is the beneficial owner of 6,111,953 shares of Class A Common Stock with sole voting power over 5,363,166 shares and sole dispositive power over 6,111,953 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The foregoing Schedule 13G reported information as of December 31, 2022.

(4)

Consists of 1,198,173 shares of Class A Common Stock held directly by Mr. Udvar-Házy; 329,350 shares of Class A Common Stock held directly by Air Intercontinental, Inc.; 102,000 shares of Class A Common Stock held directly by Ocean Equities, Inc.; 36,000 shares of Class A Common Stock held directly by Emerald Financial LLC; 2,705,000 and 1,205,558 shares of Class A Common Stock held directly by two trusts, respectively, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 9,400 shares of Class A Common Stock held by Mr. Udvar-Házy as custodian for his grandchildren and 112,795 shares of Class A Common Stock held directly in the aggregate by Mr. Udvar-Házy’s wife and children. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Air Intercontinental, Inc., of which he is the sole stockholder and one of three directors. The remaining directors, his wife and one of his sons disclaim beneficial ownership of the shares held by Air Intercontinental, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Ocean Equities, Inc. A trust of which Mr. Udvar-Házy is the trustee is the sole stockholder of Ocean Equities, Inc., and Mr. Udvar-Házy is one of the three directors. The remaining directors, his wife and one of his sons, disclaim beneficial ownership of the shares held by Ocean Equities, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares of Class A Common Stock held by Emerald Financial LLC. Mr. Udvar-Házy is one of three managers of Emerald Financial LLC, together with his wife and one of his daughters. His wife disclaims beneficial ownership of the shares held by Emerald Financial LLC, except to the extent of her pecuniary interests therein. Mr. Udvar-Házy disclaims beneficial ownership of the shares held directly by his wife and children, except to the extent of his pecuniary interest therein.

(5)

Consists of 783,195 shares of Class A Common Stock held by Mr. Plueger over which Mr. Plueger shares voting and investment power and 1,000 shares of Class A Common Stock held in the aggregate by Mr. Plueger’s children. Mr. Plueger disclaims beneficial ownership of the shares held directly by his children, except to the extent of his pecuniary interest therein.

(6)

Consists of 137,973 shares of Class A Common Stock held by Mr. Levy over which Mr. Levy shares voting and investment power and 7,200 shares of Class A Common Stock held in the aggregate by two of Mr. Levy’s children. Mr. Levy disclaims beneficial ownership of the shares held by such children, except to the extent of his pecuniary interest therein.

2023 Proxy Statement   |  Air Lease Corporation  |  101

(7)	Consists of 107,602 shares of Class A Common Stock held by Mr. Korde over which Mr. Korde shares voting and investment power.

(8)

Mr. Chen served as the Company’s Executive Vice President and Managing Director, Asia, until June 30, 2022. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Chen with the SEC prior to June 30, 2022, adjusted to give effect to subsequent transactions through March 6, 2023 of which we are aware in connection with employment-related equity awards. Consists of 309,387 shares of Class A Common Stock held by Mr. Chen over which Mr. Chen shared voting and investment power and 400 shares of Class A Common Stock held by Mr. Chen for his child as custodian under the Uniform Gift to Minors Act.

(9)	Includes 3,159 shares of Class A Common Stock underlying unvested RSUs held by the director that vest within 60 days of March 6, 2023.

(10)

Includes (i) 18,303 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of March 6, 2023 if the director’s service terminates during that time, and (ii) 3,159 shares of Class A Common Stock underlying unvested RSUs held by the director that vest within 60 days of March 6, 2023.

(11)

Includes (i) 26,011 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of March 6, 2023 if the director’s service terminates during that time, and (ii) 3,159 shares of Class A Common Stock underlying unvested RSUs held by the director that vest within 60 days of March 6, 2023.

(12)

Includes (i) 8,464 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of March 6, 2023 if the director’s service terminates during that time, (ii) 470 shares acquired through the reinvestment of dividends on outstanding shares of Class A Common Stock, and (iii) 3,159 shares of Class A Common Stock underlying unvested RSUs held by the director that vest within 60 days of March 6, 2023.

(13)

Includes 100,902 shares of Class A Common Stock underlying RSUs held in the aggregate by non-employee directors which are deemed to be beneficially owned as of March 6, 2023. All directors, director nominees and current executive officers have sole voting and investment power over 6,105,724 of these shares and shared voting and investment power over 1,070,310 of these shares.

*	Represents beneficial ownership of less than 1%.

102  |  Air Lease Corporation  |  2023 Proxy Statement

Stockholder Proposals and Director Nominations for our 2024 Annual Meeting of Stockholders

Proposals for Inclusion in Proxy Materials. A stockholder seeking to have a proposal included in our proxy statement for the 2024 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Secretary at our principal executive offices by November 24, 2023, which is 120 days prior to the one-year anniversary of the date this proxy statement was first mailed or made available to stockholders. However, if the date of the 2024 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before we begin to print and send our proxy materials for the 2024 annual meeting of stockholders.

Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to our Board at the 2024 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our bylaws. Under our bylaws, written notice of nominations for directors and any other business proposed by a stockholder must be received by the Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting (so long as the 2024 annual meeting is held no more than 30 days before and no more than 70 days after such anniversary). Accordingly, notice of any such nominations or other business meeting all of the requirements set forth in our bylaws must be received by the Secretary between January 4, 2024 and February 3, 2024. If we change the date of the 2024 annual meeting of stockholders to a date that is more than 30 days before or more than 70 days after the anniversary of this year’s Annual Meeting, your written notice must be received not more than 120 days prior to the date of the 2024 annual meeting nor less than the later of (i) 90 days prior to the date of the 2024 annual meeting or (ii) the 10th calendar day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made.

In addition to satisfying the foregoing requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than Company-sponsored nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than the dates specified above.

The Chairman of the Annual Meeting reserves the right to reject, exclude, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the above requirements, including conditions established by the SEC.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering in a single envelope all of the Notices or a single copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Brokers with accountholders who are the Company’s stockholders may be “householding” our proxy materials. As a result, all of the Notices or a single copy of the proxy statement and annual report may be delivered to multiple stockholders sharing an address unless contrary instructions have been received

2023 Proxy Statement   |  Air Lease Corporation  |  103

from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or copy of the proxy statement and annual report, please notify your broker or notify us by writing to our principal executive offices at 2000 Avenue of the Stars, Suite 1000N Los Angeles, CA 90067, Attn: Corporate Secretary or by telephone at 1-310-553-0555. Stockholders who currently receive multiple copies of the Notices or copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

104  |  Air Lease Corporation  |  2023 Proxy Statement

Appendix A—Definitions and Reconciliations of Non-GAAP Financial Measures

Adjusted Net Income Before Taxes and Adjusted Diluted Earnings Per Share Before Income Taxes

Adjusted net income before income taxes (defined as net income/(loss) attributable to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, such as write-offs of our Russian fleet, that are not expected to continue in the future and certain other items) and adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income/(loss) attributable to common stockholders, earnings/(loss) per share, diluted earnings/(loss) per share, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our Board of Directors use adjusted net income before income taxes and adjusted diluted earnings per share before income taxes to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes and adjusted diluted earnings per share before income taxes may differ from the adjusted net income before income taxes and adjusted diluted earnings per share before income taxes, or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of net (loss)/income attributable to common stockholders to adjusted net income before income taxes (in thousands):

Year Ended December 31, 2022
(unaudited)

Net (loss)/income attributable to common stockholders	$(138,724)

Amortization of debt discounts and issuance costs	53,254

Write-off of Russian fleet, net of recoveries	771,476

Stock-based compensation expense	15,603

Income tax (benefit)/expense	(41,741)

Adjusted net income before income taxes	$659,868

2023 Proxy Statement   |  Air Lease Corporation  |  A-1

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

Year Ended December 31, 2022
(unaudited)

Reconciliation of the numerator for adjusted diluted earnings per share (net (loss)/income attributable to common stockholders to adjusted net income before income taxes):

Net (loss)/income attributable to common stockholders	$(138,724)

Amortization of debt discounts and issuance costs	53,254

Write-off of Russian fleet, net of recoveries	771,476

Stock-based compensation expense	15,603

Income tax (benefit)/expense	(41,741)

Adjusted net income before income taxes	$659,868

Denominator for adjusted diluted earnings per share:

Weighted-average diluted common shares outstanding	111,626,508

Potentially dilutive securities, whose effect would have been anti-dilutive	361,186

Adjusted weighted-average diluted common shares outstanding	111,987,694

Adjusted diluted earnings per share before income taxes (a)	$5.89

(a)	Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by adjusted weighted-average diluted common shares outstanding.

A-2  |  Air Lease Corporation  |  2023 Proxy Statement

Appendix B—Air Lease Corporation 2023 Equity Incentive Plan

1.	PURPOSE OF PLAN

The purpose of this Air Lease Corporation 2023 Equity Incentive Plan (this “Plan”) of Air Lease Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Corporation’s stockholders.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1

The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its authority under this Plan. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

2023 Proxy Statement   |  Air Lease Corporation  |  B-1

3.2

Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

(b)

grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting requirements, determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, establish the events (if any) on which exercisability or vesting may accelerate (which may include, without limitation, retirement and other specified terminations of employment or services, or other circumstances), and establish the events (if any) of termination, expiration or reversion of such awards;

(c)	approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)

construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)

accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a retirement or other termination of employment or services, or other circumstances) subject to any required consent under Section 8.6.5;

(g)

adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to approve the award (unless otherwise

B-2  |  Air Lease Corporation  |  2023 Proxy Statement

designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);

(i)

determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3

Prohibition on Repricing. Notwithstanding anything to the contrary in Section 3.2 and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.4

Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.5

Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.6	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

2023 Proxy Statement   |  Air Lease Corporation  |  B-3

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1

Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2

Aggregate Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)	100,000 shares of Common Stock, plus

(2)

the number of shares of Common Stock available for additional award grant purposes under the Corporation’s 2014 Equity Incentive Plan (the “2014 Plan”) as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) and determined immediately prior to the termination of the authority to grant new awards under the 2014 Plan as of the Stockholder Approval Date, plus

(3)

the number of any shares subject to stock options granted under the 2014 Plan or the Corporation’s 2010 Equity Incentive Plan (the “2010 Plan”) and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised (which, for purposes of clarity, shall become available for award grants under this Plan on a one-for-one basis), plus

(4)

the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2014 Plan or the 2010 Plan that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested.

provided that in no event shall the Share Limit exceed a total number of shares equal to the 100,000 shares set forth in clause (1) above, plus the number of shares available under the 2014 Plan for additional award grant purposes as of the Effective Date (as such term is defined in Section 8.6.1), plus the aggregate number of shares subject to awards previously granted and outstanding under the 2014 Plan as of the Effective Date).

4.3	Additional Share Limits. The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 1 million shares.

(b)

Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.3(b). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director shall not exceed the number of shares that produce a grant date fair value for the award that, when combined with (i) the

B-4  |  Air Lease Corporation  |  2023 Proxy Statement

grant date fair value of any other awards granted under this Plan during that same calendar year to that individual in his or her capacity as a non-employee director and (ii) the dollar amount of all other cash compensation payable by the Corporation to such non-employee director for his or her services in such capacity during that same calendar year (regardless of whether deferred and excluding any interest or earnings on any portion of such amount that may be deferred), is $600,000; provided that this limit is $650,000 as to (1) a non-employee director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this Section 4.3(b), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. For purposes of this Section 4.3(b), “grant date fair value” means the value of the award as of the date of grant of the award and as determined using the equity award valuation principles applied in the Corporation’s financial reporting. The limits of this Section 4.3(b) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its Subsidiaries. The limits of this Section 4.3(b) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

4.4	Share-Limit Counting Rules. The Share Limit shall be subject to the following provisions of this Section 4.4:

(a)

Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(b)

Except as provided below, to the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the number of shares underlying the stock appreciation right shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised in full at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be counted against the Share Limit with respect to such exercise.)

(c)

Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any stock option or stock appreciation right granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any stock option or stock appreciation right granted under this Plan, shall be counted against the Share Limit and shall not be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award granted under this Plan that is not a stock option or stock appreciation right (a “Full-Value Award”), as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award granted under this Plan, shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(d)	In addition, shares that are exchanged by a participant or withheld by the Corporation after the Stockholder Approval Date as full or partial payment in connection with any Full-Value

2023 Proxy Statement   |  Air Lease Corporation  |  B-5

Award granted under the 2014 Plan or the 2010 Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries after the Stockholder Approval Date to satisfy the tax withholding obligations related to any Full-Value Award granted under the 2014 Plan or the 2010 Plan, shall be available for new awards under this Plan.

(e)

To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(f)

In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, s50 shares shall be counted against the Share Limit).

(g)	The Corporation may not increase the Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

Refer to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by Sections 7 and 8.10.

4.5

No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1

Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1     Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the

B-6  |  Air Lease Corporation  |  2023 Proxy Statement

date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4.

5.1.2     Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3    Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4    Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, restricted stock units, deferred shares, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. The types of cash awards that may be granted under this Plan include the opportunity to receive a payment for the achievement of one or more goals established by the Administrator, on such terms as the Administrator may provide, as well as discretionary cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied.

2023 Proxy Statement   |  Air Lease Corporation  |  B-7

5.2

Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

5.3

Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.4

Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

(a)	services rendered by the recipient of such award;

(b)	cash, check payable to the order of the Corporation, or electronic funds transfer;

(c)	notice and third party payment in such manner as may be authorized by the Administrator;

(d)	the delivery of previously owned shares of Common Stock;

(e)	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

(f)

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.5

Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the principal securities exchange on which the Common Stock is listed or admitted to trade (the “Exchange”) for the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange on the last day preceding the date in question on which sales of Common Stock were reported on the

B-8  |  Air Lease Corporation  |  2023 Proxy Statement

Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on an established securities exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.6	Transfer Restrictions.

5.6.1    Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.6.2    Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.6.3    Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.6.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award);

(b)

the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator;

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative; or

(e)

the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

2023 Proxy Statement   |  Air Lease Corporation  |  B-9

5.7

International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing exchange.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1

General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2

Events Not Deemed Terminations of Employment. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of: (a) medical leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3

Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments.

(a)

Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation,

B-10  |  Air Lease Corporation  |  2023 Proxy Statement

or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan); (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards; (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards; and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

(b)

Without limiting the generality of Section 3.4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions - Assumption and Termination of Awards.

(a)

Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and (2) each award (including any award or portion thereof that, by its terms, does not accelerate and vest in the circumstances) shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

(b)

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

2023 Proxy Statement   |  Air Lease Corporation  |  B-11

(c)

For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

(d)

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

(e)

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

(f)	Without limiting the generality of Section 3.4, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

(g)

The Administrator may override the provisions of this Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in this Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

B-12  |  Air Lease Corporation  |  2023 Proxy Statement

8.	OTHER PROVISIONS

8.1

Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, but not limited to, state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2

No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3

No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4

Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5

Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)	The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or

2023 Proxy Statement   |  Air Lease Corporation  |  B-13

provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(b)

The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(c)

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy any applicable withholding obligation on exercise, vesting or payment.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1    Effective Date. This Plan is effective on the date of the Corporation’s 2023 annual meeting of stockholders, subject, however, to the approval of the Corporation’s stockholders on or before the first anniversary of the date of such annual meeting (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2    Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3    Stockholder Approval. To the extent then required by applicable law, the requirements of any applicable listing exchange, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4    Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no-repricing provision of Section 3.3.

B-14  |  Air Lease Corporation  |  2023 Proxy Statement

8.6.5    Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7

Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Severability.

8.8.1    Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2    Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9

Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10

Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the common stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11

Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

2023 Proxy Statement   |  Air Lease Corporation  |  B-15

8.12

No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.

8.13

Other Corporation Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

8.14

Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

B-16  |  Air Lease Corporation  |  2023 Proxy Statement

VOTE BY INTERNET Before the Meeting—Go to www.fcrvote.com/airlease Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 2, 2023. During the Meeting - Go to www.cesonlineservices.com/al23_vm AIR LEASE CORPORATION Pre-register by 7:30 a.m. (PDT) on May 2, 2023 and follow the instructions in your registration email. 2000 AVENUE OF THE STARS SUITE 1000N VOTE BY PHONE—1-866-402-3905 LOS ANGELES, CA 90067 This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-402-3905, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 2, 2023. VOTE BY MAIL Simply sign and date your proxy card and return it in the enclosed postage-paid envelope to First Coast Results Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911. If you are voting by telephone or the Internet, please do not mail your proxy card. THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY AIR LEASE CORPORATION ARE AVAILABLE FREE OF CHARGE ONLINE AT HTTP://WWW.AIRLEASECORP.COM Control Number TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AIR LEASE CORPORATION The Board of Directors recommends you vote “FOR” all Nominees, and “For” Proposals 2, 3 and 4. 1. Elect nine Directors, each to serve for a one-year term. For For Against Abstain Against Abstain Nominees: 2. Ratify the appointment of KPMG ☐ LLP as our independent registered ☐☐ 1a. Matthew J. Hart ☐☐☐ public accounting firm for 2023. 1b. Yvette H. Clark ☐☐☐ 3. Approve the Air Lease Corporation ☐☐☐ 1c. Cheryl Gordon Krongard ☐☐☐ 2023 Equity Incentive Plan. 4. Advisory vote to approve named☐☐☐ 1d. Marshall O. Larsen ☐☐☐ executive officer compensation. 1e. Susan McCaw☐☐☐ 1f. Robert A. Milton☐☐ 1g. John L. Plueger☐☐☐ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, 1h. Ian M. Saines ☐☐☐ administrator, or other fiduciary, please give full title as such. Joint owners should each sign 1i. Steven F. Udvar-Házy☐☐☐ personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 3, 2023: The Notice and Proxy Statement and Annual Report are available online at http://www.airleasecorp.com AIR LEASE CORPORATION PROXY FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 3, 2023 7:30 a.m., Pacific Daylight Time To Be Held Virtually at www.cesonlineservices.com/al23_vm THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS Receipt of the proxy materials for the 2023 Annual Meeting of Stockholders of Air Lease Corporation (the “Company”) is hereby acknowledged. The undersigned hereby appoints Carol H. Forsyte, John L. Plueger and Steven F. Udvar-Házy, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of Class A Common Stock of the Company held of record by the undersigned at the close of business on March 6, 2023 at the 2023 Annual Meeting of Stockholders of the Company and at any postponement or adjournment thereof. THIS PROXY WILL BE VOTED AS INSTRUCTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO INSTRUCTION IS MADE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR LISTED ON THE REVERSE SIDE, “FOR” PROPOSALS 2, 3 AND 4, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M., EASTERN DAYLIGHT TIME, ON MAY 2, 2023. Continued and to be signed on reverse side